                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                          IBP, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

                          IBP, INC.
-----------------------------------------------------------------------
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock, par value $0.05 per share ("Common Stock"),
                of IBP, inc. ("IBP")
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                105,610,334 shares of Common Stock and options to purchase
                3,573,588 shares of Common Stock
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                $22.25 per share in cash-out merger plus the difference
                between $22.25 and the exercise price per share of each
                option
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $2,374,594,896
                ----------------------------------------------------------
           (5)  Total fee paid:
                $474,919
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                   IBP, INC.
                             800 STEVENS PORT DRIVE
                        DAKOTA DUNES, SOUTH DAKOTA 57049

                                                                          , 2000

Dear IBP Shareholder:

You are cordially invited to attend a special meeting of the shareholders of
IBP, inc. to be held on             , 2000, at      a.m., local time, at IBP
World Headquarters, 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049. At this meeting, you will be asked to consider and vote on the merger of IBP with Rawhide Acquisition Corporation, a wholly-owned subsidiary of Rawhide Holdings Corporation, a company controlled by DLJ Merchant Banking Partners III, L.P. and its affiliates and certain other persons.

If the merger is completed, you will receive $22.25 in cash for each share of IBP common stock you own. IBP, the surviving company in the merger, will become a privately held company and its common stock will no longer be publicly traded. After the merger, IBP will be owned indirectly by DLJ Merchant Banking Partners III, L.P. and its affiliates, Archer-Daniels-Midland Company, Booth Creek Partners Limited III, LLLP and Jeffrey J. Joyce, as well as Richard L. Bond and I and certain other members of IBP management. Mr. Bond and I will continue as IBP board members and executive officers.

The attached notice of meeting and proxy statement describe the merger and the merger agreement. We urge you to read these materials carefully.

A special committee composed entirely of directors with no financial interest in the buyout group and formed by IBP's board of directors in connection with the merger, negotiated the $22.25 per share price and other terms of the transaction with Rawhide Holdings. The special committee unanimously approved the merger agreement and recommended that the entire board of directors approve it and submit it to IBP shareholders for approval.

IBP's board of directors and special committee believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of IBP shareholders and recommend that the IBP shareholders vote "FOR" the approval of the merger proposal. Board members Richard L. Bond, Eugene D. Leman and myself each abstained from voting on this matter because of our proposed financial interest in the buyout group, and John
S. Chalsty abstained due to his relationship with DLJ Merchant Banking Partners III, L.P.

The merger is an important decision for IBP and its shareholders. Whether or not you plan to attend the special meeting, I urge you to vote by telephone, via the Internet or by completing, dating, signing and promptly returning the enclosed proxy card to ensure that your shares will be voted at the meeting.

Sincerely,
Robert L. Peterson
Chairman and Chief Executive Officer
--------------------------------------------------------------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
--------------------------------------------------------------------------------

    THIS PROXY STATEMENT IS BEING MAILED TO IBP SHAREHOLDERS BEGINNING ON OR
ABOUT             , 2000.

                                   IBP, INC.
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                           , 2000

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of IBP has been called by the board of directors of IBP. The details of the meeting are as follows:

PLACE:    IBP World Headquarters
         800 Stevens Port Drive
         Dakota Dunes, South Dakota 57049

DATE:                , 2000

TIME:      a.m., local time

The purposes of the special meeting are:

    1. To consider and to vote on the adoption and approval of an Agreement and Plan of Merger dated as of October 1, 2000 among IBP, inc., Rawhide Holdings Corporation and Rawhide Acquisition Corporation, a wholly-owned subsidiary of Rawhide Holdings. Rawhide Holdings is controlled by DLJ Merchant Banking Partners III, L.P. and its affiliates and certain other persons.

    2. To transact such other business as may properly come before the special meeting.

    IBP's board of directors has fixed             , 2000 as the record date for
the special meeting. Only stockholders of record at the close of business on , 2000 may vote at the special meeting.

    IBP's board of directors and special committee believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of IBP shareholders and recommend that the IBP shareholders vote "FOR" the approval of the merger proposal. Board members Robert L. Peterson, Richard L. Bond and Eugene D. Leman each abstained from voting on this matter because of their proposed financial interest in the buyout group, and John S. Chalsty abstained due to his relationship with DLJ Merchant Banking Partners III, L.P.

    We urge you to read the attached proxy statement. If you are a stockholder of record you should receive a proxy card with the attached proxy statement. Whether or not you plan to attend the special meeting, you can be sure your shares are represented at the special meeting by promptly submitting your proxy by telephone or by Internet or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Prior to being voted, your proxy may be withdrawn in the manner described in the attached proxy statement.

       By order of the Board of Directors
       Sheila B. Hagen
       Secretary

          , 2000

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................      1
    The Companies...........................................      1
    Transactions Immediately Prior to the Merger............      1
    The Merger..............................................      2
    Vote Required...........................................      2
    Consequences of the Merger..............................      2
    Recommendations of IBP's Board of Directors and the
     Special Committee......................................      2
    Reasons for the Merger..................................      3
    Voting Agreement........................................      3
    Dissenters' Rights......................................      3
    Fairness Opinion of J.P. Morgan Securities Inc..........      3
    Interests of Certain Persons in the Merger..............      3
    Conditions to the Merger................................      4
    Termination of the Merger Agreement.....................      4
    Termination Fees........................................      4
    Financing; Source of Funds..............................      4
    Material Federal Income Tax Consequences................      5
    Shareholder Lawsuits Challenging the Merger.............      5
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      6
QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING...      8
WHO CAN HELP ANSWER YOUR QUESTIONS..........................      9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................     10
INFORMATION CONCERNING THE SPECIAL MEETING..................     11
    Date, Time and Place....................................     11
    Purpose.................................................     11
    Record Date and Quorum Requirement......................     11
    Voting Procedures.......................................     11
    Vote Required...........................................     12
    Voting Agreement........................................     13
    Voting on Other Matters.................................     13
    Proxy Solicitation......................................     13
SPECIAL FACTORS.............................................     14
    Background of the Merger................................     14
    Recommendation of the Special Committee and Board of
     Directors; Purpose and
      Reasons for the Merger................................     26
    Benefits and Detriments of the Merger to IBP and IBP's
     Shareholders...........................................     32
    Opinion of the Financial Advisor for the Special
     Committee..............................................     33
    Purpose of Rawhide Holdings and DLJMB; Reasons for and
     Structure of the Merger................................     39
    Position of Rawhide Holdings and DLJMB..................     40
    Interests of Certain Persons in the Merger; Certain IBP
     Benefit Plans; and
      Continued Ownership of IBP After the Merger...........     41
    Transactions Immediately Prior to the Merger............     45
    Consequences of the Merger..............................     46
    Plans for IBP After the Merger..........................     46
    Conduct of the Business of IBP if the Merger Is Not
     Completed..............................................     47
    Material Federal Income Tax Consequences................     47
    Financing; Source of Funds..............................     49

                                                                PAGE
                                                              --------
    Fees and Expenses.......................................     50
    Regulatory Requirements.................................     51
    Shareholder Lawsuits Challenging the Merger.............     51
CERTAIN FINANCIAL PROJECTIONS...............................     53
THE MERGER AGREEMENT........................................     56
    The Merger..............................................     56
    Time of Closing.........................................     56
    Exchange and Payment Procedures.........................     56
    Transfers of Shares.....................................     56
    Treatment of Stock Options..............................     56
    Representations and Warranties..........................     57
    Covenants of IBP........................................     58
    Covenants of Rawhide Holdings...........................     59
    Additional Agreements...................................     60
    Conditions..............................................     60
    Termination of the Merger Agreement.....................     61
    Termination Fees........................................     62
    Expenses................................................     62
    Amendments; Waivers.....................................     62
THE VOTING AGREEMENT........................................     63
    Scope of Agreement......................................     63
    Transfer of Shares......................................     63
    Voting; Proxy...........................................     63
    No Solicitation; No Exercise of Dissenters' Rights......     63
    Termination.............................................     63
APPRAISAL OR DISSENTER'S RIGHTS.............................     64
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............     67
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION..........     68
COMMON STOCK PURCHASE INFORMATION...........................     69
CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF IBP.............     73
MANAGEMENT OF IBP FOLLOWING THE MERGER......................     75
    Board of Directors......................................     75
    Executive Officers......................................     75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     76
RAWHIDE ENTITIES AND DLJMB..................................     78
ARCHER-DANIELS-MIDLAND COMPANY..............................     82
BOOTH CREEK AND JEFFREY J. JOYCE............................     87
SHAREHOLDER PROPOSALS.......................................     88
INDEPENDENT ACCOUNTANTS.....................................     88
WHERE YOU CAN FIND MORE INFORMATION.........................     88
DOCUMENTS INCORPORATED BY REFERENCE.........................     89

APPENDICES

Appendix A -- Agreement and Plan of Merger..................    A-1
Appendix B -- Voting Agreement..............................    B-1
Appendix C -- Fairness Opinion of J.P. Morgan Securities
  Inc.......................................................    C-1
Appendix D -- Appraisal or Dissenters' Rights Provisions....    D-1

                               SUMMARY TERM SHEET

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION INCLUDED IN THIS PROXY STATEMENT. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO MORE FULLY UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. THE ACTUAL TERMS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

THE COMPANIES

    IBP

    IBP, inc.
    800 Stevens Port Drive
    Dakota Dunes, South Dakota 57049

    IBP, inc., a Delaware corporation incorporated on June 23, 1969, is one of the world's largest manufacturers of fresh meats and frozen and refrigerated food products, with 1999 annual sales in excess of $14.0 billion. IBP has two primary business segments: Fresh Meats, which produces boxed beef, pork, hides and other allied products; and Foodbrands, which manufactures various value added products including pepperoni, pizza toppings, appetizers, prepared meals, Mexican foods, soups, sauces, and branded and processed meats. IBP has over 60 manufacturing locations in the United States and internationally. IBP has sales offices in North America, Central America, Europe, and Asia. IBP employs approximately 50,000 people.

    RAWHIDE HOLDINGS

    Rawhide Holdings Corporation
    277 Park Avenue
    New York, New York 10172
    (212) 892-3000

    Rawhide Holdings was incorporated on September 12, 2000 for purposes of acting as a holding company of IBP after completion of the merger. It has not carried on any activities to date other than those incident to its formation and completion of the merger. All of the outstanding stock of Rawhide Holdings is owned by DLJ Merchant Banking Partners III, L.P. and its affiliates (which are collectively referred to as "DLJMB" in this proxy statement).
    RAWHIDE ACQUISITION

    Rawhide Acquisition Corporation
    277 Park Avenue
    New York, New York 10172
    (212) 892-3000

    Rawhide Acquisition was incorporated on September 1, 2000 for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation and completion of the merger. All of the outstanding capital stock of Rawhide Acquisition is owned by Rawhide Holdings.

TRANSACTIONS IMMEDIATELY PRIOR TO THE MERGER (PAGE 45)

    Immediately prior to the merger:

    - DLJMB will purchase some of the shares of IBP common stock owned by Archer-Daniels-Midland Company, or ADM, Booth Creek Partners Limited III, LLLP, or Booth Creek, and Jeffrey J. Joyce for $22.25 per share.

    - ADM, Booth Creek and Jeffrey J. Joyce will acquire shares of Rawhide Holdings common stock in exchange for their remaining shares of IBP common stock valued at $22.25 per share, and may also acquire senior discount debentures of Rawhide Holdings and warrants to acquire Rawhide Holdings common stock for cash.

    - DLJMB will purchase shares of Rawhide Holdings common stock, senior discount debentures of Rawhide Holdings and warrants to acquire Rawhide Holdings common stock. The purchase price will be payable in cash and in shares of IBP common stock valued at $22.25 per share.

    - Robert L. Peterson, Richard L. Bond and certain other members of IBP management will acquire shares of Rawhide Holdings common stock. The purchase price will be payable in cash and in shares of IBP common stock valued at $22.25 per share.

THE MERGER (PAGE 46)

    Upon effectiveness of the merger, Rawhide Acquisition will be merged with IBP, and IBP will continue as the surviving company and a wholly-owned subsidiary of Rawhide Holdings. In connection with the merger:

    - you will be entitled to receive $22.25 in cash for each of your shares of IBP common stock outstanding at the time of the merger;

    - all outstanding options will be cancelled and holders of such options will have the right to receive an amount in cash equal to $22.25 less the per share exercise price of the option;

    - shares of IBP common stock held by Rawhide Holdings will be cancelled; and

    - each share of Rawhide Acquisition common stock will be converted into one share of common stock of IBP, the surviving corporation.

VOTE REQUIRED (PAGE 12)

    Under Delaware law, approval by our shareholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

    In addition, under the terms of the merger agreement, it is a condition to IBP's obligation to consummate the merger that the merger proposal be approved by a majority of the outstanding shares voting at the special meeting other than shares owned beneficially by DLJMB, ADM, Booth Creek, Jeffrey J. Joyce, Robert
L. Peterson, Richard L. Bond or an affiliate of any of the foregoing (except as to any such affiliate shares owned in a financing or advisory capacity). This condition may be waived by IBP, provided that it gives written notice of such waiver to the stockholders at least 10 business days prior to the special meeting.

CONSEQUENCES OF THE MERGER (PAGE 46)

    As a result of the merger:

    - 100% of the shares of common stock of the surviving corporation will be owned by Rawhide Holdings;

    - approximately 61.3% of Rawhide Holdings common stock outstanding immediately after the merger will be owned by DLJMB, 24.5% by ADM, 4.4% by Booth Creek and Jeffrey J. Joyce, and 9.8% by Robert L. Peterson, Richard
      L. Bond and certain other members of IBP management;

    - you will no longer have any interest in, and will no longer be a shareholder of IBP, and therefore you will not be able to participate in IBP's future earnings and growth; and

    - IBP's common stock will no longer be traded on the New York Stock Exchange and will not be eligible for listing or trading on any exchange, and the registration of IBP's common stock under the Securities Exchange Act of 1934 will terminate.

RECOMMENDATIONS OF IBP'S BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE (PAGE 26)

    IBP's board of directors (excluding persons associated with the buyout group) and special committee believe that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of IBP shareholders and recommend that the IBP shareholders vote "FOR" the approval of the merger proposal. Board members Robert L. Peterson, Richard
L. Bond and Eugene D. Leman each abstained from voting on this matter because of their proposed financial interest in the buyout group and John S. Chalsty abstained because of his relationship with DLJMB.

REASONS FOR THE MERGER (PAGE 26)

    In reaching the conclusion to approve and recommend the proposed merger and the merger agreement, the board of directors considered, among other factors, the following:

    - A special committee composed entirely of directors with no financial interest in the buyout group determined that the proposed merger and merger agreement are fair and in the best interests of IBP shareholders.

    - The special committee unanimously recommended to the board of directors that the merger agreement and merger be approved.

    - The factors described in substantive detail on pages 27 through 31.

VOTING AGREEMENT (PAGE 63)

    ADM, Booth Creek and Jeffrey J. Joyce have entered into a voting agreement with Rawhide Holdings and Rawhide Acquisition which provides that they will vote their shares to approve the merger proposal. The voting agreement is attached as Appendix B to this proxy statement.

    In addition, all of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger proposal.

DISSENTERS' RIGHTS (PAGE 64)

    Holders of IBP common stock who do not vote in favor of the merger proposal have the right to a judicial appraisal of the fair value of their IBP common stock in connection with the merger.

FAIRNESS OPINION OF J.P. MORGAN SECURITIES, INC. (PAGE 33)

    The special committee received a written opinion from J.P. Morgan
Securities Inc. as to the fairness, from a financial point of view, of the merger consideration to the holders of IBP common stock. The full text of the written opinion of J.P. Morgan Securities Inc. dated October 1, 2000 is attached to this proxy statement as Appendix C, and you should read it carefully in its entirety. The opinion of J.P. Morgan Securities Inc. is directed to the special committee and does not constitute a recommendation to you as to how you should vote with respect to the merger proposal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 41)

    In considering the recommendations of the special committee and the board of directors, you should be aware that certain of IBP's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including:

    - the financial interest of Robert L. Peterson, Richard L. Bond and certain other members of IBP management as a result of the shares of Rawhide Holdings common stock to be received by them immediately prior to the merger in exchange for both cash and shares of IBP common stock;

    - the interest of some of IBP's employees in the option plan, phantom equity arrangement and management investment program to be established for such employees following the merger;

    - the interest of certain officers and directors in stock options and restricted shares that will vest upon completion of the merger and entitle the holders to cash payments;

    - the right of certain executive officers to severance payments under specified conditions if their employment terminates within a certain period after the merger is completed;

    - the employment agreements that Rawhide Acquisition will enter into with Robert L. Peterson and Richard L. Bond;

    - the interest of members of IBP management in a transaction bonus pool to be allocated immediately after the effective time of the merger; and

    - the obligation of Rawhide Holdings to cause IBP to continue to provide certain employee benefits, indemnification and related insurance coverage to directors and officers of IBP following the merger.

    The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters in approving the merger.

CONDITIONS TO THE MERGER (PAGE 60)

    The obligations of IBP, Rawhide Holdings and Rawhide Acquisition to complete the merger are subject to certain conditions. After approval of the merger agreement by IBP shareholders, no amendment or waiver (including of any condition of the merger) can be made that alters the consideration to be received for IBP common stock or that would adversely affect the rights of IBP shareholders, without their further approval.

TERMINATION OF THE MERGER AGREEMENT (PAGE 61)

    The merger agreement may be terminated before the merger is completed, whether before or after approval by the IBP shareholders, in certain specified events.

TERMINATION FEES (PAGE 62)

    IBP has agreed to pay Rawhide Holdings $59.0 million in cash if any of the following events occur:

    - the merger agreement is terminated by Rawhide Holdings because:

      - IBP's board of directors has withdrawn, modified or amended in a manner adverse to Rawhide Holdings its approval or recommendation of the merger;

      - IBP's board of directors has recommended or endorsed an alternative transaction; or

      - IBP has failed to call a special meeting of its shareholders to vote upon the merger proposal or has failed to include in this proxy statement the recommendation of its board of directors to approve the merger proposal; or

    - the merger agreement is terminated by IBP, because its board of directors has authorized IBP to enter into another transaction that is superior to the merger.

    In addition, IBP must pay Rawhide Holdings $59.0 million in cash if all of the following events occur:

    - the merger agreement is terminated because IBP's shareholders do not approve the merger or the merger is not completed by March 31, 2001;

    - at the time of such termination, or at the time of the special meeting, as the case may be, there is an outstanding alternative transaction proposal that is superior to the merger; and

    - within 6 months of the termination of the merger agreement, IBP enters into the alternative transaction or another transaction which is superior to the alternative transaction.

FINANCING; SOURCE OF FUNDS (PAGE 49)

    The total amount of funds required to (1) fund the payment of the merger consideration and the surrender of outstanding stock options, (2) refinance some of IBP's existing indebtedness, and (3) pay fees and expenses in connection with the merger, is estimated to be approximately $3,331.3 million.

    Rawhide Holdings and Rawhide Acquisition intend to obtain these funds from concurrent equity and debt financings, as follows:

    - approximately $1,281.3 million of Rawhide Holdings common stock, senior discount debentures of Rawhide Holdings and warrants to purchase Rawhide Holdings common stock will be purchased by DLJMB and its affiliates, ADM, Booth Creek and Jeffrey J. Joyce, as well as Robert L. Peterson, Richard
      L. Bond and
      certain other members of IBP management;

    - approximately $1,150.0 million of term loans will be provided to IBP, as the surviving company after the merger, under a $1,650.0 million senior secured credit facility, consisting of a $500.0 million five and one-half-year amortizing term loan facility, a $650.0 million seven-year amortizing term loan facility and a $500.0 million five and one-half-year revolving loan facility, each to be arranged by DLJ Capital
      Funding, Inc.; and

    - approximately $900.0 million will be raised through a public offering or private placement of senior unsecured notes and senior subordinated notes of IBP, as the surviving company, or, if it is not possible to raise such funds, through senior unsecured bridge notes and senior subordinated bridge notes to be purchased by DLJ Bridge Finance, Inc.

    In addition, certain outstanding indebtedness and existing capital leases in an aggregate principal amount of approximately $651.7 million will remain outstanding after the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 47)

    The exchange of your IBP shares for cash in the merger will be a taxable event for federal income tax purposes, and may also be a taxable transaction under state, local and foreign tax laws. For federal income tax purposes, you generally will recognize gain or loss in an amount equal to the difference between the cash you receive and your tax basis in the shares of IBP common stock you surrender in the merger. That gain or loss will be capital gain or loss if you hold the shares of IBP common stock as a capital asset. This summary does not describe the tax consequences to Rawhide Holdings or shareholders that are part of, or associated with, the buyout group.

SHAREHOLDER LAWSUITS CHALLENGING THE MERGER (PAGE 51)
    Fourteen actions have been filed in the Delaware Court of Chancery, and one in the United States District Court for the District of South Dakota, by persons alleging to be shareholders of IBP. Though the complaints are not identical, the named defendants in these actions generally include IBP, each of IBP's directors, DLJ and ADM. Seeking to represent a purported class of IBP's shareholders excluding the defendants, plaintiffs generally allege that IBP's directors, aided and abetted by the other defendants, have breached their fiduciary duties to plaintiffs and the alleged class by (1) agreeing to sell IBP at an inadequate price (2) advancing their personal interests at the expense of IBP's public shareholders and (3) erecting barriers to competing bids, including the $59 million termination fee. The complaints request preliminary and permanent injunctive relief against consummation of the merger, rescission of the merger in the event it is consummated, monetary damages and an award of attorneys' fees. We believe that the actions are without merit and intend to contest the actions vigorously.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: Rawhide Acquisition Corporation will be merged with and into IBP. IBP will continue as the surviving company and a wholly-owned subsidiary of Rawhide Holdings Corporation after the merger.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: You will be entitled to receive $22.25 in cash for each of your shares of IBP common stock outstanding at the time of the merger.

Q: WHO WILL OWN IBP AFTER THE MERGER?

A: As a result of the merger, IBP will become a privately held company and wholly-owned subsidiary of Rawhide Holdings. Rawhide Holdings will be owned by DLJ Merchant Banking Partners III, L.P. and certain affiliated funds (which are collectively referred to as "DLJMB" in this proxy statement), as well as Archer-Daniels-Midland Company, or ADM, Booth Creek Partners Limited III, LLLP, or Booth Creek, and Jeffrey J. Joyce, as well as Robert L. Peterson, Richard L. Bond and certain other members of IBP management. Messrs. Peterson and Bond will continue after the merger as IBP board members and executive officers.

Q: WHAT WILL HAPPEN TO THE MARKET FOR IBP COMMON STOCK AFTER THE MERGER?

A: At the effectiveness of the merger, trading in IBP common stock on the New York Stock Exchange will cease and IBP common stock will no longer be eligible for listing or trading on any exchange. The registration of IBP's common stock under the Securities Exchange Act of 1934 will terminate.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER
    PROPOSAL?

A: IBP's board of directors, based on the unanimous recommendation of the special committee (composed of five directors with no financial interest in the buyout group) believes that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of IBP shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER PROPOSAL (ROBERT L. PETERSON, RICHARD L. BOND AND EUGENE D. LEMAN EACH ABSTAINED BECAUSE OF THEIR PROPOSED FINANCIAL INTEREST IN THE BUYOUT GROUP, AND JOHN S. CHALSTY ABSTAINED DUE TO HIS RELATIONSHIP WITH DLJMB). To review the background and reasons for the merger in greater detail, see pages 14 through 33 of this proxy statement.

Q: WHY WAS THE SPECIAL COMMITTEE FORMED?

A: In view of the role expected to be played by members of IBP's senior management in the merger and the board's fiduciary duty (upon receiving DLJMB's indication of interest) to explore the desirability of entertaining a proposal and informing itself about other available alternatives, the board of directors formed a special committee consisting of directors with no financial interest in the buyout group. This special committee was formed for the purpose of evaluating the desirability of entertaining a proposal, determining whether to solicit other third-party indications of interest and negotiating the price and terms of any proposal. The special committee independently selected and retained legal and financial advisors to assist it in its deliberations and sought to achieve the best price and terms reasonably available for IBP's shareholders (excluding persons associated with the buyout group).

Q: WHY ARE ROBERT L. PETERSON, RICHARD L. BOND AND OTHER MEMBERS OF IBP
    MANAGEMENT RETAINING AN OWNERSHIP INTEREST IN IBP FOLLOWING THE MERGER?

A: Because Messrs. Peterson and Bond, and certain other members of IBP management, have been integral to IBP's success in the past and DLJMB believes that their involvement is integral to IBP's future success, DLJMB wants to ensure that those persons have a financial interest in IBP going forward.

Q: WHAT WILL HAPPEN TO MY DIVIDENDS?

A: Regular quarterly dividends will continue until the completion of the merger.

Q: WHAT WILL HAPPEN TO MY STOCK OPTIONS?

A: At the effective time of the merger, all outstanding options to purchase shares of IBP common stock will be cancelled. If you own options to purchase shares of IBP common stock, you will be entitled to receive at the effective time of the merger, for each share subject to an option with a per share exercise price less than $22.25, the difference between $22.25 and the per share exercise price of that option, regardless of whether the option is fully vested. The amount you will receive, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due. You will not receive anything in respect of the cancellation of any option with a per share exercise price greater than or equal to $22.25.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO ME?

A: In the merger, you will receive an immediate cash premium for your shares of IBP common stock that you may not otherwise receive in the future. The merger consideration of $22.25 per share represents a 21.5% premium over the $18.31 closing price of IBP common stock on September 29, 2000, the last trading day before the day the merger agreement was announced. In addition, you will not bear the risk of any decrease in the value of IBP and you will be able to dispose of your IBP shares without incurring any brokerage fees. You will not, however, have the opportunity to participate in IBP's future earnings and growth.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO THE SHAREHOLDERS
    OF RAWHIDE HOLDINGS AFTER THE MERGER?

A: Upon completion of the merger, IBP, as the surviving corporation, will be a wholly-owned subsidiary of Rawhide Holdings. DLJMB and the other shareholders of Rawhide Holdings after the merger will have the opportunity to participate in IBP's future earnings and growth, but they will bear the risk of any decrease in the value of IBP after the merger.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger (if it is approved by the stockholders of IBP) within several days after the special meeting.

Q: WHAT HAPPENS IF I SELL MY IBP SHARES BEFORE THE SPECIAL MEETING?

A: The record date for the special meeting is earlier than the expected date of the merger. If you transfer your IBP shares after the record date but before the merger, you will retain your right to vote at the special meeting but the right to receive the $22.25 in cash per share will pass to the person to whom you transferred your shares.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The exchange of your IBP shares for cash in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local and foreign tax laws. For more information about the tax consequences of the merger, see pages 47 through 49 of this proxy statement.

Q: WHAT DO I NEED TO DO NOW?

A: Please complete, date and sign your proxy card and then mail it in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting. You may also choose to vote by telephone by calling the toll-free number located on your proxy card, or via the Internet by visiting the website set forth in the instructions on your proxy card.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Soon after the merger is completed, we will send you written instructions explaining how to exchange your IBP share certificates for cash.

           QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING

Q: WHAT IS THE DATE, TIME AND PLACE OF THE MEETING?

A:  The special meeting of shareholders will be held on             , 2000, at
          a.m., local time, at IBP World Headquarters, 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049.

Q: WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:  Shareholders as of the close of business on             , 2000 are entitled
    to vote at the special meeting.

Q: HOW MANY SHARES NEED TO BE REPRESENTED AT THE MEETING?

A:  The holders of a majority of the outstanding shares entitled to vote at the
    special meeting (            shares) must be present in person or
    represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card, by telephone, via the Internet or in person at the special meeting, you will be considered part of the quorum.

Q: HOW DO I VOTE?

A: You can vote by telephone, via the Internet or sign and mail your proxy card. See the proxy card for specific instructions for telephone or Internet voting. You may also vote in person at the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME", WILL MY BANK, BROKER OR OTHER NOMINEE
    VOTE MY SHARES FOR ME?

A: Generally, your bank, broker or other nominee will not have the power to vote your shares. Such nominee will vote your shares ONLY if provided with instructions on how to vote. Any failure to instruct your nominee on how to vote in favor of the merger will have the effect of a vote "against" the merger proposal for purposes of determining whether the approval requirement under Delaware law has been satisfied. You should follow the directions provided by your nominee on how to instruct your nominee to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD OR VOTED BY
    TELEPHONE OR VIA THE INTERNET?

A:  Yes. You may revoke your vote at any time before the special meeting by:

    - giving written notice of your revocation to IBP's Secretary;

    - filing a revoking instrument or a duly executed proxy bearing a later date with IBP's Secretary;

    - voting again by telephone or via the Internet before the meeting; or

    - attending the special meeting and voting in person.

Q: HOW MANY VOTES ARE REQUIRED TO APPROVE THE MERGER PROPOSAL?

A: Under Delaware law, approval by our shareholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of IBP common stock entitled to vote at the special meeting.

    In addition, under the terms of the merger agreement, it is a condition to IBP's obligation to consummate the merger that the merger proposal be approved by a majority of the outstanding shares voting at the special meeting other than shares owned beneficially by DLJMB, ADM, Booth Creek, Jeffrey J. Joyce, Robert L. Peterson, Richard L. Bond or an affiliate of any of the foregoing (except as to any such affiliate shares owned in a financing or advisory capacity). This condition may be waived by IBP, provided that it gives written notice of such waiver to the stockholders at least 10 business days prior to the special meeting.

Q: WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER PROPOSAL?

A: If you oppose the merger proposal and do not vote in favor of it and the merger is completed, you may dissent and seek appraisal of the fair value of your shares under Delaware law. You must, however, comply with all of the required procedures explained on pages 64 through 66 of this proxy statement and in Appendix D to this proxy statement.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

    If you have more questions about the merger or would like additional copies of this proxy statement, you should contact IBP's Investor Relations Department at the following address:

    Investor Relations Department
    IBP, inc.
    800 Stevens Port Drive
    Dakota Dunes, South Dakota 57049
    (605) 235-2587
    Email: investor.relations@ibpinc.com

    If you have additional questions about the solicitation of your proxy, you should contact:

    Corporate Investor Communications, Inc.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This proxy statement and the documents to which we refer you and incorporate into this proxy statement by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance; our growth in revenue and earnings; our ability to integrate successfully the operations of recent acquisitions into ours; and our new product and service offerings.

    You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to continue to diversify our revenue stream; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement.

    Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time by us or our representatives, might not occur.

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE

    The special meeting will be held on             , 2000, at   a.m., local
time, at IBP World Headquarters, 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049.

PURPOSE

    At the special meeting, you will be asked to vote on a proposal to approve and adopt the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement.

RECORD DATE AND QUORUM REQUIREMENT

    We have fixed the close of business on             , 2000 as the record date
for the determination of shareholders entitled to notice of, and to vote at, the
special meeting. At the close of business on             , 2000, there were
            shares of our common stock issued and outstanding held by
approximately       holders of record.

    Each holder of record of our common stock, par value $0.05 per share, at the
close of business on             , 2000 is entitled to one vote for each share
then held on each matter submitted to a vote of shareholders.

    The holders of a majority of the outstanding shares entitled to vote at the
special meeting (            shares) must be present in person or represented by
proxy to constitute a quorum for the transaction of business. If you vote by proxy card, by telephone, via the Internet or in person at the special meeting, you will be considered part of the quorum.

VOTING PROCEDURES

    VOTING BY PROXY

    Holders of record can ensure that their shares are voted at the special meeting by submitting proxy instructions by telephone, by Internet, or by completing, signing, dating and delivering the enclosed proxy card in the envelope provided. Submitting instructions by any of these methods will not affect the right to attend the special meeting and vote. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly and have been authorized by the stockholder. Section 212(c)(2) of the Delaware General Corporation Law authorizes the use of electronic transmission, such as transmissions over the Internet, to grant a proxy.

By telephone:                    Call toll-free the number specified on your proxy card and follow the instructions. You will need to give the personal identification number contained on your proxy card.
By Internet:                     Go to the website specified on your proxy card and follow
                                 the instructions. You will need to give the personal
                                 identification number contained on your proxy card.
In writing:                      Complete, sign, date and return your proxy card in the
                                 enclosed envelope.

    If you return a signed proxy card but do not provide voting instructions, the persons named as proxies on the proxy card will vote "FOR" the approval and adoption of the merger agreement and the merger.

    REVOKING YOUR PROXY. You may revoke your proxy at any time before it is voted by:

    - giving notice, in person or in writing, to the Secretary of IBP;

    - delivering to the Secretary of IBP, at 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049, a revoking instrument or a duly executed proxy indicating a contrary vote bearing a later date;

    - voting again by telephone or via the Internet before the special meeting;
      or

    - attending the special meeting and voting in person.

    ASSISTANCE. If you need help in changing or revoking a proxy, please contact Corporate Investor Communications, Inc. at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions."

  VOTING AT THE SPECIAL MEETING

    The method by which you vote now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

  HOW SHARES ARE VOTED

    Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of IBP will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger proposal and in such manner as the persons named on the proxy card in their discretion determine upon such other business as may properly come before the special meeting.

VOTE REQUIRED

    Under Delaware law, approval by IBP's shareholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of IBP common stock entitled to vote at the special meeting.

    In addition, under the terms of the merger agreement, it is a condition to IBP's obligation to consummate the merger that the merger proposal be approved by a majority of the outstanding shares voting at the special meeting other than shares owned beneficially by DLJMB, ADM, Booth Creek, Jeffrey J. Joyce, Robert
L. Peterson, Richard L. Bond or an affiliate of any of the foregoing (except as to any such affiliate shares owned in a financing or advisory capacity). This condition may be waived by IBP, provided that it gives written notice of such waiver to the stockholders at least 10 business days prior to the special meeting.

    Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. However, such abstentions and broker "non-votes" will be disregarded in determining whether the voting requirement under the merger agreement referred to above has been satisfied and will have the same effect as a vote "against" the merger proposal for purposes of determining whether the approval requirement under Delaware law has been satisfied. A broker "non-vote" occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

    If there are insufficient votes to approve the merger proposal at the special meeting, proxies voted in favor of approval of the merger proposal and proxies as to which no voting instructions are given may be voted to adjourn the special meeting in order to solicit additional proxies in favor of approval of the merger proposal. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

VOTING AGREEMENT

    ADM, Booth Creek and Jeffrey J. Joyce have entered into a voting agreement with Rawhide Holdings and Rawhide Acquisition which provides that they will vote their shares of IBP common stock to approve the merger proposal. The voting agreement relates to 12,951,400 shares owned by ADM, 3,644,923 shares owned by Booth Creek and 643,030 shares owned by Mr. Joyce, representing in the aggregate approximately 16.4% of IBP common stock outstanding. The voting agreement is attached as Appendix B to this proxy statement and is described in more detail elsewhere in this proxy statement under the caption "The Voting Agreement."

    In addition, all of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger proposal.

VOTING ON OTHER MATTERS

    If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

PROXY SOLICITATION

    IBP will bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of special meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding such material to the beneficial owners of IBP common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, facsimile or personal conversation. We may also reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of common stock. IBP has retained a proxy solicitation firm, Corporate Investor Communications, Inc., to assist with the solicitation of proxies for a fee of $8,000.00, plus reimbursement of reasonable out-of-pocket expenses.

    PLEASE DO NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF IBP COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF IBP COMMON STOCK WILL BE AS DESCRIBED IN THIS PROXY STATEMENT. WE REFER YOU TO THE SECTIONS CAPTIONED "THE MERGER AGREEMENT--EXCHANGE AND PAYMENT PROCEDURES" AND "THE MERGER AGREEMENT-- TRANSFERS OF SHARES" CONTAINED ELSEWHERE IN THIS PROXY STATEMENT.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    In late February 1999, Larry Shipley, IBP's Chief Financial Officer, contacted Geoff Stern of IBP's long-time financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, or DLJSC, as a result of IBP's declining stock price. Over the course of their conversations, Mr. Shipley and Mr. Stern had general and preliminary discussions regarding the feasibility of a leveraged buyout transaction in which IBP would be taken private. They also reviewed a variety of other strategic alternatives intended to increase IBP's stock price, which IBP perceived as being undervalued in the public market.

    After determining a leveraged buyout might be viable, representatives from DLJSC contacted DLJMB in spring of 1999 to inquire whether DLJMB would be interested in providing financing for a potential leveraged buyout of IBP. DLJMB's immediate reaction was not enthusiastic.

    In June 1999, Ari Benacerraf of DLJMB was invited to IBP's world headquarters, where he met with Robert L. Peterson, IBP's Chairman and Chief Executive Officer, Richard L. Bond, IBP's President and Chief Operating Officer, and Mr. Shipley, to discuss the feasibility of a leveraged buyout or similar transaction. There was no definitive conclusion to, or follow up from, this meeting other than discussions between Mr. Shipley and DLJSC. In the period following the meeting, as IBP's stock price improved and as discussions regarding IBP's acquisition of Corporate Brand Foods America, Inc., or CBFA, began to intensify, no further action was taken.

    During this period of discussions among IBP, DLJSC and DLJMB, IBP held its board of directors meeting in April 1999. At the April 1999 board of directors meeting, Mr. Peterson distributed to the board members an informational booklet prepared by DLJSC which examined share buyback alternatives. Mr. Peterson commented that board members should review the booklet, and that it would be discussed in more detail at some future time.

    At the July 1999 IBP board of directors meeting, the subject of stock buybacks was discussed briefly. In light of the upward movement in the stock price at the time, interest in discussing potential actions had waned, and the board determined to examine this issue in the future if appropriate.

    In October 1999, Joseph W. Luter III, the chief executive officer of Smithfield Foods Inc., contacted Mr. Peterson to discuss the possibility of a merger between Smithfield and IBP. Mr. Peterson agreed to examine the possibility but noted that he was concerned about antitrust and political issues that might arise from such a proposed merger. Given the perceived difficulties associated with completing such a transaction from an antitrust and political perspective, and with the acquisition of CBFA under consideration, the discussions with Smithfield regarding a potential merger were not pursued.

    On January 5, 2000, Mr. Peterson spoke with a representative of ADM to discuss the recently announced proposed acquisition of CBFA by IBP and the impact of the "pooling" method of accounting with respect to such acquisition on ADM's ability to buy and sell its shares of IBP. In addition, Mr. Peterson also had a general discussion regarding IBP, including IBP's direction, the price of IBP's common stock and other matters related to IBP's business.

    On January 12, 2000 and January 18, 2000, representatives from DLJSC, noting the decrease in IBP's share price, approached IBP in their capacity as IBP's investment bankers to discuss a variety of strategic alternatives intended to increase IBP's stock price, which DLJSC perceived as being undervalued in the public market. Among the strategic alternatives DLJSC mentioned were a sale to a strategic buyer, a leveraged buyout, and a leveraged recapitalization. On February 24, 2000, representatives from DLJSC again approached IBP to discuss generally the strategy of a significant share buyback. IBP did not elect to pursue at that time any of the alternatives considered at these meetings.

    In the spring of 2000, George N. Gillett, Jr., the General Managing Partner of Booth Creek, contacted Mr. Shipley, and then Mr. Peterson, to discuss potential strategic alternatives to improve IBP's stock price. Among the alternatives discussed were acquisitions, a share buyback program and a leveraged buyout or similar transaction in which IBP would be taken private.
Mr. Gillett asked Mr. Shipley whether IBP management would be receptive if he proposed such a transaction. Mr. Shipley responded that IBP would consider any proposal if its feasibility were established. Shortly thereafter, Booth Creek completed its own internal analysis of the feasibility of each of the alternatives and contacted various investment banking firms, including DLJSC, to determine if any of them might be interested in working with Booth Creek to sponsor such transactions.

    Throughout the spring of 2000, Booth Creek requested that Mr. Peterson attend certain meetings it had arranged with a few investment banking firms to discuss various strategic alternatives. Specifically, on April 5, 2000, Mr. Peterson met with Mr. Gillett and representatives of Salomon Smith Barney, and on May 24, 2000, Mr. Peterson met with Mr. Gillett and representatives of Chase. In both such meetings, discussions focused on strategic alternatives, including a possible leveraged buyout transaction. Later in the day on May 24, 2000, Mr. Peterson had a meeting with DLJSC to discuss the results of his meeting with Chase, and the possibility of a leveraged buyout transaction was discussed.

    On June 29, 2000, representatives from DLJMB met with Messrs. Peterson, Bond and Shipley, to suggest that DLJMB pursue the possibility of sponsoring a leveraged buyout of IBP, together with certain senior members of IBP's management.

    On July 5, 2000, DLJMB signed a confidentiality agreement in which DLJMB agreed not to disclose confidential information it obtained as a result of its due diligence and negotiations with IBP. Beginning on July 5, 2000, DLJMB, together with its counsel, accountants and other representatives, began its due diligence review of IBP and its businesses.

    On July 18, 2000, the evening prior to a regularly scheduled meeting of the board of directors of IBP, DLJMB advised the board that DLJMB was considering the possibility of making a proposal to acquire IBP. DLJMB indicated that they would only proceed and determine whether to make such an offer if the board was agreeable and if management was receptive to such a proposal. DLJMB did not provide any specific proposals, and the board did not respond to DLJMB's statements.

    At the meeting of the board of directors of IBP held on July 19, 2000, the board determined that, in light of the continuing low prices for IBP's common stock and the failure of the markets to respond favorably to IBP's business initiatives, it might be in the interests of IBP shareholders for IBP to receive such a proposal, if one were made. The board unanimously decided, in view of the role expected to be played by members of IBP senior management in any such proposal, to create a special committee of independent directors to evaluate the desirability of entertaining such a proposal, and to negotiate the terms of any such proposal in order to achieve for IBP shareholders the best price and terms reasonably available to them. Wendy L. Gramm, John J. Jacobson, Jr., Martin A. Massengale, Michael L. Sanem and Jo Ann R. Smith were elected as members of the special committee, with Ms. Smith elected as its Chairperson. Shortly thereafter, the special committee retained J.P. Morgan Securities Inc. as its financial advisor because of its broad investment banking experience, and Wachtell, Lipton, Rosen & Katz as its legal advisor.

    In the latter part of July and the early part of August 2000, the special committee heard presentations from its legal advisors with respect to its legal responsibilities and from J.P. Morgan with respect to the methodologies it would use in valuing the company. The special committee, on the advice of its counsel, also requested that the board of directors adopt a comprehensive resolution clarifying that the special committee had the authority to contact third parties with respect to their interest in a business combination with IBP and to pursue a recapitalization of IBP, and that it had the full power of the board of directors as to matters within the special committee's jurisdiction, other than the authority to bind IBP with respect to a sale, other business combination or recapitalization, which actions would require action by the full board of directors. The special committee was advised at its August 8 meeting that counsel for IBP had agreed to submit this resolution to the board of directors, and on August 30 the special committee was advised that a unanimous consent of the board of directors adopting the revised resolution had been approved.

    On August 8, 2000, the special committee met and heard a presentation by Messrs. Peterson, Bond and Shipley with respect to management's projections for IBP. These projections are summarized elsewhere in this proxy statement under the caption "Certain Financial Projections". The members of the special committee questioned management about the prospects for the business, the factors that could impact future results and the need for significant capital expenditures. The members of management were then excused from the meeting. It was discussed at the meeting that DLJMB had stated that if the special committee initiated discussions with other potential buyers, DLJMB would not submit a proposal.

    J.P. Morgan made a detailed presentation of its financial analysis to the special committee. That analysis, in the updated form in which it was finally presented to the special committee on October 1 in connection with the special committee's decision to recommend the merger agreement, is summarized under "Opinion of the Financial Advisor for the Special Committee". J.P. Morgan stated that the discounted cash flow valuation, which it regarded as the most reliable measurement of the company's value, indicated a value range of $20-28 per share, based on management's revised projections. Its leveraged buyout analysis indicated value range of $18-24 per share based on those projections. Its public recapitalization analysis indicated value ranges of between $14-$18 per share, based on management's forecast of IBP results, and $15-$19 per share, based on projections prepared by equity analysts. J.P. Morgan presented an analysis of five other possible buyers of IBP, which indicated that four of them could afford to pay $25 per share without suffering any dilution in their per share earnings and without realizing any synergies.

    The special committee agreed that in view of DLJMB's position that it would not make a proposal if the special committee solicited other bids, it would be desirable to determine DLJMB's contemplated price before soliciting competing bids.

    On August 9, 2000, the special committee's legal and financial advisors, accompanied by special committee members Jacobson and Massengale, met with John Chalsty, Thompson Dean and other representatives of DLJMB, together with representatives of Davis Polk & Wardwell, DLJMB's legal counsel. Mr. Dean said that DLJMB was prepared to pay $20 per share in cash for IBP, and indicated that DLJMB would be able to quickly obtain written commitments for the financing of the transaction. Mr. Dean said that DLJMB anticipated that IBP management would have a significant equity participation in the transaction, although no agreements or understandings existed at that time with management. He indicated that he anticipated that it was highly likely that two of IBP's major shareholders would roll over a portion of their equity into equity of the buyout group, although no understandings had been reached in that regard.

    On August 10, 2000, the special committee met by conference call and heard a report on the prior day's meeting with DLJMB. The representatives of J.P. Morgan indicated that they did not regard the $20 per share price as attractive and did not know whether the firm would be able to render a fairness opinion with respect to that price. After extensive discussion, it was the consensus of the special committee that DLJMB's price was significantly below the acceptable range and that continuing discussions would not be warranted unless DLJMB was prepared to make a material improvement in its offer.

    The special committee discussed the question of whether third parties should be contacted about their interest in making a proposal to buy IBP. It was the consensus at the meeting that as outsiders were approached, the chances of a leak increased, which could disrupt the company's business. It was noted that DLJMB had not made an acceptable offer and had told the special committee it would terminate discussions if other bids were solicited. The special committee also noted that IBP's stock price had been depressed for some time, that it was public information that the company had very little in the way of takeover defenses and that industry or strategic buyers could easily conclude based on publicly available information that an acquisition of IBP at a large premium was feasible and accretive to earnings, yet, other than the October 1999 approach by Smithfield, no industry or strategic buyer had come forward. Accordingly, the special committee determined that it was reasonable to conclude that industry or strategic interest in acquiring IBP was unlikely. The special committee also noted that the depressed state of the high-yield bond market and the large amount of equity required for a leveraged buyout would make it difficult, but not impossible, for another financial buyer to acquire IBP. The special committee concluded that initiating a solicitation process before DLJMB committed to make an acceptable bid created a substantial risk of injury to the company by disrupting its operations and, if the auction process failed, leaving the company without an acceptable bid in hand. The special committee noted that if DLJMB did make an acceptable bid, the special committee could try to negotiate a contract with DLJMB providing that if someone else made a more attractive bid, the special committee could accept that bid upon the payment of a break-up fee.

    Representatives of J.P. Morgan conveyed the consensus of the special committee to DLJMB with respect to the $20 per share proposal. On August 14, 2000, representatives of DLJMB advised J.P. Morgan that they were prepared to revise their proposal so that each share of IBP common stock would be converted into the right to receive $20 in cash and $2 face amount of senior exchangeable pay-in-kind preferred stock to be issued by Rawhide Holdings. The preferred stock would be mandatorily redeemed in 2013, and would pay dividends at the rate of 12.5% until 2006 in additional shares of preferred stock and thereafter in cash. Up to 35% of the preferred stock would be redeemable at the option of Rawhide Holdings at a price of 112.5% in connection with an initial public offering, and would be redeemable at the option of the company after year 5 in full at a price of 106.25% with a premium declining ratably until the end of year 8. The preferred stock would be exchangeable at the option of Rawhide Holdings into debentures having substantially equivalent terms. Rawhide Holdings would be obligated to make an offer to purchase the preferred stock at a price of 101% upon a change of control.

    The special committee was briefed with respect to the revised proposal at a meeting by conference call on August 15, 2000. Representatives of J.P. Morgan said that their valuation analysis showed the $2 face amount of preferred stock to be worth approximately $1.25 to $1.50. Representatives of J.P. Morgan advised the special committee that they would not recommend that their firm issue a fairness opinion with respect to the revised DLJMB offer. A J.P. Morgan representative stated that he was not certain whether the offer fell within the firm's valuation parameters of IBP's fair value, but that if it did, there was no margin for error and he would not feel comfortable recommending that J.P. Morgan issue a fairness opinion. After discussion, the special committee unanimously concluded that the price should be rejected.

    On August 16, 2000, DLJMB made another proposal to representatives of J.P. Morgan under which 80% of the public shares of IBP would be purchased for $24 in cash per share and the remaining 20% of the public shares would be "rolled-over" into 30% of the common equity of the company. J.P. Morgan reported the details of this revised proposal to a meeting by conference call of the special committee on August 17. Representatives of J.P. Morgan said that on a blended basis, the value of the cash portion of the revised proposal was $19.20 per share, plus each share would be entitled to a pro rata portion of the remaining equity of the company. They said that they had not completed their analysis, but had concluded preliminarily that the total value of the revised proposal was less than $22 per share. It was agreed that J.P. Morgan would complete its analysis and report to the special committee on August 19, 2000.

    On August 18, 2000, DLJMB advised J.P. Morgan that it had further refined its proposal by increasing the price to be paid for the 80% of the public shares to $25 in cash and reducing the percentage of common equity of the company to be held by the public shareholders to 20%. J.P. Morgan presented its analysis of this proposal at a telephonic meeting of the special committee on August 19, 2000. J.P. Morgan representatives said the proposal could be viewed on a per share basis as having a value of $20 per share in cash and the residual value associated with the stub equity. J.P. Morgan representatives presented their analysis of the value of the stub equity under three different methodologies, and said that they put a value of approximately $1.50-$1.75 per share on the stub equity.

    After full discussion, the special committee determined that the newest proposal did not represent the kind of significant increase in consideration that the special committee had sought. The special committee decided that DLJMB should be told that the value proposed was not acceptable, that the special committee was concerned about the process dragging on in a manner that could become a distraction to the company, that the special committee wanted to get DLJMB's best and final offer and that there was a strong possibility that the special committee would terminate the negotiations if a significant increase was not obtained.

    On August 23, 2000, Smithfield Foods, Inc. publicly disclosed that it had acquired 6.3% of the common stock of IBP. According to press reports, as well as in documents filed with the Securities and Exchange Commission by Smithfield, Smithfield said that it did not have any interest in acquiring IBP and had purchased the shares as a passive investment. Prior to the announcement, Mr. Luter, the chief executive officer of Smithfield, contacted Mr. Peterson and advised him of the pending announcement.

    At a meeting on August 25, 2000, the special committee discussed the Smithfield announcement and the fact that Smithfield had stated that its stock purchase was for investment purposes only.

    At a meeting on August 29, 2000, the members of the special committee discussed the reasons for IBP stock's disappointing performance over recent months. Among the factors noted were the market's lack of appreciation or belief that IBP was transforming itself from a meat packing business to a diversified food business and the market's adoption of a "wait and see" attitude with respect to IBP's recent acquisitions of businesses other than meat packing. The view was expressed that these acquisitions had resulted in a higher risk profile for the company, and that the market was not yet convinced that IBP could operate these non-core businesses successfully.

    At the August 29, 2000 meeting, J.P. Morgan representatives updated their valuation analysis for the special committee. A J.P. Morgan representative stated that he could recommend that his firm issue a fairness opinion at $22.00 per share, although it would be at the lower end of his fairness range. It was noted that the stock price had moved upwards since the beginning of the month from $15.31 to $16.88. J.P. Morgan said the stock price was influenced by the announcement of the Smithfield investment, as well as some favorable analyst comments. J.P. Morgan said that as a result of the increase in price, the premium represented by a $22.00 per share bid was somewhat less than that offered in the average going-private transaction when measured against the market price in the most recent five-day trading period, although it was still in line with median premiums paid in such transactions based on a thirty-day trading average. J.P. Morgan also said that measurement of the acquisition premium was not a true valuation technique, but more of a reality check to confirm that other more reliable valuation parameters, such as discounted cash flow, were yielding sensible results.

    At the August 29, 2000 meeting, the special committee members also discussed what would be required to increase the multiple to earnings at which IBP's stock traded. J.P. Morgan advised that generally it was necessary to expand the rate of earnings growth and/or produce more stable earnings patterns. The special committee also discussed the potential negative effect on the stock price of the anticipated capital expenditures in connection with IBP's recently announced movement into the "case ready" business and implementation of its "Thomas E. Wilson" branded lines of products. It was pointed out that failures, delays or disappointments in that program could lead to a very significant decline in the stock price.

    The special committee discussed various alternatives with respect to the negotiations with DLJMB. It was agreed that J.P. Morgan should indicate to DLJMB that the special committee would be amenable to recommending a transaction that delivered value of $24 per share, and that stub equity could form part of the transaction consideration so long as certain protections for minority shareholders were in place. The special committee concluded that, whether or not stub equity was included, DLJMB should be advised that the special committee believed it was particularly important, in light of DLJMB's position that it would discontinue discussions if the special committee contacted third parties at this point, that if a merger agreement were signed the terms would allow the special committee on a liberal basis, with no material impediments, to enter into discussions, furnish information and negotiate with third parties who indicated a willingness to offer a higher value. The special committee further concluded that DLJMB should be advised that the transaction must be subject to the approval of a majority of the unaffiliated shareholders voting at a special meeting, and any voting agreement entered into by DLJMB with IBP shareholders to support the transaction should terminate if the merger agreement was terminated. The special committee agreed that it wanted further assurance that IBP management would be willing to work for a potential competing bidder, if one emerged. To the extent DLJMB included stub equity as a portion of the consideration, the special committee determined that certain structural protections should be put in place; i.e., a commitment to maintain at least two market makers for the stub equity, protection for the minority in the form of "tag along" rights, and at least three independent directors would be required on the surviving company's board, with the approval of such directors needed to effect any transaction with an interested party.

    J.P. Morgan relayed the special committee's position to DLJMB. On
September 1, counsel to DLJMB advised counsel to the special committee that DLJMB was considering the special committee's position, but had concluded that the protections sought by the special committee for the holders of the stub equity made including such a security as part of the transaction consideration an unattractive alternative to DLJMB. Following this discussion, Mr. Dean advised J.P. Morgan that DLJMB was prepared to make an offer of $22.00 per share in cash.

    On September 7, 2000, Mr. Dean advised the special committee's legal and financial advisors that DLJMB was prepared to increase its offer to $22.25 per share in cash. He said that ADM, Booth Creek and Jeffrey J. Joyce had indicated they would not be willing to participate in the buyout group if the offered price was any higher and IBP management had stated that its support for the transaction would fall away if the transaction involved any additional leverage, because it would not feel comfortable that the company could achieve its business objectives with such additional leverage. Mr. Dean indicated that DLJMB would not accept a requirement that the transaction be approved by a majority of the unaffiliated shareholders. Mr. Dean and DLJMB's counsel indicated that they believed they would be able to reach an accommodation with the special committee on the other issues that had been presented to them. The next day, DLJMB's counsel sent counsel to the special committee drafts of definitive documentation for the transaction, in which DLJMB proposed a termination fee of $100 million (approximately 4.2% of the equity value of the transaction at $22.25 per share). The special committee held a short meeting on September 8 at which it was briefed about the latest DLJMB proposal.

    The special committee met by conference call on September 11, 2000, to consider the revised DLJMB proposal. A J.P. Morgan representative stated that the $22.25 per share price represented a 28% premium to the then current market price, and a 40% premium to the stock's thirty-day trading average, which premium to the thirty-day trading average was in line with comparable transactions. There was a consensus that the break-up fee sought by DLJMB was too high. Various alternatives were discussed. It was agreed that the risk of DLJMB terminating discussions, and the potential damage to the company of a failed auction, continued to make undesirable the alternative of contacting third parties before any agreement was signed. It was the special committee's consensus that it would be preferable to structure a transaction at an acceptable price with an adequate post-signing market check mechanism. The special committee members discussed the alternative of calling off negotiations, pursuing the company's business plan as an independent public company and trying to convince the market that it should apply a higher multiple to the company's earnings. The consensus of the special committee was that there was a significant risk that this strategy would not be successful in light of the significant anticipated capital expenditures and the market's adverse reaction to the company's acquisitions and capital expenditure programs in the past.

    It was agreed that counsel to the special committee should reiterate to counsel to DLJMB the special committee's position that the transaction should be subject to the approval of a majority of the unaffiliated shareholders voting at a special meeting. It was further agreed that counsel to the special committee should state that the special committee was not satisfied with the price offered, but suggested that further negotiation on price be deferred until the other non-financial issues presented by DLJMB's draft merger agreement were resolved, including:

    - the break-up fee should not exceed 2.5% of the equity value of the transaction;

    - certain modifications to the proposed "no-shop" provision were required to make it less restrictive;

    - the circumstances under which the termination fee would be payable and those under which expense reimbursement would be available should be narrowed and the amount of expense reimbursement should be capped;

    - management should restate its willingness to work for a competing bidder;

    - any antitrust risk should be borne by the buyout group; and

    - while the buyout group would get notice of the special committee's intent to terminate the merger agreement to accept a higher bid, it would not automatically have its revised bid accepted if it matched the competing proposal.

These points were conveyed to counsel to DLJMB the next day.

    Counsel to DLJMB responded later on September 12, 2000, that DLJMB's last offer of $22.25 per share was its best and final offer. Counsel said DLJMB was prepared to reduce its proposed breakup fee to $80 million (approximately 3.3% of the equity value of the transaction at $22.25 per share). Counsel to DLJMB proposed a cap on expense reimbursement of $7.5 million. DLJMB continued to resist the requirement that the transaction be approved by a majority of the unaffiliated shareholders.

    On September 13, 2000, counsel to the special committee sent a markup of certain provisions of the draft merger agreement reflecting the position of the special committee. On the next day, counsel to DLJMB sent a revised draft reflecting the position of DLJMB.

    On September 14, 2000, the special committee met to consider the status of the negotiations. The special committee decided that, although J.P. Morgan's representative had stated that he could recommend the firm issue a fairness opinion at a price lower than DLJMB's $22.25 per share offer, and despite the fact that DLJMB had indicated that it would not be willing to further increase the price, the special committee's counsel and financial advisor should continue to attempt to obtain a higher price. It was agreed that the counsel and financial advisor to the special committee should reiterate that the special committee would not accept a termination fee of more than 2.5% of the equity value of the transaction and would insist on approval of the transaction by a majority of the unaffiliated shareholders. The special committee also decided it would be desirable to meet with Mr. Peterson and ask him about management's position with respect to working for a competing bidder and other matters related to the proposed buyout.

    On September 15, 2000, the members of the special committee (other than Mr. Jacobson) met with Mr. Peterson and his counsel. Mr. Peterson advised the special committee that he had no understanding or arrangement with DLJMB restricting his ability to work for other bidders. He said he was not aware of anyone for whom IBP management would not work, so long as a fair and reasonable deal for management could be worked out and it was a good deal for the company. He said his primary concern was that the company not be overleveraged, and that he might decide not to work for a potential buyer who he felt would subject the company to too much debt. On the issue of DLJMB's business plan, Mr. Peterson said that DLJMB had agreed upon the amounts of capital expenditures which management believed would be critical for the company's future growth, consistent with the additional leverage it would incur as a result of the proposed transaction. Mr. Peterson also confirmed that management had not arrived at any understanding or arrangement with DLJMB with respect to management's compensation and equity participation in the buyout.

    Over the course of the next several days, representatives of DLJMB and representatives of the special committee had several discussions with respect to the outstanding issues. DLJMB acceded to the special committee's position by agreeing to lower the termination fee to $59 million (approximately 2.5% of the equity value of the transaction at $22.25 per share). DLJMB also agreed to condition the transaction on the approval of a majority of the unaffiliated shareholders, but continued to indicate that it would not increase its offer price.

    The special committee met on September 18, 2000, and received an update with respect to the negotiations. After an extensive discussion about the merits and risks of the transaction, the special committee determined to advise DLJMB that it was prepared to proceed on the basis outlined.

    Over the next several days, the parties finalized the definitive documentation for the transaction. DLJMB negotiated financing commitment letters and voting agreements with ADM, Booth Creek and Jeffrey J. Joyce, finalized the shareholder arrangements among the members of the buyout group, and began its negotiations with management regarding the terms of management's participation in the buyout. The special committee's legal and financial advisors reviewed this documentation.

    On October 1, 2000, the special committee held a meeting to consider the merger agreement and determine whether to recommend its adoption to the full board of directors. The meeting was attended by all members of the special committee. Representatives of the special committee's financial and legal advisors also attended the meeting. Counsel to the special committee advised the members of the special committee as to their fiduciary duties in considering the proposed transaction and in particular their duty once they decided to sell the company to obtain the best price reasonably available to IBP's shareholders. Counsel to the special committee reviewed the principal terms and conditions of the merger agreement and ancillary agreements and arrangements. Counsel explained the circumstances in which the $59 million termination fee would be paid. Counsel also explained that the clause in the merger agreement prohibiting the company from soliciting competing bids allows the special committee under certain circumstances to provide confidential information about IBP to anyone who makes a superior bona fide acquisition proposal, to engage in discussions or negotiations with anyone who makes such a proposal and, upon receipt of such a proposal, to withdraw or modify the special committee's recommendation of the merger. J.P. Morgan made a presentation to the special committee in which it discussed the information described under "--Opinion of the Financial Advisor for the Special Committee." J.P. Morgan then rendered its oral opinion (later confirmed in writing) to the special committee that, as of such date, the merger consideration of $22.25 per share was fair, from a financial point of view, to the IBP shareholders.

    At the conclusion of these presentations and after discussion, including a discussion of the items discussed under "--Recommendations of the Special Committee and the Board of Directors," the special committee unanimously determined to approve the merger agreement and declare the merger agreement fair to and in the best interests of the IBP shareholders, and approved resolutions recommending that IBP's board of directors approve the merger as outlined in the merger agreement.

    Immediately following the special committee's meeting, a meeting of the entire board of directors was held to consider approval of the merger as well as adoption of the merger agreement. The meeting was attended by all members of the board, with the special committee and Mr. Chalsty participating by telephone conference. Representatives of counsel to the special committee and J.P. Morgan also attended the meeting.

    Ms. Smith, chairperson of the special committee, reported the conclusions and recommendation of the special committee to the board. The board of directors then unanimously concluded that the merger was fair to, and in the best interests of, IBP and its shareholders, unanimously approved the merger agreement and recommended that the IBP shareholders vote in favor of the merger proposal. The special committee and board of directors further resolved to authorize the reimbursement of up to $1.0 million of legal fees incurred by the members of IBP management involved in the buyout group. The special committee and board of directors recognized that IBP management's participation in the buyout group was an integral part of the DLJMB offer and that IBP management would be more willing to agree to such participation if they had adequate legal representation. Messrs. Bond, Leman and Peterson abstained from voting on these matters because of their proposed financial interest in the buyout group after the merger, and Mr. Chalsty abstained due to his relationship with DLJMB.

    Subsequent to the board meeting, on October 1, 2000, IBP, Rawhide Acquisition and Rawhide Holdings entered into the merger agreement, and Rawhide Holdings, Rawhide Acquisition, ADM, Booth Creek and Jeffrey J. Joyce entered into the voting agreement. DLJMB and IBP issued a joint press release on the morning of October 2, 2000 announcing the execution of the merger agreement.

    On October 27, 2000, Brandes Investment Partners, L.P., Brandes Investment Partners Inc., Brandes Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby, together the holders of 9.12% of IBP common stock outstanding and collectively referred to in this proxy statement as the Brandes Group, disclosed in a public filing with the SEC their intention to vote against the merger proposal and to consider asserting their appraisal rights under Delaware law. In their filing, the Brandes Group stated that they would continue to analyze the merger proposal as well as the structure and markets of the issuer and that they may engage in discussions with other IBP shareholders or third parties to explore other options, consider participation in shareholder actions or discuss possible changes to the merger proposal with third parties, IBP or members of the buyout group.

    On November 12, 2000, Mr. Luter, the chief executive officer of Smithfield, sent the following letter to Ms. Smith, chairperson of the special committee:

                                          November 12, 2000

Special Committee of the Board of Directors of IBP, Inc.
IBP, Inc.
800 Stevens Port Drive
Dakota Dunes, South Dakota 57049
Attn: Ms. JoAnn R. Smith, Chairperson:

    As you know, we have great respect for IBP, which led us last August to increase our investment in the Company to approximately 6.6%. As you can imagine, we were both surprised and disappointed to learn of the proposed leveraged buyout of IBP, led by the Company's management, DLJ and certain other large stockholders, which provides for a cash out of all your stockholders other than the buyout group at a price of $22.25 per share.

    Since the announcement of the management buyout, we have spent a great deal of time considering and analyzing the proposed buyout transaction and its implications for our investment in the Company. We are aware of the adverse reaction in the marketplace to the proposed management buyout. In particular, we have noted the reaction of Brandes Investment Partners, Inc., the largest stockholder of the Company that is not part of the buyout group, which recently stated in a public filing, among other things, that it intends to vote against the transaction and might consider exercising appraisal rights under Delaware law. As the second largest stockholder of the Company that is not part of the buyout group, we also have concerns with respect to the management buyout and the valuation of the Company it represents.

    After due consideration and review, we have concluded that we can offer a superior transaction, and that there is a compelling logic to a combination of our two companies in a manner that provides greater short and long term value to IBP and benefits both of our companies and all of our respective stockholders.

    Accordingly, the board of directors of Smithfield has authorized me to advise you of our offer to acquire all of the outstanding shares of IBP common stock in a merger in which your stockholders would receive a price of $25 per share, payable in Smithfield common stock at an exchange ratio based on the average trading price of Smithfield's shares for a period prior to the closing, subject to a maximum exchange ratio of 0.878 Smithfield shares (corresponding to a $28.46 or lower average Smithfield trading price) and a minimum exchange ratio of 0.719 Smithfield shares (corresponding to a $34.79 or higher average Smithfield trading price) per IBP share. Our proposal provides a 19.8% premium over last Friday's closing price of IBP common stock, a 12.4% premium over the price offered in the management buyout and a 36.5% premium over the closing price of IBP on September 29, 2000, the last trading day prior to the public announcement of the management buyout. Our proposed transaction would also be tax-free for your stockholders and would be accounted for as a pooling of interests, which would have significant accounting benefits for the combined company. We would anticipate that IBP's employee stock options would be converted into Smithfield stock options on a basis consistent with the exchange ratio in the merger.

    Our companies have had a long-standing relationship and have many complementary businesses, factors that we believe will allow the combined company to thrive and grow in the years to come for the benefit of all of our stockholders and other constituencies including producers, customers and consumers. Unlike the proposed management buyout, which provides a continuing equity interest only for management and certain large insider stockholders of the Company (to the exclusion of well more than three-quarters of IBP's stockholders), our proposal both delivers more value to your stockholders and gives all of your stockholders the opportunity to continue to share in the future appreciation of our combined companies, thus providing a level playing field to all your stockholders without unfairly favoring a few. In addition, based on publicly available information, we estimate that a combination of our two companies would result in synergies of approximately $200 million per year after our respective businesses have been integrated, which in our proposal would be shared by all of IBP's and Smithfield's stockholders. After giving effect to such synergies, and based on public analyst estimates, we would expect that our proposed transaction would be accretive to earnings in the first year.

    In furtherance of the value of the combination, we recognize that great companies are built on a foundation of great management teams. We would be pleased to have Robert L. Peterson and Richard L. Bond serve on our management committee after the merger and, given our high regard for your operating management, we would envision integrating IBP's and Smithfield's management teams in a manner that would create the strongest possible combined company. Based on the information available to us, we do not anticipate any significant reduction in employment levels. We would also like to discuss with you the possibility of offering some of IBP's outside directors who may be interested in the opportunity to join our board of directors after the merger.

    We have reviewed the management buyout merger agreement and it is evident that our offer constitutes a "Superior Proposal", as defined in such agreement, which would permit you to terminate the merger agreement in a manner consistent with its terms. As indicated above, our offer represents a 12.4% premium to the amount of consideration offered in the management buyout, totaling approximately $290 million of additional aggregate consideration.

    Unlike the buyout transaction, our offer is not subject to a financing condition. Of course our offer is subject to negotiation and execution of a mutually acceptable agreement containing customary terms, the receipt of required regulatory and stockholder approvals, our ability to utilize pooling of interest accounting and completion of a brief confirmatory due diligence review, including as to the recent restatement of your financial results and any ongoing implications of such restatement.

    We are confident in light of the fact that the Company has already entered into a merger agreement that we will be able to enter into a mutually satisfactory agreement expeditiously. We anticipate that there will be no issue with respect to our stockholders' approval. As to regulatory matters, we have done a thorough analysis of the regulatory approvals that would be required to consummate the transaction, and we are confident that there are no meaningful impediments to our offer from an antitrust or other regulatory point of view. In addition, to the extent issues might be raised regarding concentration in certain areas of our respective businesses, we have developed a plan to address such issues which may include the divestiture of certain assets, and are prepared to discuss with you and your advisors the steps that we believe will resolve any issues that might be raised by regulators. Based on publicly available information, we and our advisors believe that there should be no impediments to using pooling of interest accounting and we would expect that you would not take any actions to prevent us from accounting for the transaction in such a manner.

    Since the merger agreement with respect to the management buyout does not require you even to conclude in advance that our offer is in fact a Superior Proposal in order to commence discussions and share information with us, but only determine that our offer "is reasonably likely to result" in a Superior Proposal, we would like to commence discussions with you as soon as possible. We are prepared to discuss all aspects of our offer with you, particularly if the results of our due diligence allow us to identify additional value or synergies in the Company, consistent however with our policy of only participating in transactions that we believe enhance value for our stockholders and are accretive to earnings in the near term.

    We urge you to recognize the immediate and long-term superior value of this transaction to all of your stockholders. As you may know, our management team is very focused on stockholder value creation and has delivered superior long-term returns to our stockholders through our ability to manage our operations efficiently and successfully to integrate value added acquisitions, which we are confident we could do with IBP. We view a combination with IBP as an opportunity to create significant value for both of our stockholder bases by continuing to expand the movement into case ready products, by creating a national brand and by implementing best of breed operating procedures. As a stock-for-stock transaction, our proposal would permit our combined management team to grow the combined business to create greater value free of the added debt burdens that IBP would labor under in a highly leveraged transaction such as the proposed management buyout.

    Because of the importance of this proposal to our respective stockholders and in light of our obligations under the securities laws, we are compelled to release this letter publicly and will accordingly do so.

    We look forward to meeting with you and your advisors as soon as possible so that we can further discuss our offer and promptly enter into a definitive agreement with respect to a transaction that benefits both of our companies and all of our respective stockholders and constituencies.

                                          Sincerely,

                                          Joseph W. Luter, III

    On November 13, 2000, the special committee met twice by conference call to discuss the Smithfield letter. The special committee's legal and financial advisors reviewed the terms of Smithfield's proposal. Counsel to the special committee reviewed on a preliminary basis the potential regulatory concerns regarding the Smithfield proposal, and the representatives of J.P. Morgan discussed the financial aspects of the proposal. Counsel to the special committee outlined what the special committee's options and obligations were under the Rawhide merger agreement when evaluating an alternative acquisition proposal. After a full discussion, the special committee concluded that the proposal set forth in the Smithfield letter met the applicable standard under the Rawhide merger agreement to permit the initiation of discussions with Smithfield, and the special committee determined that it would begin discussions with Smithfield.

    The special committee agreed that it would send a letter to Smithfield expressing its willingness to discuss the Smithfield proposal.

    The following letter from Ms. Smith was delivered to Smithfield on November 13 after the special committee's legal advisor gave notice to Rawhide Holdings of such:

                                          November 13, 2000

Mr. Joseph W. Luter III
Chairman
Smithfield Foods, Inc.
200 Commerce Street
Smithfield, Virginia 23430

Dear Mr. Luter:

    The Special Committee of the Board of Directors of IBP, inc., was pleased to receive your letter dated November 12, 2000 in which you propose a merger in which IBP shareholders would receive $25 per share, payable in Smithfield common stock, subject to the terms and conditions set forth therein. Please be assured that the Special Committee is fully committed to the objective of maximizing value for the IBP shareholders.

    As you have acknowledged in your letter and public comments, there are a number of issues that need to be addressed in connection with your proposal. Nevertheless, the Special Committee has determined that your proposal meets the applicable threshold under IBP's merger agreement with Rawhide Holdings Corporation and is therefore prepared to enter into discussions with you regarding your proposal.

    You indicated in your letter that you are interested in performing a brief confirmatory due diligence review. We are of course happy to accommodate you on that score. Enclosed for your review is a form of confidentiality agreement. In addition to commitments not to hire IBP employees and to keep confidential any nonpublic information, it further requires Smithfield to not make any offer for IBP which does not involve the acquisition of all of its shares, and not to acquire any additional shares of IBP other than pursuant to such an offer. I am sure you can appreciate the necessity for these requirements and assume they cause no difficulty.

    Among the subjects we hope you will be in a position to address are the details of the plan referred to in your letter to address antitrust issues. We are pleased by your willingness to take the steps necessary to resolve any issues that may be raised by regulators, and want to avail ourselves of your invitation to have our advisors meet with you. These assurances are, of course, of critical importance to us.

    It is also encouraging to us that you acknowledge the political sensitivities of your proposal which introduce elements of uncertainty as to timing and ultimate consummation. The initial reaction to your proposal by some state and federal officials certainly indicates there is a basis for those concerns. Thus, your willingness to commit to resolve regulatory issues, as you have indicated, is made even more important.

    Another important issue we have focused on is the so-called "collar" on the exchange ratio. The closing price of Smithfield stock on the last trading day prior to your announcement of your merger proposal was its highest closing price in the past year; subsequent to the announcement, your stock traded below the lower end of your proposed collar. In light of these facts, as well as the general volatility of share prices in the current environment, we will be very interested in discussing with you ways to protect the value for IBP shareholders. This, in addition to other things, should include starting from a base price higher than $25 per share. In that regard, we were also encouraged by other indications in your letter that you are prepared to consider a higher price.

    Again, we are appreciative of your interest and look forward to working with you on a cooperative basis to determine whether a satisfactory transaction can be developed.

                                          Very truly yours,
                                          Jo Ann R. Smith

    On November 16, 2000, IBP and Smithfield entered into a confidentiality agreement pursuant to which Smithfield agreed to keep confidential certain information it and its advisors may receive from IBP and its advisors in connection with Smithfield's evaluation of a potential transaction. Under the confidentiality agreement, Smithfield is prohibited prior to March 31, 2001 from making any proposals to acquire less than all of the outstanding shares of IBP common stock, and from acquiring additional shares of IBP common stock in the open market if such acquisition would result in Smithfield beneficially owning more than 9.9% of IBP's outstanding common stock, except in each case under certain circumstances.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; PURPOSE AND REASONS FOR THE MERGER

    At its meeting on October 1, 2000, the special committee determined that the terms of the merger agreement were fair to and in the best interests of the shareholders of IBP and unanimously recommended the approval of the merger agreement by the board of directors. At a meeting of the board of directors on October 1, 2000 held after the special committee's meeting on that date, at which all directors of IBP were present, the board unanimously approved the merger agreement and recommended that the shareholders vote in favor of the merger proposal. Because of their proposed financial interest in the buyout group after the merger, Messrs. Bond, Leman and Peterson abstained from voting on this matter, and Mr. Chalsty abstained because of his relationship with DLJMB.

    SPECIAL COMMITTEE

    In reaching its conclusion, the special committee considered the benefits offered by the merger and weighed them against the detriments associated with the merger. While the special committee did not consider the detriments associated with the merger to be insignificant, it ultimately concluded that these detriments were outweighed by the potential benefits of the merger to the shareholders. See "--Benefits and Detriments of the Merger to IBP and its Shareholders." In reaching this determination, the special committee relied, among other things, on the advice of the special committee's financial and legal advisors.

    As part of its analysis the special committee considered the alternative available to IBP to remain as a public company. The special committee considered IBP's limitations as a public company and the fact that the absence of truly comparable publicly traded companies and limited research attention from market analysts had adversely affected the trading market for, and the value of, IBP's common stock. The special committee also focused on the fact that the common stock of IBP, a beef and pork processor, carried a lower price/earnings ratio than companies in the poultry and pork processing businesses. The special committee believed that an improvement in this situation was not likely in the foreseeable future, especially in light of the significant capital expenditures that would be required to complete the hoped for transformation of IBP into more of a branded products company. The special committee believed that this strategy involved significant risks and would take considerable time to implement and that there was no assurance that this transformation would be successfully executed or fully appreciated in the marketplace and reflected in IBP's stock price.

    The special committee also reviewed an analysis performed by J.P. Morgan of the possibility of a public recapitalization in which IBP would purchase between approximately 36% and 60% of its shares at prices ranging between $20 and $24 per share. J.P. Morgan advised the special committee that it believed such a transaction would have a blended per share value of between $14 and $18 per share, based on management's forecast of IBP results. Because this value was substantially less than that which shareholders would realize under the DLJMB proposal, and because there would be significant risks associated with leveraging IBP to the extent necessary to accomplish such a transaction, the special committee determined not to pursue a public recapitalization.

    The special committee had the authority to contact third parties with respect to potential alternative transactions. DLJMB stated that its willingness to proceed with any proposal was conditioned on the special committee not initiating discussions with any other potential bidder prior to the execution of a merger agreement. In addition, the special committee believed that soliciting bids from others before the DLJMB group was legally committed to proceed with the merger could lead to inadvertent public disclosure of the process and significant disruption to IBP's operations, with no assurance that any bid for IBP would ultimately emerge. The special committee also considered that the merger agreement is structured in a way that it believes ensures that the interests of IBP shareholders are protected. It contains no material impediments to the emergence of a higher bid. The merger agreement can be terminated to accept a higher offer on the payment of a break-up fee representing approximately 2.5% of the equity value of the DLJMB bid and the reimbursement of fees and expenses not exceeding $7.5 million. In addition, the merger requires the approval of a majority of the shares voting at the special meeting held other than by persons with an interest in the buyout group.

    The special committee recognized that a decision by the board to accept DLJMB's proposal changed the board's fiduciary duty to IBP's shareholders from the preservation of IBP as a corporate entity to the maximization of IBP's value at a sale for the shareholders' benefit and that the special committee had a duty to inform itself about available alternatives and to obtain the best price reasonably available. After review and evaluation of all information provided to the special committee from J.P. Morgan for its consideration, and consideration of the advice provided by the special committee's financial and legal advisors, the special committee concluded that, in the circumstances then existing, the offer of $22.25 per share pursuant to a merger agreement which does not pose any material obstacles to the making of a higher bid was, for IBP's shareholders, preferable to continuing to hold shares in the public company.

    BASIS OF RECOMMENDATION. IBP's purpose for engaging in the merger is to allow IBP's shareholders to realize the value of their investment in IBP in cash at a price which represents a significant premium to the market price of IBP common stock before the announcement of the merger. After review and evaluation of all information provided to the special committee for its consideration, consideration of the advice provided by the special committee's financial and legal advisors, and further discussion and deliberation, the special committee concluded that the terms of the merger agreement were fair to and in the best interests of IBP shareholders and unanimously recommended the approval of the merger agreement by the board of directors. The decision to recommend that the board of directors approve the merger agreement was based, in part, on the following important factors:

    - The special committee was presented with a proposal that offered IBP shareholders a significant premium over the then current market price of IBP's common stock;

    - The special committee received an opinion from J.P. Morgan that the proposed consideration to be received by IBP shareholders in the merger was fair from a financial point of view to such shareholders;

    - The view of the special committee that the terms of the merger agreement and the related agreements entered into with ADM, Booth Creek, Jeffrey J. Joyce, Robert L. Peterson and Richard L. Bond were reasonable and would not deter competing bids that were materially better for IBP shareholders; and

    - The special committee considered that the alternative of IBP remaining as a public company would not allow shareholders to take advantage of the immediate cash premium offered by DLJMB and would not address the disadvantages inherent in IBP remaining a publicly traded company that are described above. In this context, the special committee noted that the agreement with DLJMB did not preclude other higher offers being made.

    KEY FACTORS. The factors reviewed by the special committee, in consultation with its legal and financial advisors, and which supported the special committee's determination to recommend the merger included, among others, the following:

    - The special committee's knowledge of IBP's business, operations, properties, assets, financial condition, operating results and prospects, including without limitation IBP's recent and current financial performance and the implications thereof with respect to the potential market performance of IBP common stock on a stand-alone basis, which the special committee considered in light of the premium offered under the terms of the merger agreement;

    - The special committee also considered the fact that no offer had been made by any person for any business combination with IBP prior to or during the time the discussions with DLJMB took place. The absence of any such offer supported the special committee's conclusions;

    - The oral and written presentations of J.P. Morgan, and the opinion of J.P. Morgan which is described below. See "Special Factors--Opinion of the Financial Advisor for the Special Committee" for a discussion of the factors that J.P. Morgan considered in rendering its opinion. This opinion, which is subject to limitations, qualifications and assumptions, is included as Appendix C to this proxy statement. We encourage you to read it carefully in its entirety;

    - The history of the negotiations with respect to the merger consideration that, among other things, led to an increase in DLJMB's offer from $20.00 per share of IBP common stock to $22.25 per share of IBP common stock and the belief of the members of the special committee that $22.25 per share of IBP common stock was the highest price that DLJMB would agree to pay;

    - The terms and conditions of the merger agreement. The special committee considered in particular the non-solicitation, termination and termination fee provisions of the merger agreement, which permit IBP's board of directors to fulfill its fiduciary duties. The special committee sought to negotiate provisions in the merger agreement that would allow the board of directors to fulfill its fiduciary duties in the event an unsolicited offer from a third party were received. While the merger agreement prohibits IBP from soliciting third-party offers, it does not prohibit the special committee, where it believes that doing so is reasonably likely to result in a higher offer, from considering unsolicited third-party offers, negotiating with these third parties or furnishing these third parties with information about IBP, subject to confidentiality agreements it deems appropriate. Also, the special committee negotiated provisions in the merger agreement that would permit the termination of the merger agreement in the event an offer more favorable from a financial point of view than the DLJMB offer is received from a third party. The special committee concluded that the obligation to pay a $59 million termination fee and to reimburse fees and expenses up to $7.5 million should not be a material deterrent to a third party from making an offer that was more favorable to IBP's shareholders;

    - The fact that the merger agreement requires that the merger be submitted to IBP's shareholders for approval, which allows for an informed vote of shareholders on the merits of the transaction, and may be terminated in the event this approval is not obtained, and that the merger agreement further provides that it is a condition to IBP's obligation to proceed with the transaction that it be approved by the holders of a majority of IBP shares voting at the stockholder meeting other than shares beneficially owned by persons having an interest in the buyout group;

    - The fact that Delaware law entitles IBP shareholders to appraisal rights if the merger is completed (although it is a condition to Rawhide Holdings' and Rawhide Acquisition's obligation to proceed with the transaction that the holders of not more than 5% of the outstanding shares demand appraisal of their shares);

    - The conditions to closing in the merger agreement, including the financing contingency;

    - The experience and success of DLJMB in structuring and closing transactions similar to the merger and the strength and favorable terms of the financing commitment letters provided or obtained by DLJMB in connection with the transactions contemplated by the merger agreement, the terms of which had been reviewed by the special committee and its financial advisor and counsel;

    - The fact that the consideration to be received by IBP shareholders in the merger represents a:

     - 21.5% premium over the $18.31 closing price of IBP common stock on September 29, 2000, the last full trading day before the public announcement of the merger agreement,

     - 46.5% premium over the $15.19 closing price of IBP common stock on August 9, 2000, the date on which DLJMB made its first proposal; and

     - 30.4% premium over $17.07, which is the 30-day average of IBP closing prices during the period immediately preceding the announcement;

    - The fact that the consideration to be received by IBP shareholders in the merger will consist entirely of cash; and

    - The special committee's belief that the surviving corporation (after the merger of Rawhide Acquisition with and into IBP) will be solvent, will not be left with unreasonably small capital and will not have incurred debts beyond its ability to pay them as they mature. The receipt of an opinion of an independent advisor to the board of directors confirming this belief is a condition to IBP's obligation to complete the merger.

    In addition to the foregoing positive factors which supported the special committee's determination to recommend the merger, the special committee reviewed the following material negative factors, which the special committee viewed as insufficient to outweigh the positive factors:

    - Following the merger, IBP's shareholders (excluding persons associated with the buyout group) will cease to participate in the future earnings growth, if any, of IBP or benefit from the increase, if any, in the value of the company;

    - The potential conflicts of interest of IBP's management in connection with the merger;

    - IBP's shareholders would recognize a taxable gain upon completion of the merger if and to the extent the amount of cash a shareholder receives in the merger exceeds the shareholder's tax basis in the IBP common stock; and

    - The historical trading prices of IBP common stock on the New York Stock Exchange. The special committee noted that during the three-year period and one-year period preceding the announcement of the transaction, shares of IBP common stock had traded at prices significantly in excess of the merger consideration of $22.25 per share (see "Common Stock Market Price and Dividend Information"). The special committee placed greater weight on its comparison of the merger consideration to recent market prices than to historical prices as the circumstances of

      IBP are continuously changing. As a result, the special committee considered valuations placed by investors on IBP's business in the past less relevant to the fairness of the merger consideration than valuations placed by investors at the time the merger discussions took place.

    The foregoing discussion of the information and factors considered and given weight by the special committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the special committee may have given different weights to different factors. The special committee did not consider in its analysis either IBP's "liquidation value" or the book value of IBP common stock or the price paid by IBP in purchasing its own shares as disclosed under "Common Stock Purchase Information."

    With respect to liquidation value, the special committee considered that liquidation value would likely be significantly lower than the valuation of IBP's business as a going concern, and as such would not provide a useful comparison for assessing the fairness of the merger consideration. In that regard, the special committee noted that J.P. Morgan, its financial advisor, did not consider liquidation value and assessed the value of the business on the assumption that the business would continue as a going concern. The special committee placed significant weight on the going concern valuation of J.P. Morgan.

    In not considering book value, the special committee considered the advice of its financial advisor, J.P. Morgan that, as opposed to EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share, which are current period measurements of a firm's operating performance, book value is a historical cost accounting concept, which may not bear any relevance to current market indicators of value. In addition, book value fails to exclude the effects of non-recurring items which may render comparisons to market value less meaningful.

    With respect to the price paid by IBP for purchases of its own shares, the special committee considered the fact that these purchases were at then current market prices and were for relatively small amounts of IBP's outstanding shares, and concluded that the prices of these purchases would not provide as useful a comparison for the merger consideration as the other factors listed above.

    In concluding that the merger was fair to and in the best interests of IBP shareholders, the special committee was aware that the $22.25 price per share to be received by IBP shareholders in the merger is less than the high end of all the equity value per share ranges contained in the financial analyses described below prepared by J.P. Morgan other than the range associated with the public recapitalization analyses. The special committee also noted that the $22.25 price exceeded the low end of all of the equity value per share ranges derived under each of the valuation methodologies employed by J.P. Morgan. On the basis of the factors summarized above, the special committee determined that accepting the actual value represented by the merger was in the best interest of IBP shareholders when compared to the risk of seeking to achieve the theoretically higher values shown in the financial analyses.

    BOARD OF DIRECTORS

    After learning that DLJMB was interested in making a proposal to acquire IBP, IBP's board of directors believed it was appropriate to explore the proposal, inform itself regarding other available alternatives and in the event it decided to sell the company, to obtain the best price reasonably available to its shareholders. The board unanimously voted to form the special committee to act on behalf of IBP's shareholders for purposes of evaluating any proposal received by DLJMB, negotiating the price and terms of this proposal and achieving the best price reasonably available for IBP's shareholders. The special committee, in turn, retained J.P. Morgan to prepare and deliver an opinion as to the fairness of the merger consideration to the IBP shareholders from a financial point of view.

    In reaching its determination that the terms of the merger agreement are fair to and in the best interests of IBP shareholders, the board of directors adopted the analysis of the special committee as to the fairness of the merger consideration. In adopting the special committee's analysis, the board considered and relied upon:

    - the process conducted by the special committee in considering the merger;

    - the special committee's conclusions, recommendations and unanimous approval concerning the merger agreement and the transactions contemplated thereby;

    - the special committee's declaration of the merger agreement's advisability; and

    - the opinion of J.P. Morgan that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $22.25 per share in cash to be received by IBP's shareholders in the merger was fair to such shareholders from a financial point of view, on the basis of the related analyses presented by J.P. Morgan.

    The board of directors also believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to effectively represent the interests of IBP's shareholders were present. The board of directors reached this conclusion in view of, among other things:

    - the fact that the special committee consisted of disinterested directors (none of whom have a financial interest in the buyout group or will be directors or investors in the surviving company or DLJMB) whose sole purpose was to represent the interests of IBP's shareholders;

    - the retention by the special committee of independent legal counsel and financial advisors;

    - the fact that the merger was approved by all of the directors of IBP who are not employees of IBP or affiliated with DLJMB;

    - the fact that the special committee, even though consisting of directors of IBP and therefore not completely unaffiliated with IBP, is a mechanism well recognized to provide for fairness in transactions of this type;

    - the fact that under the merger agreement, it is a condition of IBP's obligation to complete the transaction that a majority of unaffiliated shares voting at the special meeting approve the merger proposal;

    - the fully arms-length negotiations that had taken place between DLJMB and the representatives of the special committee; and

    - the fact that the special committee unanimously approved the merger agreement.

    The board of directors noted that the disinterested directors believed there was no need for them to retain any additional unaffiliated representative to act on behalf of IBP's shareholders. The board took this factor into account in its assessment of the fairness of the transaction but determined that, in light of the factors described above, sufficient procedural safeguards were in place to ensure the fairness of the transaction.

    BASED PRIMARILY UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER PROPOSAL. BECAUSE OF THEIR PROPOSED FINANCIAL INTEREST IN THE BUYOUT GROUP AFTER THE MERGER, MESSRS. BOND, LEMAN AND PETERSON ABSTAINED FROM VOTING ON THIS MATTER, AND MR. CHALSTY ABSTAINED DUE TO HIS RELATIONSHIP WITH DLJMB.

BENEFITS AND DETRIMENTS OF THE MERGER TO IBP AND IBP'S SHAREHOLDERS

    BENEFITS AND DETRIMENTS OF THE MERGER TO IBP. IBP believes that the merger will have the following benefits to IBP:

    - by becoming a private company (which will occur as a result of the merger), the operating flexibility of IBP will be increased by enabling IBP's management to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on IBP's long-range business interests without the necessary consideration of the possible adverse short-term effect of such decisions upon the market price of IBP's common stock and thus possibly upon the interests of IBP's public shareholders and without the constraint of the public market's emphasis on quarterly earnings; and

    - by reverting to private ownership, the overall operational and administrative costs arising from and in connection with IBP's status as a public reporting company will be reduced, and the general availability of information about IBP that arises from its status as a public reporting company will be reduced, which may be an advantage in dealing with third parties.

IBP believes the detriments to IBP of the completion of the merger are:

    - the significant cash outlay required to complete the merger and the level of indebtedness to be incurred in connection with the merger which will require IBP to dedicate a substantial portion of its cash flow from operations to make payments on its debt, thereby reducing cash flow available for general corporate purposes, including capital expenditures and acquisitions;

    - IBP will be unable to use publicly traded securities as acquisition capital; and

    - IBP will be unable to grant options to its employees exercisable for publicly traded securities.

    BENEFITS AND DETRIMENTS OF THE MERGER TO IBP'S SHAREHOLDERS. We believe that the merger will result in the following benefits to you:

    - it will allow you to realize the value of your investment in IBP in cash at a price which represents a significant premium to the market price for IBP common stock before the announcement of the merger agreement. The merger consideration of $22.25 per share represents a 21.5% premium over the $18.31 closing price of IBP common stock on September 29, 2000, the trading day immediately preceding the date on which the merger agreement was announced, an approximately 46.5% premium over the $15.19 closing price of IBP common stock on August 9, 2000, the date on which DLJMB made its first proposal, and an approximately 30.4% premium over $17.07, which is the 30-day average of closing prices of IBP common stock during the period immediately preceding the announcement; and

    - it will eliminate the risk of a decline in the value of your investment in IBP.

    We believe the detriments to you of the completion of the merger are:

    - you will cease to have any ownership in IBP and will cease to participate in IBP's future earnings or growth, if any, or benefit from increases, if any, in IBP's value; and

    - you may recognize a taxable gain as a result of the merger (see "--Material Federal Income Tax Considerations").

    Persons associated with the buyout group will share in these benefits and detriments to the extent they are reducing their interest in IBP as a result of the merger. With respect to the common equity of Rawhide Holdings (which will be sole shareholder of IBP after the merger) that they will own following the merger, they will have the opportunity to participate in IBP's future earnings and growth, but they will bear the risk of any decrease in the value, or increase in the leverage, of IBP.

    All outstanding options to purchase IBP shares will be cancelled at the effective time of the merger. Holders of options (including Messrs. Peterson and Bond) will have the right to receive a cash payment in respect of the cancellation of any outstanding option with an exercise price less than $22.25. In addition, certain members of IBP management are expected to be given the opportunity, prior to the effective time of the merger, to waive the right to this cash payment and to elect instead to convert their options into "phantom" shares of common stock.

OPINION OF THE FINANCIAL ADVISOR FOR THE SPECIAL COMMITTEE

    Pursuant to an engagement letter dated July 21, 2000, the special committee of the board of directors retained J.P. Morgan to act as the special committee's exclusive financial advisor in connection with the proposed merger. At the special committee meeting on October 1, 2000, J.P. Morgan gave its oral opinion, confirmed in writing, to the special committee that, as of that date and on the basis of and subject to the matters described in the opinion, the consideration to be paid to IBP stockholders in the proposed merger is fair, from a financial point of view, to such stockholders.

    We have attached as Appendix C to this proxy statement the full text of the written opinion of J.P. Morgan dated October 1, 2000, which sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate J.P. Morgan's opinion into this proxy statement by reference and urge you to read the opinion in its entirety. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

    J.P. Morgan's opinion is addressed to the special committee, is directed only to the consideration to be received by the stockholders in the proposed merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the proposed merger.

    In arriving at its opinion, J.P. Morgan reviewed, among other things:

    - the Agreement and Plan of Merger and the Voting Agreement;

    - certain publicly available information concerning the business of the company and of certain other companies in the meat processing and branded foods sector and the reported market prices for such other companies' securities;

    - publicly available terms of certain transactions involving companies in the meat processing and branded foods sector and the consideration received for such companies;

    - current and historical market prices of IBP common stock;

    - IBP's audited financial statements for the fiscal year ended December 31, 1999, and IBP's unaudited financial statements for the period ended
      June 30, 2000;

    - certain internal financial analyses and forecasts prepared by IBP's management; and

    - the terms of other business combinations J.P. Morgan deemed relevant.

    In addition, J.P. Morgan has held discussions with certain members of the management of IBP and the investor group with respect to certain aspects of the merger, and IBP's past and current business operations, IBP's financial condition and future prospects and operations, the effects of the proposed merger on IBP's financial condition and future prospects, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry. J.P. Morgan also reviewed other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    In giving its opinion, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by the company or the investor group or otherwise reviewed by J.P. Morgan, and has not assumed any responsibility or liability for such information. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, and no such valuations or appraisals were provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by IBP's management as to the expected future results of IBP's operations and IBP's financial condition to which such analyses or forecasts relate. J. P. Morgan also assumed that the proposed merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, IBP's representatives, and that the other transactions contemplated by the Agreement and Plan of Merger will be consummated as described in such agreement. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

    In its opinion, J.P. Morgan noted that it was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the company or any other alternative transaction. Consequently, J.P. Morgan expressed no opinion as to whether any alternative transaction might produce consideration for IBP's stockholders in an amount in excess of that contemplated in the merger.

    As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan, as of October 1, 2000. Subsequent developments may affect J.P. Morgan's opinion and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses performed by J.P. Morgan in connection with its opinion. IBP has presented some of the summaries of the financial analyses in tabular format. In order to understand the financial analyses used by J.P. Morgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of J.P. Morgan's financial analyses.

    HISTORICAL COMMON STOCK PERFORMANCE. J.P. Morgan conducted a historical analysis of the closing price of IBP's common stock based on closing prices on the New York Stock Exchange and also examined prices of other companies in the meat processing and branded foods sector.

    - J.P. Morgan noted that in the three-month period prior to October 1, 2000, IBP's stock price ranged between $14.125 and $18.313 per share.

    - J.P. Morgan also pointed out that IBP's stock in the period from August 9, 2000 (the date of DLJMB's first indicative offer to purchase the company) until September 29, 2000, outperformed the stocks of Smithfield Foods, Hormel, ConAgra, Tyson Foods, Pilgrim's Pride and Sanderson Farms, as well as the S&P 500 index. Specifically, IBP's stock appreciated 20.6% over this period while the S&P 500 was down 1.6%. The stock prices of Smithfield Foods, Hormel, ConAgra and Tyson Foods appreciated between 0.2% and 4.6% over this period.

    - J.P. Morgan also found that in the one-year period prior to October 1, 2000, IBP's stock price ranged between $11.188 and $25.00 per share. In addition, IBP's stock generally followed the trend of an index comprised of the equally weighted stock prices of Pilgrim's Pride, Sanderson Farms, WLR Foods, Cagle's, Smithfield Foods, Hormel, ConAgra and Tyson Foods.

    - J.P. Morgan also noted that in the three-year period prior to October 1, 2000, IBP's stock price ranged between $11.188 and $29.250 per share. In addition, IBP's stock performed in line with an index comprised of the equally weighted stock prices of Pilgrim's Pride, Sanderson Farms, WLR Foods, Cagle's, Smithfield Foods, Hormel, ConAgra and Tyson Foods.

    ANALYSIS OF PREMIUM. J.P. Morgan calculated the premium implied by $22.25 per share relative to certain base prices.

    The table below sets forth J.P. Morgan's premium analysis:

                                                                          PREMIUM
                                                                BASE     IMPLIED BY
DESCRIPTION OF BASE                                            PRICE       $22.25
-------------------                                           --------   ----------
DLJMB's first offer (August 9)..............................   $15.19        46.5%
Last trading day before announcement (Sept. 29).............    18.31        21.5
5-day prior average.........................................    17.84        24.7
30-day prior average........................................    17.07        30.4
1 year prior average........................................    17.13        29.9

1 year prior high...........................................    25.00       (11.0)
3 year prior high...........................................    29.25       (23.9)

1 year prior low............................................    11.19        98.9
3 year prior low............................................    11.19        98.9

    J.P. Morgan noted that the premium analysis does not constitute a valuation technique as such, but serves as a comparison of the proposed merger price to various base prices.

    DISCOUNTED CASH FLOW ANALYSIS. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for IBP's common stock. J.P. Morgan utilized projections provided by IBP's management team. Shareholders should note the introductory paragraphs to the section of this proxy statement captioned "Certain Financial Projections", which are applicable to the projections referred to below as well.

    The following table sets forth the summary of these projections:

$ MILLIONS
(EXCEPT PER SHARE AND
PER HEAD INFORMATION)                      2000          2001          2002          2003          2004          2005
---------------------                    --------      --------      --------      --------      --------      --------
Revenues...........................      $16,600       $17,300       $18,000       $18,600       $18,800       $19,500
% CHANGE...........................         13.4%          4.2%          4.0%          3.3%          1.1%          3.7%
Earnings Before Interest, Taxes,
  Depreciation and Amortization
  (EBITDA).........................      $   709       $   642       $   762       $   861       $   954       $ 1,035
% MARGIN...........................          4.3%          3.7%          4.2%          4.6%          5.1%          5.3%
Earnings Before Interest and Taxes
  (EBIT)...........................      $   540       $   446       $   543       $   619       $   693       $   760
% MARGIN...........................          3.3%          2.6%          3.0%          3.3%          3.7%          3.9%
Net Income.........................          240           208           267           318           372           424
Earnings Per Share (EPS)...........      $  2.48       $  1.93       $  2.49       $  2.96       $  3.48       $  3.95

Capital expenditures...............      $   500       $   500       $   400       $   400       $   300       $   250

Beef EBIT/head.....................      $  27.5       $  16.5       $  15.0       $  16.5       $  16.5       $  17.5
Pork EBIT/head.....................          4.0           4.8           4.8           4.8           4.8           4.8
Total Fresh Meats EBIT.............          417           309           362           391           420           462
Foodbrands EBIT....................          125           137           181           228           273           297

    J.P. Morgan also compared these projections to projections published by analysts following IBP's stock. J.P. Morgan also noted that the consensus 2001 EPS estimate published by I/B/E/S was $2.66 per share.

    The following table sets forth the consensus projections of the analysts following IBP's stock:

$ MILLIONS
(EXCEPT EPS)                                                    2000          2001
------------                                                  --------      --------
Revenues....................................................  $15,755       $16,406
% CHANGE....................................................     12.1%          4.0%
EBITDA......................................................  $   712       $   716
% MARGIN....................................................      4.5%          4.4%
EBIT........................................................  $   521       $   523
% MARGIN....................................................      3.3%          3.2%
Net Income..................................................  $   269       $   269
EPS.........................................................  $  2.50       $  2.66

    J.P. Morgan calculated the unlevered free cash flows that IBP is expected to generate during the remainder of fiscal year 2000 and fiscal years 2001 through 2005 based on management projections. J.P. Morgan also calculated a range of terminal asset values of IBP at the end of fiscal 2005 by calculating a range of terminal cash flows by valuing such terminal cash flows as growing perpetuities. J.P. Morgan developed terminal cash flows based upon EBIT margins and growth rates taking into account EBIT margins and growth rates achieved by IBP over the last 10 years and EBIT margins and growth rates predicted by management for the fiscal years 2000 through 2005. Specifically, J.P. Morgan utilized a terminal EBIT margin of 3.9% and terminal sales growth rates of 1.0% to 2.0%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.00% to 11.00%, which were chosen by J.P. Morgan based upon an analysis of IBP's weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for IBP's estimated October 1, 2000 excess cash, option exercise proceeds and total debt. Based on the projections and a range of discount rates from 9.50% to 10.50%, the discounted cash flow analysis indicated a range of equity values of between $20 and $28 per share of IBP stock.

    LEVERAGED BUYOUT ANALYSIS. Using management projections, J.P. Morgan calculated potential returns to equity investors in connection with a potential leveraged acquisition of the company. For purposes of this analysis, J.P. Morgan assumed that a transaction would be completed on January 1, 2001, that IBP could support total maximum debt of approximately $2.8 billion (equal to 4.0x 2000 EBITDA) and that the minimum equity necessary to complete a buyout would have to be at least 20% of the total capitalization. J.P. Morgan determined the range of minimal initial common equity investment assuming an acquisition of all stock of the company at prices ranging from $18 per share to $26 per share assuming such capital structure constraints. J.P. Morgan calculated the free cash flows available for annual debt reduction assuming approximately $2.8 billion in beginning debt and calculated the estimated debt outstanding on December 31, 2005 assuming that such annual cash flows are utilized to reduce debt outstanding. J.P. Morgan then calculated potential firm values for IBP at such time assuming a range of exit firm value to 2005 EBITDA multiples of 4.5x to 6.5x. Finally, J.P. Morgan determined the implied equity values on December 31, 2005 based on the estimated firm values and projected debt outstanding at such time and calculated the implied returns (determined as internal rates of return) to minimum initial equity invested on January 1, 2001. J.P. Morgan noted that, assuming an $18 per share acquisition price and a 4.5x 2005 EBITDA firm value exit multiple, the implied return to equity would be approximately 25%. In addition, J.P. Morgan noted that, assuming a $24 per share acquisition price and a 6.5x 2005 EBITDA firm value exit multiple, the implied return to equity would be approximately 27%.

    Based on this analysis, J.P. Morgan established a reference range of $18 per share to $24 per share which implied a range of annual returns to equity in leveraged buyout transactions utilizing these assumptions of approximately 10% to 44%.

    PUBLIC RECAPITALIZATION ANALYSIS. Using management projections, J.P. Morgan calculated the potential stock price of the company assuming the company pursued a public recapitalization. For purposes of this analysis, J.P. Morgan assumed that IBP would repurchase its common stock from public stockholders at repurchase prices ranging from $20 per share to $24 per share. Further, J.P. Morgan assumed that the maximum debt IBP could support on its balance sheet would range from 3.5x to 4.0x 2000 EBITDA. J.P. Morgan calculated at each repurchase price how much stock IBP could repurchase and the resulting pro forma 2003 earnings per share outstanding that would result. J.P. Morgan then calculated potential 2003 stock prices assuming a price to earnings multiple of 4.0x to 6.0x. J.P. Morgan discounted such potential 2003 stock prices to the present time assuming discount rates ranging from 14.0% to 16.0%. Finally, J.P. Morgan determined the blended value available to shareholders by adding the ratio of each repurchase price times the portion of all outstanding shares repurchased to the ratio of each discounted implied potential 2003 share price times the fraction resulting from subtracting such portion from one.

    J.P. Morgan noted that the implied blended values derived through this analysis ranged from $14 per share to $18 per share utilizing management's projections.

    In addition, J.P. Morgan performed a similar analysis utilizing projections developed by J.P. Morgan based on projections published for the company by equity analysts, the consensus earnings estimates as published by I/B/E/S and projected earnings growth rated published by equity analysts. J.P. Morgan noted that the implied blended values derived through this analysis ranged from $15 per share to $19 per share utilizing such analyst projections.

    PUBLIC TRADING MULTIPLES. Using publicly available information, J.P. Morgan compared selected financial data, ratios and multiples of IBP with similar data, ratios and multiples for selected publicly traded companies engaged in the meat processing and branded foods sector. J.P. Morgan noted that it did not deem these companies fully comparable to IBP and thus evaluated this information for reference only.

    The companies selected by J.P. Morgan were:

       Smithfield Foods, Inc.
       Hormel Foods Corporation
       ConAgra Foods, Inc.
       Tyson Foods, Inc.
       WLR Foods, Inc.
       Sanderson Farms, Inc.
       Pilgrim's Pride Corporation
       Cagle's, Inc.

    For each of these companies, publicly available financial performance through the twelve months ended June 30, 2000 was measured. In addition, J.P. Morgan derived estimates of sales, EBITDA, and net income for calendar years 2000 and 2001 from public equity analyst estimates. The analysis produced a range of multiples for firm value (which J.P. Morgan defined for purposes of its analyses as market value of common equity and preferred stock plus debt net of cash and marketable securities and minority interest) over various estimated financial benchmarks, including sales and EBITDA, and for the market value of common equity (price) over earnings (the price-to-earnings multiple or P/E). The analysis indicated firm value to projected 2000 EBITDA multiples from 3.3x to 6.9x and firm value to projected 2001 EBITDA from 2.9x to 6.0x. The analysis also showed multiples of price to latest twelve months earnings of 3.0x to 17.8x, 2000 P/E ratios of 4.0x to 22.2x and 2001 P/E ratios of 3.7x to 14.2x. In addition, the analysis showed multiples of equity value to book value ranging from 0.5x to 3.3x.

    J.P. Morgan noted that, utilizing management projections, the proposed merger implies multiples of firm value to projected 2000 EBITDA of 5.4x and 2001 EBITDA of 5.3x, respectively. In addition, J.P. Morgan noted that the implied 2000 P/E multiple in the merger is 8.9x and the implied 2001 P/E multiple is 11.4x.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined selected transactions and transaction proposals involving companies in the meat processing and branded foods industry. J.P. Morgan noted that it did not deem these transactions fully comparable to the proposed merger and thus evaluated this information for reference only.

    Specifically, J.P. Morgan reviewed the following transactions:

DATE                                          TARGET                                   ACQUIROR
----                                          ------                                   --------
Sep-00                    WLR Foods, Inc.                                  Pilgrim's Pride Corporation
Dec-99                    Corporate Brand Food America, Inc.               IBP, inc.
Dec-99                    Seaboard Corporation -- poultry division         ConAgra Foods, Inc.
Sep-99                    Tyson Foods, Inc. -- pork division               Smithfield Foods, Inc.
Sep-99                    Murphy Farms, Inc.                               Smithfield Foods, Inc.
Jul-99                    Thorn Apple Valley, Inc.                         IBP, inc.
Feb-99                    Carroll's Foods, Inc.                            Smithfield Foods, Inc.
Dec-98                    Ross Breeders                                    Investor Group
Jul-98                    Nestle USA, Inc. -- Libby's division             International Home Foods, Inc.
Jan-98                    Goodmark Foods, Inc.                             ConAgra Foods, Inc.
Dec-97                    Schneider Corporation                            Smithfield Foods, Inc.
Sep-97                    Hudson Foods, Inc.                               Tyson Foods, Inc.
Sep-97                    Golden Poultry Co., Inc.                         Gold Kist, Inc.
Mar-97                    Foodbrands America, Inc.                         IBP, inc.
Sep-95                    Cargill, Inc. -- boiler and McCarty units        Tyson Foods, Inc.
Jan-94                    WLR Foods, Inc.                                  Tyson Foods, Inc.
Aug-89                    Holly Farms Corporation                          Tyson Foods, Inc.

    J.P. Morgan calculated a range of multiples of firm value to EBITDA for the twelve month periods prior to the respective transaction announcements implied in these transactions. J.P. Morgan noted that the range of EBITDA multiples implied by these transactions ranged from 5.0x to 12.6x. J.P. Morgan noted that, utilizing management projections, the proposed merger implies multiples of firm value to projected 2000 EBITDA of 5.4x.

    The summary set forth above is not a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that you must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, neither IBP nor J.P. Morgan nor any other person assumes responsibility if future results are materially different from those forecasted.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The special committee selected J.P. Morgan to deliver an opinion with respect to the proposed merger on the basis of such experience.

    J.P. Morgan acted as exclusive financial advisor to the special committee of IBP's board of directors with respect to the proposed merger and received at the signing of the merger agreement a fee of $1.0 million from IBP for its services. J.P. Morgan will also be reimbursed for its reasonable expenses and will receive an additional fee of $4.0 million upon consummation of the proposed merger. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of IBP or members of the investor group and/or affiliates thereof, as applicable, for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

PURPOSE OF RAWHIDE HOLDINGS AND DLJMB; REASONS FOR AND STRUCTURE OF THE MERGER

    PURPOSE OF RAWHIDE HOLDINGS AND DLJMB

    The purpose of Rawhide Holdings and DLJMB in proceeding with the merger is to obtain control of IBP, while providing IBP shareholders with the opportunity to liquidate their investment in IBP for cash at a price representing a significant premium to market prices for IBP common stock before the public announcement of the merger agreement. The desire on behalf of Rawhide Holdings and DLJMB to complete the merger was motivated largely by the continuing low valuation placed on IBP's common stock in the public markets despite IBP's ongoing transition from a traditional packer of fresh beef and pork to a leading processed foods company supplying value added specialty foods and case ready meat products to a variety of niche markets. Rawhide Holdings and DLJMB believe that this focus will over time diversify IBP's revenue and earnings stream as well as improve its overall growth prospects and profit margins.

    Because of IBP's low public market valuation, which Rawhide Holdings and DLJMB believe is driven by a demand for short-term return and liquidity, Rawhide Holdings and DLJMB believe that management felt pressured to take further actions to increase shareholder value. This short-term focus on increasing shareholder value contributed to the desire of Rawhide Holdings and DLJMB to undertake the merger. Rawhide Holdings and DLJMB came to believe that IBP's future could be better managed without the short-term focus of the public markets, especially in light of IBP's business strategy to become a more diversified food company with significant operations in processed foods, branded food products and case ready meat products. Rawhide Holdings and DLJMB believe that this strategy, which will take significant time and resources to fully implement, involves risks that would not be readily acceptable to public shareholders but in the long run will pay off in terms of providing more stable recurring revenue.

    Rawhide Holdings and DLJMB believe that IBP, as a private company, would be better positioned to implement its business strategy to reduce the proportion of its revenue derived from traditional fresh beef and pork packing operations and focus on increasing its presence as a value added processor of specialty food and case ready meat products. Rawhide Holdings and DLJMB believe that this focus will lead to a more stable revenue and earnings mix. While DLJMB believes that IBP's track record for operating value added processed foods operations is strong so far, this strategy has many risks, including:

    - The pace of change in consumer tastes affecting IBP's end markets has been rapid and could make some of IBP's branded processed food offerings obsolete before IBP has recovered the cost of developing them or obtained the planned return on investment.

    - The processed foods business is highly competitive and many of IBP's competitors may have greater capital, management and other resources than IBP.

    - The strategy of delivering fresh beef and pork in case ready form is unproven and requires significant capital expenditures. IBP may experience unforeseen problems including, but not limited to, manufacturing execution, cost management and customer acceptance that could adversely affect its ability to obtain its planned return on investment on these capital expenditures.

    Based on the relatively low stock prices of IBP's common stock during the six months prior to the announcement of the merger agreement, each of Rawhide Holdings and DLJMB believes that the public markets had determined that the lack of liquidity, demand for short-term results and the risks outlined above outweigh the potential benefits of IBP's business strategy. Each of Rawhide Holdings and DLJMB, however, believes that long-term, such risks do not outweigh the potential benefits and therefore desire to effect the merger. The low trading price of IBP's common stock was a significant factor in the decision of Rawhide Holdings and DLJMB to proceed with the merger as they believed IBP's stock price at the time of their offer did not reflect the long-term value of IBP's business which, based on their confidence in IBP's business for the reasons set forth above, they hoped to realize.

    REASONS FOR AND STRUCTURE OF THE MERGER

    DLJMB continuously evaluates investment opportunities on both a domestic and international basis. As a result of such continual evaluation, DLJMB concluded that IBP might be an attractive candidate for a possible investment. DLJMB based its decision to proceed with the proposed transaction on its assessment of the values inherent in IBP and the potential investment returns that a transaction of the type ultimately negotiated and described in this proxy statement could yield for DLJMB.

    After meeting with Robert L. Peterson and Richard L. Bond on June 29, 2000, DLJMB approached ADM, Booth Creek and Jeffrey J. Joyce, all of whom were existing stockholders of IBP, to assess whether they would be interested in participating in the proposed transaction with DLJMB as an additional source of equity capital.

    As mentioned above, the benefit of the merger to Rawhide Holdings and DLJMB is the acquisition of control of a company that it has assessed has certain inherent qualities.

    The detriments to the completion of the merger to Rawhide Holdings and DLJMB include:

    - the significant cash outlay required by Rawhide Holdings and DLJMB to complete the merger; and

    - the surviving company's inability to use publicly traded equity securities as acquisition capital.

POSITION OF RAWHIDE HOLDINGS AND DLJMB

    The rules of the SEC require each of Rawhide Holdings and DLJMB to express its belief as to the fairness of the merger to IBP's shareholders (excluding persons associated with the buyout group). As described in more detail under "Special Factors--Background of the Merger," the terms of the merger agreement and the voting agreement were negotiated at arms' length among IBP, Rawhide Acquisition,

Rawhide Holdings, ADM, Booth Creek and Jeffrey J. Joyce. Neither Rawhide Holdings nor DLJMB independently considered the fairness of the merger consideration to IBP's shareholders. Based exclusively on the evaluation of the merger by the special committee, its financial advisor, and the board of directors, including a review of the description in this proxy statement of the information and factors considered by each of them in concluding that the terms of the merger agreement are fair to and in the best interests of IBP's shareholders, each of Rawhide Holdings and DLJMB has adopted the analysis of the special committee as to the fairness of the merger consideration and believes that the terms of the merger agreement are fair to and in the best interests of IBP's shareholders (excluding persons associated with the buyout group).

    Based exclusively on the evaluation of the special committee and the board of directors of IBP, including a review of the description in this proxy statement of the factors that the board of directors considered in rendering their conclusion that sufficient procedural safeguards to ensure the fairness of the transaction were present, each of Rawhide Holdings and DLJMB believes that sufficient procedural safeguards to ensure the fairness of the transaction were present.

    While there may be some detriments to IBP's shareholders (excluding persons associated with the buyout group) as a result of the merger, such as ceasing to have an interest in IBP's future growth, if any, going forward, IBP's shareholders will benefit from the merger, if it is approved, since the merger consideration to be paid to the shareholders represents a significant premium over the market price of IBP's shares prior to the public announcement of the merger agreement. Neither Rawhide Holdings nor DLJMB has received any report, opinion or appraisal from an outside party which is materially related to the merger agreement or the merger. In particular, neither Rawhide Holdings nor DLJMB has received any report, opinion or appraisal relating to the fairness of the merger agreement and the merger to IBP or its shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS; CERTAIN IBP BENEFIT PLANS; AND CONTINUED OWNERSHIP OF IBP AFTER THE MERGER

    GENERAL

    In considering the recommendation of the special committee and the board of directors, you should be aware that certain of IBP's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters described under "--Recommendation of the Special Committee and the Board of Directors; Purpose and Reasons for the Merger."

    CONTINUING OWNERSHIP

    Immediately prior to the merger, Robert L. Peterson, Richard L. Bond and certain other members of IBP management are expected to acquire shares of Rawhide Holdings common stock both for cash and in exchange for shares of IBP common stock valued at $22.25 per share.

    It is contemplated that certain management and officers of IBP and its subsidiaries will be offered the opportunity to retain all or a portion of their interest in IBP after the merger becomes effective. Just before the merger becomes effective, such management and officers who so elect are expected to exchange a portion of their shares of IBP common stock valued at $22.25 per share for newly authorized shares of Rawhide Holdings common stock. The process of exchanging some of their shares of IBP common stock for Rawhide Holdings shares would allow them to retain an equity interest through the merger without suffering adverse tax consequences.

    Robert L. Peterson currently intends to exchange $2,500,000 in cash and 467,200 shares of IBP common stock he already owns for Rawhide Holdings common stock. Richard L. Bond currently intends to exchange $1,500,000 in cash and 8,350 shares of IBP common stock he already owns for Rawhide Holdings common stock.

    In addition, following the merger, it is contemplated that equity plans and other incentives relating to IBP's equity securities will be made available to some of IBP's employees (including the members of IBP management referred to above). It is contemplated that the equity plans will involve the opportunity to invest directly in the common stock of Rawhide Holdings and the availability of non-recourse loans to participating employees.

    MANAGEMENT INVESTMENT PROGRAM

    Rawhide Holdings expects to adopt a program under which members of management may purchase up to a total of 8% of the common stock of Rawhide Holdings (excluding warrants and options) at $22.25 per share. It is contemplated that non-recourse loans to purchase a portion of the common stock available for purchase under this program will be made available to members of management. The opportunity to purchase shares under the management investment program will be allocated among members of management by Robert L. Peterson, subject to the reasonable approval of DLJMB.

    NEW OPTION PLAN

    Rawhide Holdings expects to adopt a new option plan, to take effect as of the effective time of the merger, under which options to purchase up to a total of 10% of the common stock of Rawhide Holdings (excluding warrants and options) will be available for award to members of management at $22.25 per share. Of the options to be awarded under the plan, 60% will vest based on the lapse of time, at the fifth anniversary of the effective time of the merger (or, if sooner, upon a change in control), provided the optionee remains an employee as of that date. The remaining 40% of options available for award under the plan will vest based on achievement of specified EBITDA targets for the five fiscal years after the effective time of the merger. Options under the new option plan will be allocated by Robert L. Peterson, subject to the reasonable approval of DLJMB.

    TREATMENT OF EXISTING OPTIONS; PHANTOM EQUITY PROGRAM

    Certain directors, officers and employees have previously received options to acquire shares of IBP common stock under various IBP stock plans. At the effective time of the merger, all outstanding options will be cancelled. In general, each option with an exercise price of less than $22.25 held by such individuals will be cashed out at the effective time of the merger, in the amount of the difference between $22.25 and the exercise price of the option, multiplied by the number of shares to which the option relates. No payment will be made with respect to any option with an exercise price greater than or equal to $22.25. Certain members of management are expected to be given the opportunity, in advance of the effective time of the merger, to waive the right to this cash payment and to elect instead to convert that right into "phantom" shares of common stock, as further described below.

    The table below shows the number of options currently held by each of IBP's executive officers and directors, and all other individuals as a group, and the amounts to be paid to these individuals at the effective time of the merger in exchange for cancellation of these options, assuming none of such individuals elected to convert their right to receive those amounts into phantom shares of common stock.

                                                              OUTSTANDING     PAYMENT AT
NAME                                                           OPTIONS*     EFFECTIVE TIME
----                                                          -----------   --------------
INDEPENDENT DIRECTORS:
  John S. Chalsty...........................................       6,500    $    45,531.00
  Wendy L. Gramm............................................       6,500    $    43,281.25
  John Jacobson, Jr.........................................       2,500    $     5,781.25
  Martin A. Massengale......................................       3,000    $     4,531.25
  Michael L. Sanem..........................................       2,500    $     5,781.25
  Jo Ann R. Smith...........................................       4,300    $    19,131.25
EXECUTIVE OFFICERS:
  Richard L. Bond...........................................     218,020    $ 1,155,155.00
  Randy Devening............................................      22,000    $   110,250.00
  Craig J. Hart.............................................      32,890    $   148,732.50
  Eugene D. Leman...........................................     145,200    $   866,987.50
  Robert L. Peterson........................................     420,000    $ 2,608,125.00
  Larry Shipley.............................................      87,660    $   352,620.00
ALL OTHER INDIVIDUALS AS A GROUP............................   4,025,714    $19,920,921.63
* INCLUDES BOTH IN AND OUT OF THE MONEY OPTIONS

    The actual amounts to be paid to these persons will be reduced by any applicable federal and state income and payroll tax withholding.

    Certain members of IBP's senior management team to be designated by Robert
L. Peterson are expected to be offered an irrevocable election to either receive the cash-out of their option values as described above, or instead to convert the right to that cash-out into "phantom" common shares. If a member of management makes this election, he or she will be awarded a number of phantom shares with a value equal to the cash amount to which he would have been entitled in connection with his or her options, as described above. Each phantom share will represent an unfunded, contractual obligation on the part of Rawhide Holdings to issue the holder a common share at the earlier of the fifth anniversary of the effective time of the merger, in limited circumstances on the holder's termination of employment, or an initial public offering. Each phantom share will be immediately fully vested upon the date of grant.

    TREATMENT OF EXISTING RESTRICTED SHARES

    Certain officers and employees have received restricted shares of IBP common stock under various IBP stock plans. Vesting of all restricted shares will accelerate upon the effective time of the merger and, unless they elect otherwise as described below, the holders will receive merger consideration on the same basis as all other shareholders of IBP. If the holder of restricted shares so elects, the merger consideration to which he or she would otherwise be entitled will not be paid at the effective time of the merger, but will instead be deferred under the terms of IBP's Retirement Income Plan, a nonqualified deferred compensation arrangement.

    PUT AND CALL RIGHTS

    It is contemplated that members of management will have the right to sell, or "put," their shares of Rawhide Holdings common stock to Rawhide Holdings upon termination of employment under certain circumstances. For example, upon an executive's death or disability or retirement on or after the later of his or her 65th birthday and the sixth anniversary of the effective time of the merger, the executive (or his or her estate) may sell all shares purchased under the management investment program and new option plan described above to Rawhide Holdings at fair market value. Members of management also have the right to put (and, in some cases, Rawhide Holdings has the right to call) their shares upon termination of employment for other reasons. The existence of these rights, and the prices at which they may be exercised, depend upon the plan or program under which the shares were acquired and the circumstances of termination of employment.

    EMPLOYMENT AGREEMENTS

    It is contemplated that Rawhide Acquisition will enter into employment agreements with Robert L. Peterson and Richard L. Bond, which will become effective upon the completion of the merger.

    Mr. Peterson's new employment agreement is expected to have a term of five years, during the first two years of which he will serve as Chief Executive Officer and receive annual salary of $1 million, and during the last three years of which he will serve as Chairman of the board of directors of Rawhide Holdings and receive annual salary of $500,000, adjusted for inflation. The agreement is also expected to provide for a one-time grant to Mr. Peterson, as of the effective time of the merger, of restricted common stock of Rawhide Holdings with a value of $21 million (valued at $22.25 per share). This restricted stock will vest as to 20% per year over the five-year period beginning on the effective time of the merger. In addition, Mr. Peterson will be eligible for awards under the new option plan described above, and for annual bonuses at the discretion of the board of directors of Rawhide Holdings. The agreement is expected to provide that if Mr. Peterson is involuntarily terminated without "cause", voluntarily terminates for "good reason," as those terms are defined in the agreement, or dies or becomes disabled, he will receive a lump sum payment equal to five times his annual base salary for the prior calendar year and full vesting of restricted stock and any unvested time-vesting options. "Good reason" will be defined to include the failure by the board of directors of Rawhide Holdings to follow Mr. Peterson's good faith recommendation as to two or more significant policy decisions during the term of his agreement.

    Mr. Bond's new employment agreement is expected to be similar to Mr. Peterson's, except that:

    - during the first two years of the agreement's term Mr. Bond will serve as Chief Operating Officer, and during the last three years he will serve as Chief Executive Officer;

    - Mr. Bond will receive an annual salary of $800,000 during the first year of the agreement's term, $900,000 during the second year, and $1 million, adjusted for inflation, during the remaining three years;

    - Mr. Bond will receive a minimum annual bonus of 0.3% of the surviving corporation's operating earnings (as adjusted consistent with his current bonus plan) during the first year of the agreement's term, 0.4% during the second year, and 0.5% during each of the remaining three years;

    - Mr. Bond is not entitled to an award of restricted stock; and

    - the definition of "good reason" under Mr. Bond's agreement does not include the board's failure to follow recommendations by Mr. Peterson, but does include enhanced protection against demotion or reduction in Mr. Bond's responsibilities following a departure by Mr. Peterson for good reason.

    The following table illustrates the amount of the lump sum payments that Messrs. Peterson and Bond would be entitled to receive under the agreements described above if their employment were terminated within six months after the effective date of the merger:

                                                          AMOUNT OF
EXECUTIVE                                                  PAYMENT
---------                                                ------------
Robert L. Peterson.....................................  $5.0 million
Richard L. Bond........................................  $4.0 million

    OTHER SEVERANCE AGREEMENTS

    Rawhide Acquisition is also expected to enter into severance agreements with four other executives, to be designated by Mr. Peterson. These agreements will provide for benefits upon termination similar to the severance benefits provided under Mr. Bond's employment agreement, as described above, except that the cash lump sum to be paid upon termination of employment will be equal to two times the executive's annual base salary.

    OTHER BENEFIT AGREEMENTS

    It is contemplated that a transaction bonus pool totaling $6 million will be made available for allocation among the members of management immediately after the effective time of the merger. Awards from the bonus pool will be allocated by Mr. Peterson, subject to the reasonable approval of DLJMB.

    In addition, for a period of at least five years following the effective time of the merger, Rawhide Holdings has agreed to maintain employee benefits and cash compensation providing substantially comparable value, in the aggregate, to the employee benefits and cash compensation currently provided by IBP to its employees. During the 30-month period beginning at the effective time of the merger, the Chief Executive Officer of Rawhide Holdings will have the right to direct that its Retirement Income Plan, a nonqualified deferred compensation arrangement, be terminated and the benefits under the plan immediately distributed.

    OTHER EMPLOYMENT ARRANGEMENTS

    The merger agreement provides that, for a period of at least one year following the effective time of the merger, Rawhide Holdings will cause IBP and its subsidiaries to provide benefits to their respective employees (other than those represented for purposes of collective bargaining) which will, in the aggregate, be comparable to those currently provided by IBP and its subsidiaries to its employees (other than any stock option or other equity based incentive plan currently provided by IBP).

    INDEMNIFICATION AND INSURANCE

    Pursuant to the merger agreement, for six years after the closing date of the merger, Rawhide Holdings will cause the surviving corporation to indemnify and hold harmless IBP's present and former officers and directors for acts or omissions occurring before the close of the merger to the extent provided under IBP's articles of incorporation and by-laws in effect as of the date of the merger agreement. For six years after the close of the merger, Rawhide Holdings will cause the surviving corporation to provide officers' and directors' liability insurance for acts or omissions occurring before the close of the merger covering each such person currently covered by IBP's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on October 1, 2000; provided, that if the cost of such insurance on a per annum basis exceeds 200% of the amount per annum IBP paid in its last fiscal year, then Rawhide Holdings will cause the surviving corporation to provide only such coverage as is available at a cost of 200% of such amount.

TRANSACTIONS IMMEDIATELY PRIOR TO THE MERGER

    Immediately prior to the merger:

    - DLJMB will purchase some of the shares of IBP common stock owned by ADM, Booth Creek and Jeffrey J. Joyce for $22.25 per share.

    - ADM, Booth Creek and Jeffrey J. Joyce will acquire shares of Rawhide Holdings common stock in exchange for their remaining shares of IBP common stock valued at $22.25 per share, and may also acquire senior discount debentures of Rawhide Holdings and warrants to acquire Rawhide Holdings common stock for cash.

    - DLJMB will purchase shares of Rawhide Holdings common stock, senior discount debentures of Rawhide Holdings and warrants to acquire Rawhide Holdings common stock. The purchase price will be payable in cash and in shares of IBP common stock valued at $22.25 per share.

    - Robert L. Peterson, Richard L. Bond and certain other members of IBP management will acquire shares of Rawhide Holdings common stock. The purchase price will be payable in cash and in shares of IBP common stock valued at $22.25 per share.

CONSEQUENCES OF THE MERGER

    Pursuant to the merger agreement, following approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Rawhide Acquisition will be merged with IBP, and IBP will continue as the surviving company in the merger and a wholly-owned subsidiary of Rawhide Holdings. As a result of the merger, you will be entitled to receive $22.25 in cash for each of your shares of IBP common stock outstanding at the time of the merger, shares of IBP common stock held by Rawhide Holdings will be cancelled and each share of common stock of Rawhide Acquisition will be converted into one share of common stock of IBP, the surviving corporation.

    Following the merger, IBP's shareholders (excluding ADM, Booth Creek and Jeffrey J. Joyce, as well as Robert L. Peterson, Richard L. Bond and certain other members of IBP management) will cease to participate in IBP's future earnings or growth or benefit from any increases, if any, in the value of IBP stock. As a result of the merger, approximately 61.3% of Rawhide Holdings common stock outstanding immediately after the merger will be owned by DLJMB, 24.5% by ADM, 4.4% by Booth Creek and Jeffrey J. Joyce, and 9.8% by Robert L. Peterson, Richard L. Bond and certain other members of IBP management.

    IBP's common stock will be delisted from the New York Stock Exchange and will not be eligible for listing or trading on any exchange. IBP common stock is currently registered under the Securities Exchange Act of 1934. Following the merger, registration of IBP common stock under the Exchange Act will be terminated, and, other than as a result of IBP issuing any registered indebtedness, IBP will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act.

    At the effective time of the merger, options to purchase common stock under IBP's stock option plans will be cancelled, and the holders of such options will have the right to receive an amount of cash equal to $22.25 less the per share exercise price of that option, with all "out of the money" options terminated. See "Special Factors--Interests of Certain Persons in the Merger; Certain Company Benefit Plans; and Continued Ownership of IBP."

    The Certificate of Incorporation of IBP in effect immediately before the merger will remain IBP's Certificate of Incorporation immediately after the merger; however, the bylaws of Rawhide Holdings will be the bylaws of IBP immediately after the merger, in each case until amended in accordance with applicable law.

    IBP's executive officers immediately before the merger will remain as IBP's executive officers immediately after the merger. Rawhide Acquisition's directors immediately prior to the merger will become IBP's directors immediately after the merger.

PLANS FOR IBP AFTER THE MERGER

    EXTRAORDINARY CORPORATE TRANSACTIONS

    Except as described in this proxy statement, IBP has not, and IBP has been advised by Rawhide Holdings and DLJMB that they have not, approved any:

    - specific plans or proposals for any extraordinary corporate transaction involving IBP, as the surviving company after the completion of the merger;

    - sale or transfer of a material amount of assets currently held by IBP after the completion of the merger; or

    - specific plans or arrangements regarding the repayment of the financing of the merger consideration, except that DLJMB may reduce its equity participation in IBP to the extent of (i) any equity participation by employees following the completion of the merger or (ii) any equity participation by one or more institutional co-investors.

    MANAGEMENT

    IBP has been advised by Rawhide Holdings and DLJMB that it intends to retain IBP's senior management in comparable positions after the merger. Rawhide Acquisition will enter into employment agreements which will become effective upon the completion of the merger. See "--Interests of Certain Persons in the Merger; Certain IBP Benefit Plans; and Continued Ownership of IBP After the Merger." It is contemplated that after the merger, the board of directors of Rawhide Holdings will consist of nine members, including Robert L. Peterson and Richard L. Bond. The remaining directors of Rawhide Holdings will include five individuals to be designated by DLJMB, one individual to be designated by Booth Creek, and one individual to be designated by ADM.

    SHARE OWNERSHIP

    IBP has been advised by DLJMB that after the merger it intends to hold its shares of capital stock of IBP (through Rawhide Holdings) for long-term investment.

    CAPITALIZATION

    The equity capitalization of the surviving company following the merger is expected to consist of common stock, 100% of which will be owned by Rawhide Holdings. The equity capitalization of Rawhide Holdings following the merger is expected to consist of a single class of common stock and warrants to acquire common stock.

    RIGHT TO CHANGE PLANS

    Although DLJMB believes it is unlikely, it reserves the right to change its plans at any time. Accordingly, DLJMB may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by it after the merger or may decide that the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets in each case to one or more of its affiliates or to any other parties as warranted by future conditions. Although each of Rawhide Holdings and DLJMB believes it is unlikely, they reserve the right to make whatever personnel changes to the present management of IBP they deem necessary after completion of the merger.

CONDUCT OF THE BUSINESS OF IBP IF THE MERGER IS NOT COMPLETED

    If the merger is not completed, the board of directors expects to retain the current management team, although there can be no assurance it will be successful in doing so. There are no plans in such circumstances to operate the business in a manner substantially different from the manner it is operated today. From time to time, IBP will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of material United States federal income tax consequences of the merger to our shareholders whose shares of common stock are held as capital assets and converted into the right to receive $22.25 cash per share in the merger. Because it is a summary, it does not include an analysis of all potential tax effects of the merger.

    For example, this summary:

    - does not consider the effect of any applicable state, local or foreign tax laws;

    - does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances;

    - is not intended for shareholders that may be subject to special federal income tax rules, such as:

     - insurance companies,

     - tax-exempt organizations,

     - financial institutions or broker-dealers,

     - shareholders who hold their common stock as part of a hedge, straddle or conversion transaction,

     - shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and

     - shareholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States;

    - does not address tax consequences to shareholders who exercise their dissenters' rights;

    - does not address tax consequences to holders of stock options or restricted stock awards; and

    - does not address tax consequences to Rawhide Holdings, other parties that are part of, or are associated with, the buyout group, any of their affiliates or any person who would be treated as constructively owning IBP common stock after the merger by reason of the attribution rules of
      Section 318 of the Internal Revenue Code.

    This summary assumes that shareholders have held their common stock as a "capital asset" under the Internal Revenue Code. This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. Future legislative, judicial or administrative changes or interpretations could modify the discussion set forth in this summary. Any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

    You should consult your own tax advisor with respect to the particular tax consequences to you of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

    TREATMENT OF HOLDERS OF COMMON STOCK. The exchange of your shares of IBP common stock for $22.25 per share in cash in the merger will be taxable to you. You will recognize a capital gain or loss equal to the difference between
(1) the amount of cash you receive in the merger and (2) your tax basis in the common stock. Generally, your tax basis in your common stock will be equal to what you paid for your stock.

    If you are an individual, (1) capital gain will be taxable at a maximum capital gains rate of 20% if you held your shares for more than one year at the time of the merger and (2) capital loss may generally only be offset against capital gains or up to $3,000 per year of ordinary income, with a carryover of capital loss to the extent unused.

    BACKUP WITHHOLDING. You may be subject to backup withholding at the rate of 31% with respect to the gross proceeds you receive from the exchange of your common stock unless you:

    - are a corporation or other exempt recipient and, when required, establish this exemption; or

    - provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

    If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against your federal income tax liability, provided that you forward appropriate information to the Internal Revenue Service. We will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

FINANCING; SOURCE OF FUNDS

    The amount of funds required to (1) fund the payment of the merger consideration and the surrender of outstanding stock options, (2) refinance certain existing indebtedness of IBP and (3) pay the fees and expenses in connection with the merger is estimated to be $3,331.3 million.

    Rawhide Holdings and Rawhide Acquisition intend to finance these transactions and the related fees and expenses from concurrent equity and debt financings, as follows:

    - approximately $1,281.3 million of Rawhide Holdings common stock and senior discount debentures of Rawhide Holdings with warrants to purchase Rawhide Holdings common stock will be purchased by DLJMB and its affiliates, ADM, Booth Creek and Jeffrey J. Joyce, as well as Robert L. Peterson, Richard
      L. Bond and certain other members of IBP management;

    - approximately $1,150.0 million of term loans will be provided to IBP, as the surviving company after the merger, under a $1,650.0 million senior secured credit facility, consisting of a $500.0 million five and one-half-year amortizing term loan facility, a $650.0 million seven-year amortizing term loan facility and a $500.0 million five and one-half-year revolving loan facility, each to be arranged by DLJ Capital
      Funding, Inc.; and

    - approximately $900.0 million will be raised through a public offering or private placement of senior unsecured notes and senior subordinated notes of IBP, as the surviving company, or, if it is not possible to raise such funds, through senior unsecured bridge notes and senior subordinated bridge notes of IBP, as the surviving company, to be purchased by DLJ Bridge Finance, Inc.

    In addition, all of IBP's outstanding 7.95% Senior Notes due 2010, 7.45% Senior Notes due 2007, 6.125% Senior Notes due 2006 and 7.125% Senior Notes due 2026 in an aggregate principal amount of approximately $625.0 million, and referred to in this proxy statement as the continuing senior notes, and certain existing capital leases of IBP in an aggregate principal amount of approximately $26.7 million will remain outstanding after the merger.

    At the time the merger becomes effective, IBP is expected to borrow the full amount of the $1,150.0 million term loans.

    On October 1, 2000, DLJ Merchant Banking III, Inc. received an executed commitment letter from each of DLJ Capital Funding, Inc. and DLJ Bridge Finance, Inc. under which DLJ Capital Funding, Inc. agreed to provide the new credit facilities, and DLJ Bridge Finance, Inc. agreed, in the event IBP is unable to raise funds through a public offering or private placement, to purchase the entire amount of the senior unsecured bridge notes and senior subordinated bridge notes.

    Also on October 1, 2000, Rawhide Holdings received an executed commitment letter from DLJMB, ADM, Booth Creek, Jeffrey J. Joyce, Robert L. Peterson and Richard L. Bond under which each of them agreed to purchase, in the case of ADM, Booth Creek and Messrs. Joyce, Peterson and Bond, Rawhide Holdings common stock and, in the case of DLJMB, Rawhide Holdings common stock and senior discount debentures of Rawhide Holdings with warrants to purchase Rawhide Holdings common stock, in an aggregate amount of $1,194.2 million.

    DLJMB expects that it may seek to have a portion of its equity investment in Rawhide Holdings made by one or more co-investors. DLJMB does not expect that, as a result of any such co-investment, its ownership percentage of Rawhide Holdings common stock would be less than 45%.

    Each of these commitments is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such commitment.

    It is anticipated that:

    - The $1,650.0 million senior secured credit facility will consist of a revolving credit facility, a tranche A term loan and a tranche B term loan. The tranche A term loan and the revolving credit facility will mature five and one-half years after the closing of the merger, and the tranche B term loan will mature seven years after the closing of the merger;

    - The new credit facility will be subject to a potential, although uncommitted, increase of up to $50 million, at IBP's request, at any time prior to the date falling five and one-half years after the closing of the merger. The increase will only be available if one or more of the lending institutions or other financial institutions agree to finance this increase;

    - Loans under the new credit facility will bear interest, at IBP's option, at either the base rate or reserve-adjusted LIBOR plus, in each case, an applicable margin;

    - All direct and indirect domestic subsidiaries of IBP will be guarantors of the new credit facility; and

    - The new credit facility will be secured by substantially all of the assets of IBP and such subsidiaries, the capital stock of IBP and all direct and indirect domestic subsidiaries of IBP, 65% of the capital stock of all foreign direct subsidiaries of IBP and its direct and indirect domestic subsidiaries and all intercompany indebtedness held by IBP and its direct and indirect domestic subsidiaries. As required under the terms of the indentures governing the continuing senior notes, such continuing senior notes will be secured equally and ratably with the new credit facility.

    It is anticipated that any public offering of senior unsecured notes would be senior unsecured notes due 2011 carrying interest at a rate to be determined. These notes would be general unsecured obligations and will rank, except for being unsecured, PARI PASSU with IBP's other senior obligations, including any borrowings under the new credit facility and the continuing senior notes.

    It is anticipated that any public offering of senior subordinated notes would be senior subordinated notes due 2011 carrying interest at a rate to be determined. These notes would be general unsecured obligations and will rank junior to IBP's senior obligations, including any borrowings under the new credit facility, the continuing senior notes and the senior unsecured notes.

    The offering of the senior unsecured notes and senior subordinated notes would be conditioned on the closing of the merger.

FEES AND EXPENSES

    IBP estimates that it will incur merger-related fees and expenses, consisting primarily of commitment fees under certain debt arrangements, financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling
approximately $    million, assuming the merger is completed. This amount
consists of the following estimated fees:

DESCRIPTION                                                     AMOUNT
-----------                                                   -----------
                                                              (DOLLARS IN
                                                               MILLIONS)
Advisory fees and expenses..................................     $ 25.0
Debt financing fees and expenses............................       69.0
Legal fees and expenses.....................................        TBD
Accounting fees and expenses................................        TBD
SEC filing fee..............................................         .5
Printing, solicitation and mailing costs....................        TBD
Miscellaneous and other expenses............................     $ 22.5
                                                                 ------
Total.......................................................     $  TBD

REGULATORY REQUIREMENTS

    In connection with the merger, IBP will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

    - filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law after the approval of the merger proposal by IBP shareholders;

    - complying with federal and state securities laws; and

    - notifying and furnishing certain information to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act.

    Under the HSR Act, the merger may not be completed until the expiration of a waiting period of 30 calendar days following the receipt of all required filings, unless the waiting period is earlier terminated by the FTC or the Antitrust Division, or unless the waiting period is extended by a request for additional information or documentary material. It is anticipated that IBP, DLJMB, Rawhide Acquisition, ADM and Booth Creek will make the requisite filings under the HSR Act. Each of the filing parties believes that consummation of the merger will not violate any antitrust laws. The FTC and the Antitrust Division have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state in which IBP, Rawhide Holdings, Rawhide Acquisition or ADM has operations may also review the merger under state antitrust laws.

SHAREHOLDER LAWSUITS CHALLENGING THE MERGER

    Between October 2 and November 1, 2000, fourteen actions were filed in the Delaware Court of Chancery entitled: Baruch Mappa v. Richard L. Bond et al., Civil Action No. 18373-NC; Michael Taragin v. Richard L. Bond et al., Civil Action No. 18374-NC; David Shaev v. Rawhide Acquisition Corporation et al., Civil Action No. 18375-NC; Charles Miller v. Richard L. Bond et al., Civil Action No. 18376-NC; Olga Fried v. Richard L. Bond et al., Civil Action No.18377-NC; Peter Robbins v. IBP, inc. et al., Civil Action No. 18382-NC; Jerry Krim and Jeffrey Kassoway v. IBP, Inc., et al., Civil Action No. 18383-NC; Harriet Rand v. Richard L. Bond et al., Civil Action No. 18385-NC; and Albert Ominsky v. Richard L. Bond et al., Civil Action No. 18386-NC; C. Oliver Burt v. Richard L. Bond et al., Civil Action No. 18398-NC; Eric Meyer v. Richard L. Bond et al., Civil Action No. 18399-NC; Lousie E. Murray v. Rawhide Acquisition Corporation et al., Civil Action No. 18411-NC, Marvin Masel v. Richard L. Bond et al., Civil Action No. 18413-NC and Rocco Landesman v. Richard L. Bond et al., Civil Action No. 18474-NC. On November 13, 2000, the Delaware Court of Chancery entered an order directing the consolidation of these actions into a single action. At a hearing on November 21, 2000, the Delaware Court of Chancery stated that it would designate the Landesman complaint as the consolidated complaint. In addition, one action was filed in the United States District Court for the District of South Dakota on November 8, 2000, entitled Teamsters Local Nos. 175 and 505 Pension Trust Fund v. IBP, inc. et al, Civ. No. 00-4211. These actions were filed by persons alleging to be shareholders of IBP. Though the Landesman and Teamsters complaints are not identical, both complaints name as defendants IBP, each of IBP's directors, DLJ and ADM. Seeking to represent a purported class of IBP's shareholders excluding the defendants, plaintiffs in both actions generally allege that IBP's directors, aided and abetted by the other defendants, have breached their fiduciary duties to plaintiffs and the alleged class by (1) agreeing to sell IBP at an inadequate price (2) advancing their personal interests at the expense of IBP's public shareholders and (3) erecting barriers to competing bids, including the $59 million termination fee. The complaints request preliminary and permanent injunctive relief against consummation of the merger, rescission of the merger in the event it is consummated, monetary damages and an award of attorneys' fees. IBP believes that the actions are without merit and intends to contest the actions vigorously.

                         CERTAIN FINANCIAL PROJECTIONS

    IBP does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. IBP management did, however, prepare certain projections at the request of J.P. Morgan which were provided to J.P. Morgan in connection with its analysis of the DLJMB proposal and its evaluation of IBP's financial position at that time. In addition, prior to preparing those projections, IBP management provided a significant amount of information and guidance to each of DLJMB and DLJSC to assist them in their consideration of a possible transaction. The projections set forth below are included in this proxy statement solely because of the disclosures that were made to J.P. Morgan, DLJMB and DLJSC. See "Special Factors--Background of the Merger" and "Special Factors--Opinion of the Financial Advisor for the Special Committee."

    IBP management does not normally project earnings and is especially wary of doing so over extended earnings periods due to unpredictability of earnings in what is a very cyclical business. These projections were prepared solely for the purpose of this transaction.

    IBP management has not historically broken out and reported earnings on the "divisional" or "segment" lines which are reported in these projections. These categories are IBP management's subjective categorizations of IBP's business segments, and cannot be tied to IBP's financial statements.

    THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROSPECTIVE FINANCIAL INFORMATION. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH THE ASSISTANCE OF OR REVIEWED, COMPILED OR EXAMINED BY, INDEPENDENT ACCOUNTANTS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY IBP MANAGEMENT, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND IBP'S CONTROL. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS SET FORTH BELOW WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS SET FORTH BELOW. SEE "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" ON PAGE 10 OF THIS PROXY STATEMENT.

    THE INCLUSION OF THE PROJECTIONS IN THIS PROXY STATEMENT SHOULD NOT BE REGARDED AS AN INDICATION THAT IBP, RAWHIDE HOLDINGS OR RAWHIDE ACQUISITION OR ANY OF IBP'S, RAWHIDE HOLDINGS' OR RAWHIDE ACQUISITION'S RESPECTIVE REPRESENTATIVES, OR RESPECTIVE OFFICERS AND DIRECTORS, CONSIDER SUCH INFORMATION TO BE AN ACCURATE PREDICTION OF FUTURE EVENTS OR NECESSARILY ACHIEVABLE. IN LIGHT OF THE UNCERTAINTIES INHERENT IN FORWARD LOOKING INFORMATION OF ANY KIND, IBP CAUTIONS AGAINST RELIANCE ON SUCH INFORMATION. IBP DOES NOT INTEND TO UPDATE OR REVISE SUCH PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, UNLESS REQUIRED BY LAW.

FINANCIAL PROJECTIONS FURNISHED TO J.P. MORGAN

    The following table summarizes the projections that were provided by IBP management to J.P. Morgan:

                                                              FISCAL YEARS ENDING DECEMBER 25,
                                               ---------------------------------------------------------------
ITEM                                             2000       2001       2002       2003       2004       2005
----                                           --------   --------   --------   --------   --------   --------
                                                         (IN MILLIONS, EXCEPT PER SHARE INFORMATION)
Total Revenues...............................  $16,600    $17,300    $18,000    $18,600    $18,800    $19,500
EBIT by division
  Beef.......................................      273        157        138        152        154        170
  Pork.......................................       73         87         90         92         94         95
  Hide.......................................       36         38         37         37         37         39
  Case Ready.................................       (9)       (12)        58         71         96        121
  Lakeside...................................       22         17         17         17         17         17
  Logistics..................................       22         22         22         22         22         22
  Foodbrands.................................      125        137        181        228        273        297
Consolidated EBIT............................      542        446        543        619        693        760
EBITDA.......................................      709        642        762        861        954      1,035
Capital Expenditures.........................      500        500        400        400        300        250
Net Income...................................      267        208        267        318        372        424
Earnings Per Share...........................     2.48       1.93       2.49       2.96       3.46       3.95

    In preparing the financial projections, management was particularly attentive to IBP and its competitors' current position within the live cattle and hog cycles in particular, rather than the larger economic cycle. IBP management strongly believes that the highs and lows of the individual live cattle and hog cycles, which may or may not coincide with the larger macroeconomic cycles, are among the key drivers of financial performance. IBP's management based its projections on the belief that there will be no new major competitive entries into market in the foreseeable future. Additionally, management's projections reflect the belief that the "case ready" product line will be generating positive earnings before interest and taxes (EBIT) by 2002, reflecting the timing and execution risks associated with the business.

    The projections were driven in part by assumptions about the timing of livestock cycles. Earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and net income were projected to decrease in 2001 due primarily to a decline in fed cattle numbers beginning in 2001. Because it has historically taken approximately four years for fed cattle numbers to increase significantly after the beginning of a low supply of fed cattle, and the lowest supply of live cattle is expected in 2002, the price of live cattle was projected to stay relatively flat. The projected EBIT per head for the "Beef" division was projected to be $27.50, $16.50, $15.00, $16.50, $16.50 and $17.50 for the years 2000, 2001, 2002, 2003, 2004 and
2005, respectively.

    Because the live hog cycle has historically been much shorter than the live cattle cycle, one price was assumed as the average price for live hogs for the years 2001 through 2005 instead of predicting the movement of the pork price cycle during such period. The projected EBIT per head for the "Pork" division was projected to be $4.00, $4.80, $4.80, $4.80, $4.80 and $4.80 for the years
2000, 2001, 2002, 2003, 2004 and 2005, respectively.

    IBP's projected live cattle slaughter ranges between 9.2 million and
9.9 million, while the projected live hog slaughter ranges between 18.2 million and 19.9 million. The live cattle slaughter for the "Lakeside" division was projected to be 1.0 million in each year from 2000 through 2005.

    Management prepared an initial draft of its projections which it presented to J.P. Morgan at the beginning of J.P. Morgan's valuation work. This initial draft projected EBIT to be $532 million, $482 million, $548 million, $591 million, $620 million and $662 million for the years 2000, 2001, 2002, 2003, 2004 and 2005, respectively, and projected earnings per share of $2.43 and $2.18 for the years

2000 and 2001, respectively. After meeting with J.P. Morgan, management revised its assumptions to reflect an acceleration of capital spending and higher EBIT for cattle. The numbers set forth in the preceding paragraphs were based on these revised assumptions.

FINANCIAL PROJECTIONS PREPARED BY DLJMB AND DLJSC

    After signing a confidentiality agreement with IBP on July 5, 2000, DLJMB commenced its due diligence review of IBP and, with the assistance of IBP management, prepared a set of earnings projections. IBP management agreed with these projections, and a copy was provided to the special committee of the board of directors of IBP. The following table summarizes the projections prepared by
DLJMB:

                                                              FISCAL YEARS ENDING DECEMBER 25,
                                               ---------------------------------------------------------------
                                                 2000       2001       2002       2003       2004       2005
                                               --------   --------   --------   --------   --------   --------
                                                                        (IN MILLIONS)
Total revenues...............................  $16,249    $16,786    $17,659    $18,367    $19,069    $19,782
EBIT breakdown by division
  Beef.......................................      329        223        158        234        255        275
  Pork.......................................       73         82        100        118         66         83
  Case Ready.................................       (9)       (12)        50         66         79         90
  Logistics and other........................       22         27         26         25         24         23
  Foodbrands.................................      125        153        161        171        183        195
                                               -------    -------    -------    -------    -------    -------
Consolidated EBIT............................      539        473        495        614        606        668

EBITDA.......................................      722        691        738        879        893        977
Capital expenditures.........................      453        350        255        260        265        270
EBITDA -- Capital Expenditures...............      269        341        483        619        628        707

    Representatives of DLJMB had previously reviewed an additional set of earnings projections relating to IBP that had been prepared by DLJSC, and which had been shared with IBP management. These projections were provided by DLJSC for the June 29, 2000 meeting between DLJMB, DLJSC and IBP and projected EBITDA to be approximately $786 million, $867 million, $967 million, $1,044 million and $1,181 million for the years 2001, 2002, 2003, 2004 and 2005, respectively, and projected EBIT to be approximately $565 million, $617 million, $687 million, $734 million and $840 million for the years 2001, 2002, 2003, 2004 and 2005, respectively. IBP management had informed DLJMB and DLJSC that the projections by DLJSC could be $20 million too high in each year based on management's expectations about the pork division's profits, and IBP management estimated that capital expenditures for 2000 and 2001 combined would be between $900 million and $1,000 million. IBP management also discussed these projections with J.P. Morgan on June 29, 2000.

    These latter projections were not given any weight by DLJMB in its consideration of a possible transaction or in negotiating the transaction with the special committee. DLJMB believed such projections were not indicative of likely performance by IBP but could only be viewed as targets if IBP performed in excess of reasonable expectations. As a result, DLJMB used DLJSC's projections only as a basis for setting certain targets for the performance component of the new management option plans to be adopted by Rawhide Holdings after the merger.

    The various projections set forth above should be read together with the "Selected Historical Consolidated Financial Data" included in this proxy statement and IBP's historical financial statements and other financial information and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as set forth in IBP's Annual Report on Form 10-K for the fiscal year ended December 25, 1999, IBP's Quarterly Reports on Form 10-Q for the quarters ended March 25, 2000, June 24, 2000, and September 23, 2000, and IBP's Current Reports on Form 8-K dated October 2, 2000 and November 3, 2000, each of which is incorporated by reference into this proxy statement.

                              THE MERGER AGREEMENT

    On October 1, 2000, IBP entered into the merger agreement with Rawhide Holdings and Rawhide Acquisition. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER

    Upon effectiveness of the merger, Rawhide Acquisition will be merged with IBP, and IBP will continue as the surviving company and a wholly-owned subsidiary of Rawhide Holdings. In connection with the merger, you will be entitled to receive $22.25 in cash for each of your shares of IBP common stock outstanding at the time of the merger.

    As the surviving company after the merger, IBP will have all the property, rights and powers of both Rawhide Acquisition and IBP before the merger, and it will be liable for all of the debts, liabilities and obligations of both Rawhide Acquisition and IBP before the merger. After the merger, the separate corporate existence of Rawhide Acquisition will cease.

TIME OF CLOSING

    The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, Rawhide Acquisition and IBP will file a certificate of merger with the Secretary of State of the State of Delaware.

EXCHANGE AND PAYMENT PROCEDURES

    IBP will appoint an exchange agent to handle the exchange of its share certificates in the merger for cash. Soon after the merger becomes effective, the exchange agent will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the exchange agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the exchange agent may reasonably require, you will be entitled to receive $22.25 in cash per share. Until surrendered in this manner, each share certificate will represent only the right to receive the merger consideration.

    You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the exchange agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

    Any merger consideration made available to the exchange agent that remains unclaimed by IBP shareholders for six months after the time the merger becomes effective will be returned to IBP, as the surviving company after the merger, and any IBP shareholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration. Amounts unclaimed after two years will be kept by IBP, subject to state unclaimed property laws.

TRANSFERS OF SHARES

    No transfers of shares of IBP common stock will be made on IBP share transfer books after the merger becomes effective.

TREATMENT OF STOCK OPTIONS

    At the time the merger becomes effective, the merger agreement provides that all outstanding options to purchase shares of IBP common stock, including options exercisable for more than $22.25 per share, will be cancelled. In exchange, optionholders will receive, whether or not their options have vested, an amount determined by multiplying (1) the excess, if any, of $22.25 over the exercise price per share of the option by
(2) the number of shares subject to the option.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, IBP has represented and warranted certain matters to Rawhide Holdings. These include representations and warranties relating to:

    - its organization, standing and similar corporate matters;

    - its authorization to enter into the merger agreement;

    - regulatory consents;

    - non-contravention of its agreements;

    - its capital structure;

    - its subsidiaries;

    - the accuracy of its SEC filings;

    - its financial statements;

    - the accuracy of information contained in this proxy statement;

    - the absence of certain changes or events since the date of its most recent annual financial statements filed with the SEC;

    - the absence of material undisclosed liabilities;

    - the absence of pending or threatened material litigation;

    - filing of tax returns and payment of taxes;

    - existence of benefit plans and employment matters;

    - compliance with applicable laws;

    - possession of required material permits;

    - ownership of or rights to use its intellectual property;

    - environmental liabilities and compliance with environmental laws;

    - finders' fees and expenses;

    - the inapplicability of certain restrictions of Delaware law; and

    - the absence of a shareholder rights plan.

    The merger agreement also contains representations and warranties of Rawhide Holdings relating to, among other things:

    - its organization, standing and similar corporate matters;

    - its authorization to enter into the merger agreement;

    - non-contravention of its agreements;

    - the accuracy of information supplied by Rawhide Holdings in connection with this proxy statement;

    - finders' fees and expenses;

    - financing commitments in connection with the merger;

    - ownership of shares of IBP common stock;

    - the proposed equity commitment of the proposed shareholders of Rawhide Holdings; and

    - agreements between Rawhide Holdings, Rawhide Acquisition or DLJMB, on the one hand, and any director, officer, employee or stockholder of IBP, on the other hand.

    The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

COVENANTS OF IBP

    IBP has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

    INTERIM CONDUCT OF IBP'S BUSINESS

    From October 1, 2000 until the merger becomes effective, IBP has agreed to conduct its businesses in the ordinary course and consistent with past practice. IBP has also agreed to use its reasonable best efforts to preserve its business and relationships with third parties and employees.

    IBP has also agreed to certain specific restrictions during this period, which are subject to the exceptions described in the merger agreement. These include restrictions on:

    - amending its organizational documents;

    - making significant acquisitions, disposals and investments;

    - incurring significant debt;

    - making significant loans;

    - making significant capital expenditures;

    - splitting, combining or reclassifying its stock or declaring dividends;

    - adopting new employee compensation arrangements or materially increasing employee compensation or benefits;

    - approving any new labor agreements;

    - paying unusual claims; and

    - changing its tax elections or settling any material income tax liability.

    IBP has also agreed not to commit to do any of these things.

    NO SOLICITATION

    IBP and its subsidiaries and its officers, directors, employees and advisors have agreed not to take action to solicit, initiate, encourage or facilitate the making of any acquisition proposal. An acquisition proposal means any offer or proposal for, or any indication of interest in, any acquisition or purchase of securities representing more than 50% of IBP's voting power, or a substantial portion of its assets, or any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving IBP or its subsidiaries.

    Restricted actions include:

    - soliciting or encouraging the submission of any acquisition proposal or agreeing to endorse any acquisition proposal;

    - engaging in discussions or negotiations with any potential bidder, or disclosing non-public information relating to IBP or its subsidiaries; or

    - granting any waiver or release under any standstill or similar agreement with respect to any of IBP's equity securities.

    However, if IBP receives an unsolicited acquisition proposal which IBP's board of directors determines in good faith is reasonably likely to be superior to the merger, and IBP delivers prior written notice to Rawhide Holdings, IBP may:

    - furnish non-public information pursuant to a confidentiality agreement to the offeror;

    - engage in discussions or negotiations with the offeror; and

    - withdraw or modify the recommendation of IBP's board of directors contained in this proxy statement.

    COVENANTS RELATING TO THE SPECIAL MEETING AND PROXY MATERIALS

    IBP has agreed to call a special meeting to vote on the merger agreement and the merger. IBP has also agreed that its directors will recommend approval and adoption of the merger agreement and the merger by IBP's shareholders and that they will not withdraw their recommendation. This obligation is subject to IBP's rights discussed above.

    The merger agreement provides that IBP must prepare and mail this proxy statement quickly, use its reasonable best efforts to obtain shareholder approval for the merger and related matters and comply with all legal requirements at the special meeting.

    CERTAIN OTHER COVENANTS

    IBP has agreed that before the merger becomes effective it will provide evidence to Rawhide Holdings that, except as requested by Rawhide Holdings, IBP's current directors will resign when the merger becomes effective.

COVENANTS OF RAWHIDE HOLDINGS

    Rawhide Holdings has also undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

    SEC FILINGS

    Rawhide Holdings has agreed to file a transaction statement with the SEC relating to the merger, as required by the SEC's Rule 13e-3 under the Securities Exchange Act of 1934. The information included in this proxy statement is intended to comply with Rule 13e-3.

    CERTAIN EMPLOYEE MATTERS

    Rawhide Holdings has also agreed that for at least one year from the time of the merger, it will cause IBP, as the surviving company of the merger, and IBP's subsidiaries to provide benefits to its employees (other than those represented for purposes of collective bargaining) comparable to those currently provided by IBP and its subsidiaries. This does not apply to any stock option or other equity based incentive plan currently provided by IBP.

    INDEMNIFICATION AND INSURANCE OF IBP'S DIRECTORS AND OFFICERS

    Rawhide Holdings has also agreed to cause IBP, as the surviving company after the merger, to indemnify its present and former officers and directors against matters occurring before the merger became effective. This obligation lasts for a period of six years after the close of the merger. Rawhide Holdings has also agreed that for six years after the closing date of the merger, it will cause IBP, as the surviving company, to use its best efforts to provide officers' and directors' liability insurance for each person currently covered by IBP's officers' and directors' liability insurance policy on terms no less favorable than IBP's current policy. However, if the cost of such insurance on a per annum basis exceeds 200% of the amount per annum IBP paid in its last fiscal year, then Rawhide Holdings will cause IBP, as the surviving company, to provide only such coverage as is available at the cost of 200% of such amount.

    FINANCING

    Rawhide Holdings has also agreed to use its reasonable best efforts to obtain the financing required to complete the merger.

    ACQUISITIONS OF IBP COMMON STOCK

    Rawhide Holdings also agreed that neither it nor Rawhide Acquisition will acquire any shares of IBP common stock prior to the closing of the merger, other than any acquisitions from ADM, Booth Creek or Jeffrey J. Joyce.

ADDITIONAL AGREEMENTS

    Both parties to the merger agreement have agreed to use their reasonable best efforts to do or cause to be done anything necessary or advisable to consummate the merger and related transactions. The parties have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements.

CONDITIONS

    MUTUAL CLOSING CONDITIONS

    Both parties' obligations to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective of the following conditions:

    - the approval by IBP shareholders of the merger proposal;

    - the expiration of the HSR Act waiting period;

    - the absence of any legal prohibition preventing completion of the merger; and

    - the receipt of approvals of any governmental body in relation to the merger.

    ADDITIONAL CLOSING CONDITIONS FOR RAWHIDE HOLDINGS' AND RAWHIDE
     ACQUISITION'S BENEFIT

    Rawhide Holdings' and Rawhide Acquisition's obligations to complete the merger are subject to the following additional conditions:

    - the material performance by IBP of its obligations under the merger agreement;

    - IBP's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement;

    - there being no proceeding by any governmental body, among other things, challenging, delaying or prohibiting the merger or requiring IBP, as the surviving company after the merger, to dispose of a material portion of its assets;

    - the receipt by Rawhide Holdings of documents relating to IBP's standing and authority to enter into the merger agreement;

    - the availability to Rawhide Holdings and Rawhide Acquisition of sufficient funds to complete the merger;

    - the holders of no more than 5% of outstanding IBP common stock exercising their dissenters' rights;

    - IBP's total net indebtedness not being more than $1.5 billion at closing; and

    - IBP shall not have revalued any of its assets if the effect of such revaluation would reasonably be expected to be a material adverse effect on IBP.

    ADDITIONAL CLOSING CONDITIONS FOR IBP'S BENEFIT

    IBP's obligation to complete the merger is subject to the following additional conditions:

    - Rawhide Holdings' and Rawhide Acquisition's material performance of their obligations under the merger agreement;

    - Rawhide Holdings' representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement;

    - the board of directors receiving advice that when the merger becomes effective, IBP, as the surviving company, will not become insolvent, will not be left with unreasonably small capital, will not have incurred debts beyond its ability to pay such debts as they mature and its capital will not become impaired; and

    - the merger agreement must be approved by the holders of a majority of the shares of IBP common stock voting at the special meeting, other than shares owned beneficially by ADM, Booth Creek, Jeffrey J. Joyce, Robert L. Peterson or Richard L. Bond, or any of their affiliates.

    This last condition may be waived by IBP, provided that it gives written notice of such waiver to the stockholders at least 10 business days prior to the special meeting.

TERMINATION OF THE MERGER AGREEMENT

    RIGHT TO TERMINATE

    The merger agreement may be terminated at any time before the closing in any of the following ways:

        (a) by mutual written consent of IBP and Rawhide Holdings;

        (b) by either IBP or Rawhide Holdings if the merger is not completed by March 31, 2001. However, the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement in any material respect;

        (c) by either IBP or Rawhide Holdings if completion of the merger is illegal or prohibited;

        (d) by Rawhide Holdings if the board of directors withdraws, modifies or amends in a manner adverse to Rawhide Holdings their approval or recommendation of the merger or certain related matters, or if it recommends or endorses an alternative transaction, or if IBP fails to mail the proxy statement in a timely fashion or fails to include the recommendation of its board of directors in such proxy statement;

        (e) by IBP if the board of directors authorizes it to enter into another transaction that is superior to the merger in the manner set out in the merger agreement and IBP pays Rawhide Holdings the $59 million termination fee described below. However, IBP can only terminate the merger agreement in these circumstances if it has notified Rawhide Holdings of the material terms of the alternative transaction at least three business days prior to entering into such transaction and permitted Rawhide Holdings to make a new offer during such period which shall be considered by the special committee of the board of directors in good faith; and

        (f) by either IBP or Rawhide Holdings if IBP's shareholders do not approve the merger agreement and the merger.

    If the merger agreement terminates, it will become void. However, termination will not affect the rights of either party against the other for breach of the merger agreement. Also, certain obligations survive termination of the agreement, including the obligation to pay the fees described under "Termination Fees" below and certain confidentiality obligations.

TERMINATION FEES

    IBP has agreed to pay Rawhide Holdings $59 million in cash if the merger agreement is terminated by IBP or Rawhide Holdings for the reasons described in
(d) or (e) above.

    IBP must also pay Rawhide Holdings $59 million in cash if all of the following events occur:

    - the merger agreement is terminated by either IBP or Rawhide Holdings because IBP's shareholders do not approve the merger at the special meeting or the merger is not completed by March 31, 2001;

    - at the time of such termination or the special meeting, as the case may be, there is an alternative transaction proposal outstanding from a third party which is superior to the merger; and

    - within 6 months of the termination of the merger agreement, IBP enters into the alternative transaction or another transaction that is superior to such alternative transaction.

EXPENSES

    Upon termination of the merger agreement for the reasons described in (d),
(e) or (f) above, IBP shall reimburse Rawhide Holdings and its affiliates for all of their out-of-pocket fees and expenses incurred by them, up to a maximum reimbursement amount of $7.5 million.

    Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

AMENDMENTS; WAIVERS

    Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger agreement by IBP shareholders, no amendment or waiver (including of any condition of the merger) can be made that alters the consideration to be received for IBP common stock or that would adversely affect the rights of IBP shareholders, without their further approval. In addition, IBP cannot waive the condition to the merger that the merger agreement and the merger be approved by IBP stockholders as described under "Conditions--Additional Closing Conditions for IBP's Benefit" above, unless it gives at least 10 business days' notice to IBP stockholders of its intention to waive such condition.

                              THE VOTING AGREEMENT

    On October 1, 2000, Rawhide Holdings and Rawhide Acquisition entered into a voting agreement with ADM, Booth Creek and Jeffrey J. Joyce. The following is a summary of the material provisions of the voting agreement. Because it is a summary, it does not include all of the information that is included in the voting agreement. The text of the voting agreement, which is attached as Appendix B to this proxy statement, is incorporated into this section by reference. You should read the voting agreement carefully in its entirety.

SCOPE OF AGREEMENT

    The voting agreement relates to 3,644,923 shares of IBP common stock owned by Booth Creek, 643,030 shares owned by Mr. Joyce and 12,951,400 owned by ADM.

TRANSFER OF SHARES

    During the period covered by the voting agreement, ADM, Booth Creek and Mr. Joyce have each agreed that, in the event of any transfer of their IBP shares, they will require the transferee of such shares to execute and deliver to Rawhide Holdings and Rawhide Acquisition an agreement identical in form to the voting agreement. Subject to the preceding sentence, ADM, Booth Creek and Mr. Joyce are free to transfer their IBP shares as they deem appropriate.

VOTING; PROXY

    ADM, Booth Creek and Mr. Joyce have agreed to vote their IBP shares to approve the merger proposal. This obligation relates to any shareholder meetings or adjournments or actions by written consent when the merger proposal is voted on. They have also agreed that for the period covered by the voting agreement they will not vote their IBP shares in favor of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up, or any other extraordinary transaction. They have also agreed not to vote their IBP shares in favor of any action that would either frustrate the purpose of or prevent or delay completion of the transactions contemplated by the merger agreement. They have irrevocably agreed to appoint Rawhide Holdings as their proxy to vote their IBP shares in this manner.

NO SOLICITATION; NO EXERCISE OF DISSENTERS' RIGHTS

    ADM, Booth Creek and Mr. Joyce have agreed that they will not during the period covered by the agreement:

    - take any action to solicit, initiate or encourage an alternative acquisition transaction;

    - engage in negotiations or discussions with or disclose any non-public information relating to IBP or any of its subsidiaries to any potential bidder;

    - provide access to the properties, books or records of IBP or any of its subsidiaries; or

    - otherwise assist, facilitate or encourage any potential bidder.

    In addition, they have agreed not to exercise any rights to dissent or appraisal with respect to their IBP shares and the merger.

TERMINATION

    The voting agreement will terminate at the time the merger becomes effective, the date of any substantive amendment to the merger agreement which has not been approved in writing by ADM, Booth Creek and Mr. Joyce or when the merger agreement is terminated, whichever happens earlier.

                        APPRAISAL OR DISSENTER'S RIGHTS

    Under Section 262 of the Delaware General Corporation Law, if you do not vote your outstanding shares of IBP common stock in favor of adoption of the merger proposal, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, a copy of which is provided as Appendix D to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of IBP common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

    Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting of IBP stockholders described in this proxy statement, the corporation, not less than 20 days prior to the meeting, must notify each person who was a stockholder on the record date and who is entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement is that notice to you, and a copy of Section 262 is attached to this proxy statement as Appendix D. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

    Pursuant to the merger agreement, in the event that holders of more than 5% of outstanding IBP common stock exercise their appraisal rights under
Section 262, Rawhide Holdings and Rawhide Acquisition will be relieved of their obligation to complete the merger.

    If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262, you must satisfy each of the following conditions:

    - You must deliver to us written demand for appraisal of your shares of IBP common stock before the vote on adoption of the merger proposal at the special meeting, which demand will be sufficient if it reasonably informs us of your identity and that you intend to demand the appraisal of your shares;

    - You must not vote your shares in favor of adoption of the merger proposal. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, if you vote by proxy and wish to exercise appraisal rights, you must vote against adoption of the merger proposal or abstain from voting on adoption of the merger proposal; and

    - You must continuously hold your shares from the date of making your written demand through the completion of the merger. If you are the record holder of shares of common stock on the date the written demand for appraisal is made but thereafter transfer these shares prior to the completion of the merger, you will lose any right to appraisal in respect of the shares.

    Your failure to vote against the adoption of the merger proposal will not constitute a waiver of your appraisal rights.

    Neither voting in person or by proxy against, abstaining from voting on or failing to vote on the proposal to adopt the merger proposal will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

    Only a holder of record of shares of IBP common stock issued and outstanding immediately prior to the completion of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares of IBP common stock.

    If your shares of IBP common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares of IBP common stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

    A record holder such as a broker who holds shares of IBP common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of IBP common stock held for one or more beneficial owners while not exercising those rights with respect to the shares of IBP common stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of IBP common stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of IBP common stock held in the name of the record owner. If you hold your shares of IBP common stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

    A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver, before the vote on adoption of the merger proposal at the special meeting, a written demand to IBP, inc., 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049; Attention: Secretary.

    Within ten days after the completion of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former IBP stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of adoption of the merger proposal. Within 120 days after the completion of the merger, but not thereafter, either IBP or any holder of dissenting shares of IBP common stock who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of all shares of IBP common stock held by dissenting stockholders. IBP is under no obligation, and has no present intent, to file a petition for appraisal, and you should not assume that IBP will file a petition or that IBP will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

    Within 120 days after the completion of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from IBP, upon written request, a statement setting forth the aggregate number of shares of IBP common stock not voted in favor of adoption of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. IBP must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

    A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to IBP, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of IBP common stock. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

    After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of dissenting shares of IBP common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of IBP common stock entitled to appraisal.

    If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the merger consideration you would receive under the IBP merger proposal if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under
Section 262.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger).

    If any stockholder who demands appraisal of shares of IBP common stock under
Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of IBP common stock will be converted into the right to receive the merger consideration in cash in accordance with the IBP merger agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the merger. A stockholder may withdraw a demand for appraisal by delivering to IBP a written withdrawal of the demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the merger will require the written approval of IBP. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Court of Chancery.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The table below presents selected consolidated 52-week historical financial data that have been derived from IBP's audited consolidated financial statements and selected consolidated 39-week historical financial data that have been prepared by IBP and are unaudited. You should read the selected financial data in conjunction with IBP's separate historical consolidated financial statements, related notes and other financial information incorporated by reference into this proxy statement.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT NET SALES, PER SHARE DATA,
                    AND RATIO OF EARNINGS TO FIXED CHARGES)

                                                                 52 WEEKS ENDED                               39 WEEKS ENDED
                                         --------------------------------------------------------------   -----------------------
                                          DEC. 25,     DEC. 26,     DEC. 27,     DEC. 28,     DEC. 30,    SEPT. 23,    SEPT. 25,
                                            1999         1998         1997         1996         1995         2000         1999
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                                (UNAUDITED)
OPERATIONS:
Net sales (in millions)................  $   14,635   $   13,277   $   13,446   $   12,539   $   12,668   $   12,202   $   10,626
Gross profit...........................   1,003,728      737,534      471,427      443,582      604,068      787,394      725,184
Selling, general and administrative
  expenses.............................     445,606      344,596      233,541      120,674      123,972      415,158      317,996
Merger costs...........................          --           --           --           --           --       31,299           --
Earnings from operations...............     558,122      392,938      237,886      322,908      480,096      340,937      407,188
Interest expense, net..................      67,816       57,571       44,173        3,373       20,784       64,071       48,710
Income taxes...........................     173,642      127,577       73,739      120,800      179,200      105,200      123,708
Extraordinary loss (1).................          --      (14,815)          --           --      (22,189)     (15,037)          --
Net earnings...........................     316,664      192,975      119,974      198,735      257,923      156,629      234,770

PER SHARE DATA:
Earnings per diluted share -- Earnings
  before extraordinary item............  $     2.94   $     2.95   $     1.18   $     2.07   $     2.92   $     1.58   $     2.19
  Extraordinary loss (1)...............          --        (0.14)          --           --        (0.23)       (0.14)          --
  Net earnings.........................        2.94         1.81         1.18         2.07         2.69         1.44         2.19
Dividends per share....................        0.10         0.10         0.10         0.10         0.10         0.08         0.08

FINANCIAL CONDITION:
Working capital........................  $  157,632   $  251,254   $  218,400   $  540,903   $  427,241   $  (19,785)  $  176,683
Total assets...........................   4,151,292    3,313,019    2,971,512    2,174,495    2,027,601    4,395,247    4,062,852
Long-term obligations..................     789,861      761,182      635,006      260,008      260,752      663,181      780,680
Stockholders' equity...................   1,717,102    1,408,619    1,243,847    1,203,655    1,022,939    1,888,386    1,638,672

OTHER DATA:
Book value per share...................  $    17.78   $    14.56   $    12.98   $    12.71   $    10.80   $    17.84   $    16.97
Ratio of earnings to fixed charges.....        6.30         5.20         4.00        14.50        11.60         4.10         6.30
Weighted average common shares
  outstanding..........................      96,586       96,774       95,811       94,688       94,745      105,877       96,573

------------------------------

(1) Extraordinary loss on early extinguishment of debt.

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

    IBP common stock is listed on the New York Stock Exchange under the symbol "IBP". The table below sets forth the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported by the New York Stock Exchange, and the cash dividends declared per share for each such period. These prices do not include adjustments for commissions or brokerage fees.

                                                                    IBP COMMON STOCK
                                                              -----------------------------
                                                                      MARKET PRICE              CASH
                                                              -----------------------------   DIVIDENDS
                                                                  HIGH             LOW        DECLARED
                                                              -------------   -------------   ---------
1998
    First Quarter...........................................  $ 24 1/2        $ 19 15/16       $0.025
    Second Quarter..........................................    23 1/8          18 3/8          0.025
    Third Quarter...........................................    21 1/8          19 9/16         0.025
    Fourth Quarter..........................................    29 7/16         20              0.025
1999
    First Quarter...........................................    29 3/16         19 3/8         $0.025
    Second Quarter..........................................    23 1/8          16 3/4          0.025
    Third Quarter...........................................    25 3/4          22              0.025
    Fourth Quarter..........................................    25              17 3/4          0.025
2000
    First Quarter...........................................    18 1/2          11             $0.025
    Second Quarter..........................................    18 7/8          13 3/4          0.025
    Third Quarter...........................................    17 13/16        14              0.025
    Fourth Quarter (through November 27)....................    23 1/16         17 1/4          0.025

    On September 29, 2000, the last full trading day prior to the public announcement of the merger agreement, the closing price for IBP common stock was $18.31. On November 27, 2000, the most recent practicable date prior to the printing of this document, the closing price per IBP common stock was $22.0625. YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR IBP COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR COMMON STOCK.

    The merger agreement permits IBP to pay to holders of common stock, prior to the effective time of the merger, regular quarterly cash dividends. The merger agreement prohibits IBP from declaring, setting aside or paying dividends or distributions other than regular quarterly dividends until the effective date of the merger.

                       COMMON STOCK PURCHASE INFORMATION

PURCHASES BY IBP

    The table below sets forth the purchases by IBP of its common stock since October 1, 1998 including: (1) the year and fiscal quarter in which the shares were purchased, (2) the number of shares purchased, (3) the range of prices paid for the shares and (4) the average purchase price per share for each fiscal quarter:

                                                               RANGE OF PRICES
                                                             -------------------      AVERAGE PRICE
PURCHASE QUARTER                          NUMBER OF SHARES     LOW        HIGH         PER QUARTER
----------------                          ----------------   --------   --------   -------------------
Third Quarter 1998......................      234,800         $16.96     $19.41          $17.25
Fourth Quarter 1998.....................       45,000          20.98      27.60           24.85

First Quarter 1999......................       45,000          22.54      27.17           24.50
Second Quarter 1999.....................       45,000          18.41      21.95           20.74
Third Quarter 1999......................       45,000          23.12      24.15           23.63
Fourth Quarter 1999.....................       45,000          22.05      22.90           23.33

First Quarter 2000......................      171,900          12.94      15.75           14.49
Second Quarter 2000.....................      695,000          14.35      18.38           15.96
Third Quarter 2000......................       45,000          14.56      16.16           15.57
Fourth Quarter through November 24,
  2000..................................            0            N/A        N/A             N/A

PURCHASES BY DLJMB

    DLJMB has not purchased any shares of IBP common stock during the past two years.

PURCHASES BY ADM

    ADM has not purchased any shares of IBP common stock during the past two years.

PURCHASES BY BOOTH CREEK AND JEFFREY J. JOYCE

    Booth Creek and Jeffrey J. Joyce acquired their shares of IBP common stock as a result of IBP's acquisition of Corporate Brand Foods America, Inc. in February, 2000. Neither Booth Creek nor Jeffrey J. Joyce has purchased any shares of IBP common stock since such transaction.

PURCHASES BY EXECUTIVE OFFICERS AND DIRECTORS

    The following tables set forth the transactions by each of the executive officers and directors of IBP involving common stock of IBP, including: (1) the name of the executive officer or director, (2) the date of the transaction,
(3) the type of transaction, (4) the number of shares or options involved in the transaction and (5) the price per share. Transactions involving call options are presented in a separate table below.

                                                                             NUMBER OF
                                                                           SHARES/OPTIONS
NAME                     DATE                                                 INVOLVED      PRICE PER SHARE
----                     ----                 TYPE OF TRANSACTION          --------------   ---------------
Martin Massengale      03/08/99         Shares Purchased                          150          $ 22.625
Randy Devening         03/23/99         Options Granted                        10,000            19.625
Martin Massengale      03/30/99         Shares Purchased                          150             19.75
John Chalsty           04/22/99         Options Granted                           500           19.8125
Wendy Gramm            04/22/99         Options Granted                           500           19.8125
John Jacobson, Jr.     04/22/99         Options Granted                           500           19.8125

                                                                             NUMBER OF
                                                                           SHARES/OPTIONS
NAME                     DATE                                                 INVOLVED      PRICE PER SHARE
----                     ----                 TYPE OF TRANSACTION          --------------   ---------------
Martin Massengale      04/22/99         Options Granted                           500          $19.8125
Michael Sanem          04/22/99         Options Granted                           500           19.8125
Jo Ann Smith           04/22/99         Options Granted                           500           19.8125
Michael Sanem          05/21/99         Shares Purchased*                      18,000              17.5
Michael Sanem          05/21/99         Shares Purchased*                       2,000                20
Michael Sanem          05/21/99         Shares Purchased*                      10,000              22.5
Larry Shipley          08/12/99         Options Exercised                       4,000            7.9375
Larry Shipley          10/01/99         Restricted Stock Vested                 6,193               N/A
Eugene Leman           11/01/99         Options Exercised                       4,000            7.8125
Craig Hart             11/03/99         Options Exercised                         148            7.8125
Richard L. Bond        12/30/99         Phantom Options Granted                21,000           17.5625
Randy Devening         12/30/99         Phantom Options Granted                 6,000           17.5625
Craig Hart             12/30/99         Phantom Options Granted                 3,120           17.5625
Eugene Leman           12/30/99         Phantom Options Granted                12,000           17.5625
Robert L. Peterson     12/30/99         Phantom Options Granted                30,000           17.5625
Larry Shipley          12/30/99         Phantom Options Granted                12,000           17.5625
Eugene Leman           02/01/00         Restricted Stock Granted               25,187               N/A
Eugene Leman           02/01/00         Options Granted                         7,000           14.7500
Robert L. Peterson     02/09/00         Shares Purchased                       60,000           15.2500
Robert L. Peterson     02/10/00         Shares Purchased                       40,500           14.2500
Robert L. Peterson     02/11/00         Shares Purchased                       19,500           13.8750
Richard L. Bond        02/18/00         Options Granted                        50,000           12.9375
Randy Devening         02/18/00         Options Granted                         6,000           12.9375
Craig Hart             02/18/00         Options Granted                         3,120           12.9375
Eugene Leman           02/18/00         Options Granted                        16,200           12.9375
Robert L. Peterson     02/18/00         Options Granted                        60,000           12.9375
Larry Shipley          02/18/00         Options Granted                        12,000           12.9375
John Jacobson, Jr.     02/22/00         Shares Purchased                        3,000           13.1850
John Jacobson, Jr.     02/23/00         Shares Purchased                        2,000           13.0000
Martin Massengale      02/23/00         Shares Purchased                          275           12.7500
Larry Shipley          02/29/00         Shares Purchased                        5,000           12.5000
Larry Shipley          03/01/00         Restricted Stock Vested                10,230               N/A
John Chalsty           04/20/00         Options Granted                           500           16.1875
Wendy Gramm            04/20/00         Options Granted                           500           16.1875
John Jacobson          04/20/00         Options Granted                           500           16.1875
Martin Massengale      04/20/00         Options Granted                           500           16.1875
Michael Sanem          04/20/00         Options Granted                           500           16.1875
Jo Ann Smith           04/20/00         Options Granted                           500           16.1875

------------------------

*   Purchased when call options automatically exercised

    CALL OPTIONS

    The following table sets forth call options acquired by IBP directors and executive officers since October 1, 1998 including: (1) the date of the transaction, (2) the name of the executive officer or director (3) the number of call options acquired, (4) the option price and
(5) the strike price per share. Each call option is convertible into 100 shares of IBP common stock.

                                         NUMBER OF CALL
DATE                         NAME            OPTIONS       OPTION PRICE          STRIKE PRICE
----                         ----        --------------    ------------          ------------
11/19/98                Michael Sanem    10 call options   $ 4.75/option   $22.50/share strike price
11/19/98                Michael Sanem    50 call options   $4.825/option   $22.50/share strike price
11/19/98                Michael Sanem    40 call options   $ 5.25/option   $22.50/share strike price
 4/14/99                Michael Sanem    30 call options   $ 4.25/option   $15.00/share strike price
 4/14/99                Michael Sanem    20 call options   $ 4.50/option   $15.00/share strike price
 4/15/99                Michael Sanem    20 call options   $4.125/option   $15.00/share strike price
 4/16/99                Michael Sanem    30 call options   $ 4.50/option   $15.00/share strike price

    The following table sets forth call options disposed of by IBP directors and executive officers since October 1, 1998 including: (1) the date of the transaction, (2) the name of the executive officer or director, (3) the number of call options disposed of, (4) the option price and (5) the strike price per share. Each call option is convertible into 100 shares of IBP common stock.

                                            NUMBER OF
DATE                         NAME          CALL OPTIONS     OPTION PRICE          STRIKE PRICE
----                         ----          ------------     ------------          ------------
 5/21/99                Michael Sanem    180 call options   $4.875/option   $17.50/share strike price
 5/21/99                Michael Sanem     20 call options   $3.625/option   $20.00/share strike price
 5/21/99                Michael Sanem    100 call options   $5.0125/option  $22.50/share strike price
11/19/99                Michael Sanem    100 call options   $7.375/option   $15.00/share strike price

RECENT TRANSACTIONS

    Except as set forth below with respect to IBP and the executive officers and directors of IBP, and other than as a result of the voting agreement, there have been no transactions in IBP common stock effected during the past 60 days by IBP or by any of its executive officers, directors, subsidiaries or other affiliates or by any pension, profit-sharing or similar plan of IBP or of its affiliates.

    IBP

    The table below sets forth the acquisitions of IBP common stock by IBP carried out over the past sixty days, including: (1) the date of the transaction, (2) the number of shares acquired and (3) the price per share acquired.

DATE                                                       ACQUISITION    SHARES
ACQUIRED                                                      PRICE      ACQUIRED
--------                                                   -----------   --------
08/02/2000                                                  $14.4596      15,000
09/06/2000                                                   16.0625      15,000
10/05/2000                                                   21.4854      15,000

    EXECUTIVE OFFICERS AND DIRECTORS

    The table below sets forth the acquisitions of IBP common stock by IBP executive officers and directors carried out over the past sixty days including:
(1) the name of the executive officer or director, (2) the date of the transaction, (3) the number of shares or options involved and (4) the price per share acquired.

                                                               NUMBER OF
                                                             SHARES/OPTIONS   PRICE PER
NAME                          DATE     TYPE OF TRANSACTION      INVOLVED        SHARE
----                          ----     -------------------   --------------   ---------
Craig Hart                  09/01/00    Options Exercised        1,126         $7.8125
Craig Hart                  09/01/00    Options Exercised          600             7.5
Eugene Leman                10/19/00    Options Exercised        4,000             7.5
Larry Shipley               10/24/00    Options Exercised          420             7.5

    OTHER PARTIES

    Other than as a result of the voting agreement, or pursuant to brokerage, investment advisory or investment activities in the ordinary course of business, there have been no transactions in IBP common stock effected during the past
60 days by Rawhide Acquisition, Rawhide Holdings, DLJMB, ADM, Booth Creek or Messrs. Joyce, Peterson or Bond, or by any or their respective executive officers or directors.

                CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF IBP

    The following persons are the executive officers and/or directors of IBP as of the date of this proxy statement. Neither any of these persons nor IBP has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise specified, each of the directors and executive officers of IBP is a citizen of the United States of America and can be reached c/o IBP, inc., 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049.

RICHARD L. BOND, 53                                          Director since 1995

    Mr. Bond has served as the President and Chief Operating Officer of IBP since March 1, 1997. Prior to that he was President, Fresh Meats since 1995; Executive Vice President, Beef Division since 1994; and the Group Vice President, Beef Sales and Marketing since 1989.

JOHN S. CHALSTY, 66                                          Director since 1987

    Mr. Chalsty served as Chairman of the Board of Donaldson, Lufkin &
Jenrette, Inc. ("DLJ"), now Credit Suisse First Boston (USA), Inc., from February 1996 to November 2000. He served as Chief Executive Officer from September 1986 to February 1998. Mr. Chalsty also served as President of DLJ from 1986 to 1996, after having served as Chairman of DLJ's Capital Markets Group for more than two years. He joined the firm in 1969 as an oil analyst. He was elected to DLJ's Board of Directors in 1971 and was named Director of Research in 1972. Mr. Chalsty was appointed head of the Investment Banking Division in 1979. When the firm was reorganized in January 1984, Mr. Chalsty was named Chairman of the Capital Markets Group. Currently, Mr. Chalsty is also a member of the Board of Directors of EQ, Occidental Petroleum Corporation and SAPPI Limited, and he was Senior Executive Vice President of AXA from January 1997 to January 2000. From 1990 to 1994 Mr. Chalsty served as Vice Chairman of the New York Stock Exchange Inc.

DR. WENDY L. GRAMM, 55                                       Director since 1993

    Dr. Gramm chaired the Commodity Futures Trading Commission from 1988 to 1993. She has served as Administrator for Information and Regulatory Affairs at the White House Office of Management and Budget (OMB) and was the Executive Director of the Presidential Task Force on Regulatory Relief. Dr. Gramm also directed the Federal Trade Commission's Bureau of Economics. She holds a Ph.D. in economics from Northwestern University and began her career as a professor of economics at Texas A&M University. Dr. Gramm is an economist and is Director of the Regulatory Studies Program of the Mercatus Center at George Mason University in Fairfax, Virginia. She serves on the Boards of Directors of Enron Corporation, State Farm Insurance Companies and Invesco Funds.

JOHN J. JACOBSON, JR., 56                                    Director since 1998

    Mr. Jacobson is the President of TransAm Trucking, Inc. ("TransAm") which he founded in 1987. For a twenty year period prior to 1987, Mr. Jacobson was a member of the Board of Directors and an Executive Vice President of Idlewild Foods, Inc., a holding company which controlled National Beef Packing, Co., a beef products company; Liberal International Sales, an export sales company of meat and by-products; and Supreme Feeders, a commercial cattle feeding operation. Mr. Jacobson occupied executive positions in all of the companies controlled by Idlewild Foods, Inc. In addition, Mr. Jacobson was the President and founder of National Carriers, the nation's third largest refrigerated carrier. TransAm is one of the carriers that provides services to IBP, and in 1999 approximately 15.2% of TransAm's revenues were derived from services provided to IBP.

EUGENE D. LEMAN, 57                                          Director since 1989

    Mr. Leman has served as the Chief Executive Officer, Fresh Meats of IBP since February 1, 2000. Prior to that he was the President, Fresh Meats since 1997; the President, Allied Products since 1995; and the Executive Vice President, Pork Division since 1986.

DR. MARTIN A. MASSENGALE, 66                                 Director since 1996

    Dr. Massengale has been President Emeritus; Director, Center for Grassland Studies; and Foundation Distinguished Professor at the University of Nebraska since 1994. From 1958 to 1976 Dr. Massengale was a professor at the University of Arizona and the Associate Dean, College of Agriculture, University of Arizona. From 1976 to the present he has been with the University of Nebraska where he has served as a Vice Chancellor, Chancellor, Interim President and President of the University, a position he held from 1991 to 1994.
Dr. Massengale has been named to the Board of Directors of Woodmen Accident & Life Company, the Board of Managers of America First Companies, L.L.C., and the Board of Trustees of Great Plains Funds.

ROBERT L. PETERSON, 68                                       Director since 1976

    Mr. Peterson has served as Chairman of the Board and Chief Executive Officer of IBP since 1981. Mr. Peterson joined IBP in 1961. He left IBP in 1969 for a period during which he started a pork products company, Madison Foods, Inc. He returned to IBP in 1976 when IBP acquired Madison Foods, Inc. In 1977, he was elected IBP's President and Chief Operating Officer. Mr. Peterson is a Director of MidAmerican Energy Company.

MICHAEL L. SANEM, 58                                         Director since 1998

    Mr. Sanem has been self-employed as a cattle feeder and private investor since 1994. Prior to this, Mr. Sanem was employed by Monfort of Colorado as Vice President of Slaughter, Hides and By-Products Operations from 1979 to 1982. In 1982, he was promoted to Group Vice President, and in 1987, after ConAgra, Inc. acquired Monfort, he became Monfort's Executive Vice President of Beef Operations. From 1989 to 1994, Mr. Sanem was the President and a director of Monfort, Inc., and was responsible for Monfort's beef, lamb, trucking and specialty operations.

JO ANN R. SMITH, 61                                          Director since 1993

    Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture (USDA) from 1989 to 1993 and has served in numerous capacities in the livestock industry. She is a former President of the National Cattlemen's Beef Association and has chaired the Cattlemen's Beef Promotion and Research Board. Ms. Smith is President of Smith Associates, an agricultural marketing business.

R. RANDOLPH DEVENING, 58

    Chief Executive Officer of Foodbrands America, Inc. since 2000; 1994-2000 Chief Executive Officer and President, Foodbrands America, Inc.; Chairman of the Board, Foodbrands America, Inc. 1994 to 1997.

CRAIG J. HART, 44

    Vice President and Controller since 1995; 1993-1995 Assistant Vice President and Controller; 1990-1993 Controller.

LARRY SHIPLEY, 44

    Chief Financial Officer since 2000; 1997-2000 President, IBP Enterprises and Chief Financial Officer; 1995-1997 Executive Vice President, Corporate Development; 1995 Senior Vice President, Corporate Development; 1994-1995 Assistant to the Chairman; 1989-1994 Assistant to the President.

                     MANAGEMENT OF IBP FOLLOWING THE MERGER

BOARD OF DIRECTORS

    It is contemplated that immediately prior to the merger the Board of Directors of Rawhide Holdings will consist of nine members, including
Messrs. Peterson and Bond. The remaining directors of Rawhide Holdings will include five individuals to be designated by DLJMB, one individual to be designated by Booth Creek, and one individual to be designated by ADM. The Board of Directors of Rawhide Acquisition will be identical to that of Rawhide Holdings. Rawhide Acquisition's directors immediately before the merger will become the surviving company's directors after the merger.

EXECUTIVE OFFICERS

    Pursuant to the merger agreement, the executive officers of IBP at the effective time of the merger will be the executive officers of the surviving company. For additional information regarding the executive officers of IBP, see "Current Management of IBP."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of November 17, 2000, to the knowledge of IBP, no person beneficially owned 5% or more of any class of the outstanding voting securities of IBP, except as follows:

                                                                   AMOUNT AND
                                                                   NATURE OF
                                                                   BENEFICIAL
TITLE OF CLASS            NAME AND ADDRESS OF BENEFICIAL OWNER     OWNERSHIP      PERCENT OF CLASS
--------------            ------------------------------------     ----------     ----------------
Common Stock..........  Archer-Daniels-Midland Company ("ADM")     12,951,400(1)        12.3%
                        4666 Faries Parkway
                        Decatur, IL 62526
Common Stock..........  Brandes Investment Partners, L.P.          9,633,297(2)          9.1%
                        12750 High Bluff Drive
                        San Diego, CA 92130
Common Stock..........  Smithfield Foods, Inc.                     6,714,341(3)          6.4%
                        200 Commerce Street
                        Smithfield, VA 23430

------------------------

(1) ADM has shared investment power over 12,951,400 shares, and shared voting power over 12,951,400 shares, according to its Schedule 13D dated
    October 3, 2000, and filed with the Securities and Exchange Commission.

(2) Brandes Investment Partners, L.P.; Brandes Investment Partners Inc.; Brandes Holdings, L.P.; Charles H. Brandes; Glenn R. Carlson; and Jeffrey A. Busby have shared investment power over 9,633,297 shares, and shared voting power over 9,633,297 shares, according to the Schedule 13D dated October 27, 2000, and filed with the Securities and Exchange Commission.

(3) Smithfield Foods, Inc. has sole investment power over 6,714,341 shares, sole voting power over 6,714,341 shares, and shared voting power over 250,000 shares, according to the Amendment No. 1 to Schedule 13D dated November 17, 2000, and filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of November 17, 2000, beneficial ownership of IBP common stock, the sole class of IBP stock, for each director of IBP, and for each executive officer, and for all directors and executive officers of IBP as a group. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the common stock shown as beneficially owned by them.

                                                                NUMBER OF
                                                                 SHARES
                                                              AND NATURE OF
                                                               BENEFICIAL
NAME OF BENEFICIAL OWNER -- POSITION WITH IBP                 OWNERSHIP(1)    PERCENT OF CLASS
---------------------------------------------                 -------------   ----------------
Richard L. Bond -- Director and Executive Officer...........      117,010              *(2)
John S. Chalsty -- Director.................................        7,400              *
R. Randolph Devening -- Executive Officer...................            0              *
Wendy L. Gramm -- Director..................................        4,900              *
Craig J. Hart -- Executive Officer..........................       26,339              *
John J. Jacobson, Jr. -- Director...........................       12,600              *
Eugene D. Leman -- Director and Executive Officer...........      159,417              *

                                                                NUMBER OF
                                                                 SHARES
                                                              AND NATURE OF
                                                               BENEFICIAL
NAME OF BENEFICIAL OWNER -- POSITION WITH IBP                 OWNERSHIP(1)    PERCENT OF CLASS
---------------------------------------------                 -------------   ----------------
Martin A. Massengale -- Director............................        2,375              *
Robert L. Peterson -- Director and Executive Officer........      743,002              *
Michael L. Sanem -- Director................................       60,600              *
Larry Shipley -- Executive Officer..........................       67,524              *
Jo Ann R. Smith -- Director.................................        6,500              *
All Directors and Executive Officers As a Group (12
  Persons)..................................................    1,207,667            1.1%

------------------------

(1) This number includes stock options granted pursuant to the IBP 1987 Stock Option Plan, the IBP 1993 Stock Option Plan, the 1996 Stock Option Plan and the IBP Directors Stock Option Plan, and which are exercisable as of October 1, 2000, or within 60 days thereafter: Mr. Bond 108,660;
    Mr. Chalsty 4,900; Dr. Gramm 4,900; Mr. Hart 20,522; Mr. Jacobson 600;
    Mr. Leman 88,200; Dr. Massengale 1,300; Mr. Peterson 276,000; Mr. Sanem 600; Mr. Shipley 45,004; and Ms. Smith 2,700.

(2) Less than 1% of IBP's common stock.

                           RAWHIDE ENTITIES AND DLJMB

RAWHIDE ENTITIES

    Rawhide Holdings, a Delaware corporation, was organized for purposes of acting as a holding company of IBP after completion of the merger. Rawhide Acquisition, also a Delaware Corporation, was organized for the sole purpose of completing the merger. Neither Rawhide Holdings nor Rawhide Acquisition has carried on any activities to date other than those incident to their formation and completion of the merger. All of the outstanding capital stock of Rawhide Acquisition is owned by Rawhide Holdings. All of Rawhide Holdings' voting securities are now owned by DLJ Merchant Banking Partners III, L.P. ("DLJMB III"), a Delaware limited partnership, and subsequently will be held by ADM, Booth Creek, Messrs. Joyce, Peterson and Bond, certain members of IBP management and certain DLJMB funds, which, in addition to DLJMB III, will include: DLJ Offshore Partners III, C.V., a Netherlands Antilles limited partnership ("Offshore III"), DLJMB Funding III, Inc., a Delaware corporation ("Funding III") and DLJ ESC II, L.P., a Delaware limited partnership ("ESC II").

DLJMB III

    DLJMB III is a Delaware limited partnership which makes investments for long term appreciation. DLJ Merchant Banking III, L.P., a Delaware limited partnership ("MBIII LP"), is the Associate General Partner of Partners III. DLJ Merchant Banking III, Inc., a Delaware corporation ("MBIII Inc."), is the Managing General Partner of DLJMB III. MBIII LP and MBIII Inc. make all of the investment decisions on behalf of DLJMB III.

OFFSHORE III

    Offshore III is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBIII LP is the Associate General Partner of Offshore III. MBIII Inc. is the Advisory General Partner of Offshore
III. MBIII LP and MBIII Inc. make all of the investment decisions on behalf of Offshore III.

MBIII LP

    MBIII LP is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of DLJMB III and Offshore III, MBIII LP, in conjunction with MBIII Inc., participates in investment decisions made on behalf of these entities. MBIII Inc. is the managing member of MBIII LP.

MBIII INC.

    MBIII Inc. is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of DLJMB III, and the Advisory General Partner of Offshore III, MBIII Inc. is responsible for the day to day management of these entities and, in conjunction with MBIII LP, participates in investment decisions made on behalf of these entities. MBIII Inc. is a wholly owned subsidiary of DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI").

ESC II

    ESC II is a Delaware limited partnership and "employee securities company" as defined in the Investment Company Act of 1940, as amended. DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"), as the Managing General Partner of ESC II, makes all of the investment decisions on behalf of ESC II.

LBO

    LBO is a Delaware corporation and a registered investment advisor. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of ESC II, LBO is responsible for the day-to-day management of ESC II.

FUNDING III

    Funding III is a Delaware corporation which makes investments for long term appreciation generally side-by-side with DLJMB III. Funding III is a wholly owned subsidiary of DLJCI.

DLJCI

    DLJCI is a Delaware corporation and is a holding company. DLJCI is a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc., a Delaware corporation ("CSFB-USA").

CSFB-USA

    As of November 3, 2000, CSFB-USA, formerly known as Donaldson, Lufkin & Jenrette, Inc., became a wholly owned subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation ("CSFBI"). CSFB-USA directly owns all of the capital stock of DLJCI. CSFB-USA, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment advisor engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

CREDIT SUISSE GROUP

    Credit Suisse Group ("CSG") is a corporation formed under the laws of Switzerland. The principal business of CSG is acting as a holding company for a global financial services group with five distinct specialized business units that are independently operated. CSG and its consolidated subsidiaries are comprised of (a) the Credit Suisse First Boston business unit that engages in corporate and investment banking, trading (equity, fixed income and foreign exchange), private equity investment and derivatives businesses on a worldwide basis, (b) the Credit Suisse Asset Management business unit that provides asset management and investment advisory services to institutional investors worldwide, (c) the Credit Suisse Private Banking business unit that engages in the global private banking business, (d) the Credit Suisse business unit that engages in the Swiss domestic banking business and (e) the Winterthur business unit that engages in the global insurance business.

    CSFBI is a majority owned subsidiary of Credit Suisse First Boston, a Swiss bank (the "Bank"). CSG is the ultimate parent company of the Bank and CSFBI.

ADDRESSES OF DLJMB RELATED ENTITIES

    The address of the principal business and office of each of DLJMB III, Offshore III, Funding III, MBIII LP, MBIII Inc., ESC II, LBO and DLJCI and CSFB-USA is 277 Park Avenue, New York, New York 10172.

    The address of the principal business and office of CSG is Paradeplats 1, Postfach 8, CH-8070, Zurich, Switzerland. The address of the Bank's registered head office is Uetlibergstrasse 231, PO Box 900, CH-8045 Zurich, Switzerland. The address of the principal business and office of CSFBI is Eleven Madison Avenue, New York, New York 10010.

PREVIOUS CONVICTIONS OR CIVIL PROCEEDINGS

    During the past two years, none of the above-named DLJMB related parties (the "DLJMB Related Entities"), and none of their respective executive officers or directors has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS; COMMON STOCK OWNERSHIP

    During the past five years, the DLJMB Related Entities have not had any negotiations, transactions or material contacts with IBP or any of its subsidiaries concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of IBP's securities, election of IBP's directors or sale of other transfer of a material amount of the assets of IBP other than those previously described with respect to DLJMB, Rawhide Holdings and Rawhide Acquisition and other than commercial or investment banking transactions in the ordinary course of business. Other than as a result of the voting agreement, or pursuant to brokerage, investment advisory or investment activities of the DLJMB Related Entities and their affiliates in the ordinary course of business, there have been no transactions in IBP common stock effected during the past 60 days by the DLJMB Related Entities or by any executive officer or director of any DLJMB Related Entity. The DLJMB Related Entities will incur no expenses in connection with the merger apart from those incurred by DLJMB, Rawhide Holdings and Rawhide Acquisition previously described.

    As a result of the voting agreement, each of the DLJMB Related Entities may be deemed to beneficially own the 17,239,353 shares of IBP common stock, representing approximately 16.33% of IBP common stock outstanding, that are subject to that agreement. Each of the DLJMB Related Entities disclaims ownership of such IBP common stock. In addition, in the ordinary course of their respective businesses, certain subsidiaries of CSFB-USA hold an aggregate of approximately 295,741 shares of IBP common stock, in each case in investment advisory, proprietary trading and brokerage accounts. Except as previously described, the DLJMB Related Entities have no interest in IBP securities or contracts, arrangements or understandings with respect thereto.

RAWHIDE HOLDINGS AND RAWHIDE ACQUISITION

    The names of the directors and the names and titles of the executive officers of Rawhide Holdings and of Rawhide Acquisition as of the date of this proxy statement, and their principal occupations, are set forth below. Neither any of these persons, Rawhide Holdings nor Rawhide Acquisition has been
(1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or a finding of any violation with respect to such laws. Each of the directors or executive officers of

Rawhide Holdings and Rawhide Acquisition is a citizen of the United States of America, and has his principal business address is 277 Park Avenue, New York, New York 10172.

NAME                                             PRESENT PRINCIPAL OCCUPATION
----                                             ----------------------------
Ari Benacerraf.................  Director, President and Treasurer, Rawhide Holdings;
                                 Director, President and Treasurer, Rawhide Acquisition;
                                 Principal, DLJ Merchant Banking III, Inc. Mr. Benacerraf
                                 joined DLJ in 1995.

OhSang Kwon....................  Director, Vice President and Secretary, Rawhide Holdings;
                                 Director, Vice President and Secretary, Rawhide Acquisition;
                                 Vice President, DLJ Merchant Banking III, Inc. Mr. Kwon
                                 joined DLJ in 1997. From 1995 to 1997, Mr. Kwon was an
                                 associate with the law firm Davis, Polk & Wardwell, 450
                                 Lexington Avenue, New York, New York 10017.

    The principal offices of Rawhide Holdings, Rawhide Acquisition and DLJMB are located at 277 Park Avenue, New York, New York 10172. Their telephone number is
(212) 892-3000.

    Neither Rawhide Holdings nor Rawhide Acquisition has any operations, other than those incident to their formation and completion of the merger, or owns any real property. Except for those actions described under "Special Factors--Shareholder Lawsuits Challenging the Merger", there are no pending legal proceedings to which Rawhide Holdings or Rawhide Acquisition is a party or which relate to their respective property.

FEES

    Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of CSFB-USA, is expected to receive a fee of $15.0 million in cash from Rawhide Holdings upon completion of the merger related to merger and acquisition advisory work performed for Rawhide Holdings and DLJMB. In addition, affiliates of Donaldson, Lufkin & Jenrette Securities Corporation are expected to receive customary placement fees in connection with the financing of the merger, which are expected to be approximately $69.0 million.

                         ARCHER-DANIELS-MIDLAND COMPANY

ARCHER-DANIELS-MIDLAND COMPANY

    Archer-Daniels-Midland Company, or ADM, a Delaware corporation, is engaged in the business of procuring, transporting, storing, processing and merchandising agricultural commodities and products. The address of the principal business office for ADM is 4666 Faries Parkway, Box 1470, Decatur, Illinois 62525. The business telephone number for ADM is 217-424-5200.

PREVIOUS CONVICTIONS OR CIVIL PROCEEDINGS

    During the past five years, except as set forth below, ADM has not been
(1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. On October 15, 1996, ADM pled guilty to a two count information in the Northern District of Illinois pursuant to an agreement with the Department of Justice. This information states that ADM engaged in anticompetitive conduct in connection with the sale of lysine and citric acid. In connection with its agreement ADM paid the United States a fine of $70 million with respect to lysine and $30 million with respect to citric acid. On May 27, 1998, ADM pled guilty to a three count indictment in the Federal Court of Canada pursuant to an agreement with Director of Investigation and Research and the Attorney General of Canada. The indictment alleged that ADM engaged in anticompetitive conduct in connection with lysine and citric acid. ADM paid a fine of $16 million (Canadian Dollars).

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS; COMMON STOCK OWNERSHIP

    During the past five years ADM has not had any negotiations, transactions or material contacts with IBP or any of its subsidiaries concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of the subject company's securities, election of IBP's directors or sale or other transfer of a material amount of the assets of IBP other than those previously described. There have been no transactions in IBP common stock effected by ADM, or by any of ADM's executive officers or directors, during the past 60 days. ADM beneficially owns 12,951,400 shares of IBP common stock, representing approximately 12.27% of the IBP common stock outstanding.

ADM DIRECTORS AND EXECUTIVE OFFICERS

    The names of the directors and the names and titles of the executive officers of ADM as of the date of this proxy statement, and their principal occupations, are set forth below. All of the persons named below have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years. Except as set forth below, each of the directors or executive officers of ADM is a citizen of the United States of America, and has a principal business address of 4666 Faries Parkway, Box 1470, Decatur, Illinois 62525. None of these persons has been (1) convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

NAME                             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE FOR LAST FIVE YEARS
----                             ----------------------------------------------------------------
D. O. Andreas..................  Chairman Emeritus of the Board of ADM.

G. Allen Andreas...............  Chairman of the Board of Directors from January 1999. Chief
                                 Executive Officer from July 1997. President from July 1997 to
                                 February 1999. Counsel to the Executive Committee from September
                                 1994 to July 1997. Vice President from 1988 to July 1997.

John R. Block..................  Member of the Board of ADM. President, Food Distributors
                                 International (a trade association whose members are independent wholesale grocers and food service distributors). Business address: 201 Park Washington Court, Falls Church, VA 22046

Richard Burt...................  Member of the Board of ADM. Chairman of IEP Advisors, LLP (a
                                 direct investment and advisory services organization). Mr. Burt is also the Chairman of Weirton Steel Corporation. Until 1994,
                                 Mr. Burt was a partner with McKinsey & Company, specializing in international business strategy and telecommunications, at which time he became Chairman of International Equity Partners, a
                                 Washington consulting firm, and later in 1998 formed IEP
                                 Advisors, LLP of which he serves as Chairman. Business address:
                                 1101 Connecticut Ave., N.W., Suite 804, Washington, D.C. 20036.

Mollie Hale Carter.............  Member of the Board of ADM. Chairman, Sunflower Bank and Vice
                                 President, Star A, Inc. (a farming and ranching operation). Ms.
                                 Carter was a Senior Investment Officer for the John Hancock
                                 Mutual Life Insurance Company from 1987 until 1997 at which time she became Chairman of Sunflower Bank in Salina, Kansas and Vice
                                 President of Star A, Inc. Business address: 2090 S. Ohio,
                                 Salina, KS 67401.

G. O. Coan.....................  Member of the Board of ADM. Chief Executive Officer of Gold Kist
                                 Inc. (a farmer-owned cooperative). Business address: P.O. Box
                                 2210, Atlanta, GA 30301.

Herman de Boon.................  Member of the Board of ADM. Chief Executive Officer of Royal
                                 Cebeco Group (an international agri-food cooperative). Business address: CEBECO Handelsraad, 31 Blaak, Rotterdam, Netherlands
                                 3000. Mr. de Boon is a citizen of the Netherlands.

F. Ross Johnson................  Member of the Board of ADM. Chairman of RJM Group, Inc. (an
                                 international management and advisory organization). Business address: 200 Galleria Parkway, Suite 970, Atlanta, GA 30339. Mr.
                                 Johnson is a citizen of Canada.

D. J. Mimran...................  Member of the Board of ADM. Chief Executive Officer of Groupe
                                 Mimran and President of Eurafrique, Sometra and Cavpa
                                 (international grain trading companies). Mr. Mimran is a citizen of France.

M. Brian Mulroney..............  Member of the Board of ADM. Senior Partner in the law firm of
                                 Ogilvy Renault. Business address: 1981 Avenue McGill College,
                                 Suite 1100, Montreal, Quebec, Canada H3A 3C1. Mr. Mulroney is a
                                 citizen of Canada.

NAME                             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE FOR LAST FIVE YEARS
----                             ----------------------------------------------------------------
Robert S. Strauss..............  Member of the Board of ADM. Partner in the law firm of Akin,
                                 Gump, Strauss, Hauer & Feld. Business address: 1333 New
                                 Hampshire Ave., N.W., Washington, D.C. 20036.

J. K. Vanier...................  Member of the Board of ADM. Chief Executive Officer, Western
                                 Star Ag. Resources, Inc. (investments and livestock). Business address: Box 58, Salina, KS 67401.

O. G. Webb.....................  Member of the Board of ADM. Farmer. Former Chairman of the Board
                                 and President, GROWMARK, Inc. (a farmer-owned cooperative).
                                 Business address: P.O. Box 2500, Bloomington, IL 61702.

Andrew Young...................  Member of the Board of ADM. Chairman of GoodWorks International
                                 (a specialty consulting group). Ambassador Young served as Vice-
                                 Chairman of the Law Companies Group, an engineering and
                                 environmental consulting company, from January 1990 until 1996 when he retired from this position to serve as Co-Chairman of the Atlanta Committee for the Olympic Games. In January 1997,
                                 Ambassador Young was appointed as Co-Chairman of GoodWorks
                                 International and in 1998 was appointed Chairman of that
                                 company. Business address: 303 Peachtree St., N.E., Suite 4800,
                                 Atlanta, GA 30308.

Martin L. Andreas..............  Senior Vice President from 1989. Assistant to the Chief
                                 Executive from 1989.

Charles P. Archer..............  Treasurer from October 1992.

Maureen K. Ausura..............  Vice President from June 2000. Senior Vice President, Human
                                 Resources, of Giant Eagle, Inc. (a supermarket operator) from
                                 1996. Giant Eagle is located at 101 Kappa Dr., Pittsburgh, PA
                                 15238. Various senior personnel positions with Campbell Soup
                                 Company (a food manufacturer) from 1984. Campbell Soup is
                                 located at Campbell Place, Camden, NJ 08103-1799.

Lewis W. Batchelder............  Group Vice President from July 1997. Senior Vice President of
                                 ADM/ Growmark. Various grain merchandising positions since 1971.

Howard E. Buoy.................  Group Vice President from January 1993.

William H. Camp................  Group Vice President and President, North American Oilseed
                                 Processing Division from April 2000. Group Vice President and
                                 President, South American Oilseed Processing Division from March
                                 1999 to April 2000. Vice President from April 1993 to March
                                 1999.

Mark J. Cheviron...............  Vice President from July 1997. Vice President of Corporate
                                 Security and Administrative Services since May 1997. Director of
                                 Security since 1980.

Larry L. Cunningham............  Senior Vice President from February 2000. Consultant for ADM from October 1999 to February 2000. Group Vice President and
                                 President of ADM Corn Processing Division from October 1996 to
                                 October 1999. President of ADM Food Additives Division from
                                 October 1998 to October 1999. Vice President from July 1993 to
                                 October 1996.

NAME                             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE FOR LAST FIVE YEARS
----                             ----------------------------------------------------------------
Anthony P. Delio...............  Vice President from May 2000. President of ADM Protein
                                 Specialties Division from October 1999. President of ADM
                                 Nutraceutical Division from May 1999. Various senior product development positions with Mars, Inc (a candy maker) from 1980.
                                 Mars is located at 6885 Elm St., McLean, VA 22101.

Dennis C. Garceau..............  Vice President from April 1999. President of ADM Technical
                                 Services Department. Various senior engineering positions from
                                 1969.

Craig L. Hamlin................  Senior Vice President from June 2000. Group Vice President from
                                 October 1994 to June 2000. President of ADM Milling from 1989.

Edward A. Harjehausen..........  President of ADM Corn Processing Division from July 2000.
                                 President of ADM BioProducts and Food Additives From October
                                 1999 to July 2000. Vice President from October 1992.

Burnell D. Kraft...............  Senior Vice President from July 1997. Group Vice President from
                                 January 1993 to July 1997. President of ADM/Growmark, ADM/
                                 Countrymark and Tabor Grain Co.

Paul L. Krug, Jr...............  Vice President from 1991 and President of ADM Investor Services.

John E. Long...................  Vice President from July 1996. President of ADM Research
                                 Division from 1992 to March 2000. Various senior research
                                 positions from 1975.

Michael Lusk...................  Vice President from November 1999 Senior Vice President with
                                 International Risk Management Group, an insurance broker, from
                                 1989. International Risk Management is located at Metro Park, 99
                                 Wood Avenue South, Iselin, NJ, 08830-4114.

John D. McNamara...............  President from February 1999. Group Vice President and President of North American Oilseed Processing Division from July 1997 to
                                 February 1999. President of ADM Agri-Industries since 1992. Mr.
                                 McNamara is a citizen of Canada.

Steven R. Mills................  Vice President from February 2000. Controller from October 1994.

Stephen W. Minder..............  Corporate Compliance Officer from July 1997. Various senior internal audit positions since 1990.

Paul B. Mulhollem..............  Senior Vice President from October 1999. Group Vice President from July 1997 to October 1999. Vice President from January 1996 to July 1997. Managing Director of ADM International, Ltd., from
                                 1993.

Brian F. Peterson..............  Group Vice President and Managing Director of ADM International,
                                 Ltd., from October 1999. Vice President from January 1996 to
                                 October 1999. President of ADM Protein Specialties Division from
                                 February 1999 to October 1999. President of ADM BioProducts
                                 Division from 1995 to October 1999.

Raymond V. Preiksaitis.........  Group Vice President from July 1997. Vice President --
                                 Management Information Systems from 1988 to July 1997.

John G. Reed...................  Vice President from 1982.

Richard P. Reising.............  Senior Vice President from July 1997. Vice President, Secretary and General Counsel from 1991 to 1997.

NAME                             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE FOR LAST FIVE YEARS
----                             ----------------------------------------------------------------
John D. Rice...................  Senior Vice President from February 2000. Group Vice President and President, North American Oilseed Processing Division from
                                 February 1999 to February 2000. Vice President from 1993 to
                                 1999. President of ADM Food Oils Division from December 1996 to
                                 February 2000.

Kenneth A. Robinson............  Vice President from January 1996. Vice President of ADM
                                 Processing Division from 1985.

Douglas J. Schmalz.............  Vice President and Chief Financial Officer from 1986.

David J. Smith.................  Vice President, Secretary and General Counsel from July 1997.
                                 Assistant General Counsel from 1995 to 1997. Assistant Secretary from 1988 to 1997. Member of the Law Department since 1981.

Stephen H. Yu..................  Vice President from January 1996. Managing Director of ADM Asia-
                                 Pacific, Ltd., from 1993.

                        BOOTH CREEK AND JEFFREY J. JOYCE

BOOTH CREEK PARTNERS LIMITED III, LLLP

    Booth Creek Partners Limited III, LLLP, or Booth Creek, is a Colorado limited liability limited partnership. Booth Creek was organized for the purpose of holding shares in Corporate Brand Foods America, Inc., or CBFA, which was acquired by IBP in February 2000. George N. Gillett Jr. and his wife, Rose Gillett, are the general partners of Booth Creek Partners Limited III, LLLP.
Mr. Gillett's four sons are the limited partners of Booth Creek. Mr. Gillett is sole owner of Booth Creek Management Corporation, an investment management company, and is its Chief Executive Officer and sole director. The address of the principal business and office of Booth Creek, Mr. Gillett and Mrs. Gillett is 1000 South Frontage Road, West, Suite 100, Vail, Colorado 81657.

JEFFREY J. JOYCE

    Jeffrey J. Joyce has served as Executive Vice President of Booth Creek Management Corporation and several of its affiliates since 1994. The business address of Mr. Joyce is 1950 Spectrum Circle, Suite 400, Marietta, Georgia 30067.

PREVIOUS CONVICTIONS OR CIVIL PROCEEDINGS

    During the past five years, none of Booth Creek, Mr. Gillett, Mrs. Gillett or Mr. Joyce has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS; COMMON STOCK OWNERSHIP

    In January 1999, Corporate Brand Foods America, Inc., or CBFA, began discussions with IBP and other meat suppliers in connection with a proposal to create a strategic alliance for purchasing raw materials. In August 1999, IBP initiated discussions with CBFA which resulted in the acquisition of CBFA by IBP on February 7, 2000. As a result of this transaction in exchange for their respective equity interests in CBFA, Booth Creek received 3,644,923 shares of IBP common stock and Mr. Joyce received 643,030 shares. Both Mr. Gillett, in his capacity as then-Chairman of the Board of CBFA, and Mr. Joyce, in his capacity as then-President of CBFA, participated in the negotiation of this transaction.

    Except as previously described, during the past five years Booth Creek, Mr. Gillett, Mrs. Gillett and Mr. Joyce have not had any negotiations, transactions or material contacts with IBP or any of its subsidiaries concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of IBP's securities, election of IBP's directors or sale or other transfer of a material amount of assets of IBP other than those previously described and other than commercial transactions in the ordinary course of business. There have been no transactions in IBP common stock effected during the past 60 days by any of Booth Creek, Mr. Gillett, Mrs. Gillett or Mr. Joyce.

    Booth Creek beneficially owns 3,644,923 shares of IBP common stock, representing approximately 3.45% of IBP common stock outstanding. As general partners of Booth Creek, Mr. and Mrs. Gillett may be deemed to beneficially own the IBP common stock held by Booth Creek. Mr. Joyce beneficially owns 643,030 shares of IBP common stock, representing approximately 0.61% of IBP common stock outstanding. Except as previously described, Booth Creek, Mr. Gillett,
Mrs. Gillett or Mr. Joyce have no interest in IBP securities or contracts, arrangements or understandings with respect thereto.

FEES

    As compensation for advisory services performed by Booth Creek in connection with the exploration of strategic alternatives for improving IBP's stock price and the development of the merger proposal, see "Special Factors--Background of the Merger", Booth Creek is expected to receive a fee of $3,750,000 in cash from Rawhide Holdings upon completion of the merger.

                             SHAREHOLDER PROPOSALS

    If the merger is not completed for any reason, shareholder proposals intended to be included in our proxy statement in connection with our 2001 Annual Meeting of Shareholders must be received at IBP's principal offices at 800 Stevens Port Drive, Suite 836, Dakota Dunes, South Dakota 57049, marked to
the attention of the Secretary of IBP, no later than           , 2000. It is
suggested that any stockholder desiring to submit a proposal do so by certified mail, return receipt requested. Stockholders should also note that, in addition to the requirement of timely receipt by IBP of a proposal, a proposal must comply with the requirements of Section 14(a) of the Securities Exchange Act of 1934 to be included in the proxy solicitation material for the 2001 Annual Meeting of Stockholders.

    Between             , 2000 and             , 2000, you may make a proposal
at our 2001 Annual Meeting of Shareholders; however, we are not required to include your proposal in our proxy statement. If any shareholder proposal is
submitted after             , 2000, the board of directors will be allowed to
use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

                            INDEPENDENT ACCOUNTANTS

    The consolidated balance sheets as of December 26, 1998 and December 25, 1999 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three fiscal years in the periods ended December 27, 1997, December 26, 1998 and December 25, 1999, incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent accountants. A representative of PricewaterhouseCoopers LLP will be at the special meeting to answer questions from shareholders and will have the opportunity to make a statement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 001-06085. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at the following SEC public reference rooms:

       Judiciary Plaza                Citicorp Center             7 World Trade Center
   450 Fifth Street, N.W.         500 West Madison Street              Suite 1300
   Washington, D.C. 20549         Chicago, Illinois 60621       New York, New York 10048

    You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including IBP, who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV. You can also inspect reports, proxy statements and other information about IBP at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    IBP, Rawhide Holdings, Rawhide Acquisition, DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJMB Funding III, Inc., DLJ ESC II, L.P., ADM, Robert L. Peterson and Richard L. Bond have filed with the SEC a
Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this proxy statement, except to the extent that this proxy statement updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 001-06085):

    - IBP's Annual Report on Form 10-K for the fiscal year ended December 25, 1999;

    - IBP's Quarterly Reports on Form 10-Q for the quarters ended March 25, 2000, June 24, 2000 and September 23, 2000; and

    - IBP's Current Reports on Form 8-K dated October 2, 2000 and November 3, 2000.

    IBP also incorporates by reference the information contained in all other documents it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

    IBP will provide you, at no charge, a copy of the documents it incorporates by reference in this proxy statement. To obtain timely delivery, requests for
copies should be made no later than             , 2000 (five business days
before the date of the special meeting). To request a copy of any or all of these documents, you should write, telephone or e-mail IBP at:

       Investor Relations Department
       IBP, inc.
       800 Stevens Port Drive
       Dakota Dunes, South Dakota 57049
       (605) 235-2587
       Email: investor.relations@ibpinc.com

    These documents are also included in our SEC filings which are made electronically through the SEC's EDGAR system and are available to the public at the SEC's website at HTTP://WWW.SEC.GOV.

                            ------------------------

    You should rely only on the information contained in this proxy statement, or to which IBP has referred you, to vote your shares at the special meeting. IBP has not authorized anyone to provide you with information that is different.
This proxy statement is dated             , 2000. You should not assume that the
information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Sheila B. Hagen
                                          SECRETARY

        , 2000

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                OCTOBER 1, 2000
                                     AMONG
                                   IBP, INC.
                          RAWHIDE HOLDINGS CORPORATION
                                      AND
                        RAWHIDE ACQUISITION CORPORATION

                              TABLE OF CONTENTS(1)

                                                                                PAGE
                                                                              --------
ARTICLE 1  DEFINITIONS
Section 1.01.   DEFINITIONS.................................................      1

ARTICLE 2  THE MERGER
Section 2.01.   THE MERGER..................................................      3
Section 2.02.   CONVERSION OF SHARES........................................      4
Section 2.03.   SURRENDER AND PAYMENT.......................................      5
Section 2.04.   DISSENTING SHARES...........................................      6
Section 2.05.   STOCK OPTIONS...............................................      7
Section 2.06.   WITHHOLDING RIGHTS..........................................      7

ARTICLE 3  THE SURVIVING CORPORATION
Section 3.01.   CERTIFICATE OF INCORPORATION................................      8
Section 3.02.   BYLAWS......................................................      8
Section 3.03.   DIRECTORS AND OFFICERS......................................      8

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.01.   CORPORATE EXISTENCE AND POWER...............................      8
Section 4.02.   CORPORATE AUTHORIZATION.....................................      8
Section 4.03.   GOVERNMENTAL AUTHORIZATION..................................      9
Section 4.04.   NON-CONTRAVENTION...........................................      9
Section 4.05.   CAPITALIZATION..............................................      9
Section 4.06.   SUBSIDIARIES................................................     10
Section 4.07.   SEC FILINGS.................................................     11
Section 4.08.   FINANCIAL STATEMENTS........................................     11
Section 4.09.   DISCLOSURE DOCUMENTS........................................     12
Section 4.10.   ABSENCE OF CERTAIN CHANGES..................................     12
Section 4.11.   NO UNDISCLOSED MATERIAL LIABILITIES.........................     14
Section 4.12.   LITIGATION..................................................     15
Section 4.13.   TAXES.......................................................     15
Section 4.14.   ERISA.......................................................     16
Section 4.15.   LABOR MATTERS...............................................     19
Section 4.16.   COMPLIANCE WITH LAWS........................................     20
Section 4.17.   LICENSES AND PERMITS........................................     20
Section 4.18.   INTELLECTUAL PROPERTY.......................................     21
Section 4.19.   ENVIRONMENTAL MATTERS.......................................     21
Section 4.20.   FINDERS' FEES...............................................     23
Section 4.21.   INAPPLICABILITY OF CERTAIN RESTRICTIONS.....................     23
Section 4.22.   RIGHTS PLAN.................................................     23

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF PARENT
Section 5.01.   CORPORATE EXISTENCE AND POWER...............................     23
Section 5.02.   CORPORATE AUTHORIZATION.....................................     23
Section 5.03.   GOVERNMENTAL AUTHORIZATION..................................     24
Section 5.04.   NON-CONTRAVENTION...........................................     24
Section 5.05.   DISCLOSURE DOCUMENTS........................................     24
Section 5.06.   FINDERS' FEES...............................................     25

------------------------

(1)   The Table of Contents is not a part of this Agreement.

                                                                                PAGE
                                                                              --------
Section 5.07.   FINANCING...................................................     25
Section 5.08.   OWNERSHIP OF SHARES.........................................     26
Section 5.09.   OWNERSHIP OF PARENT STOCK...................................     26

ARTICLE 6  COVENANTS OF THE COMPANY
Section 6.01.   CONDUCT OF THE COMPANY......................................     26
Section 6.02.   STOCKHOLDER MEETING; PROXY MATERIAL.........................     29
Section 6.03.   ACCESS TO INFORMATION.......................................     29
Section 6.04.   OTHER OFFERS................................................     30
Section 6.05.   NOTICES OF CERTAIN EVENTS...................................     32
Section 6.06.   RESIGNATION OF DIRECTORS....................................     32

ARTICLE 7  COVENANTS OF PARENT
Section 7.01.   SEC FILINGS.................................................     33
Section 7.02.   CONFIDENTIALITY.............................................     33
Section 7.03.   VOTING OF SHARES............................................     33
Section 7.04.   DIRECTOR AND OFFICER LIABILITY..............................     33
Section 7.05.   EMPLOYEE MATTERS............................................     34
Section 7.06.   FINANCING...................................................     34
Section 7.07.   OTHER ARRANGEMENTS..........................................     34
Section 7.08.   OBLIGATIONS OF MERGER CO....................................     34
Section 7.09.   AMENDMENTS TO THE VOTING AGREEMENT..........................     34
Section 7.10.   ACQUISITIONS OF SHARES......................................     34
Section 7.11.   NOTICES OF CERTAIN EVENTS...................................     35

ARTICLE 8  COVENANTS OF PARENT AND THE COMPANY
Section 8.01.   BEST EFFORTS................................................     35
Section 8.02.   CERTAIN FILINGS.............................................     36
Section 8.03.   PUBLIC ANNOUNCEMENTS........................................     36
Section 8.04.   FURTHER ASSURANCES..........................................     37

ARTICLE 9  CONDITIONS TO THE MERGER
Section 9.01.   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.................     37
Section 9.02.   CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER CO.......     38
Section 9.03.   CONDITION TO THE OBLIGATION OF THE COMPANY..................     39

ARTICLE 10  TERMINATION
Section 10.01.  TERMINATION.................................................     40
Section 10.02.  EFFECT OF TERMINATION.......................................     41

ARTICLE 11  MISCELLANEOUS
Section 11.01.  NOTICES.....................................................     42
Section 11.02.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................     43
Section 11.03.  AMENDMENTS; NO WAIVERS......................................     43
Section 11.04.  EXPENSES....................................................     43
Section 11.05.  SUCCESSORS AND ASSIGNS; BENEFIT.............................     43
Section 11.06.  GOVERNING LAW...............................................     44
Section 11.07.  COUNTERPARTS; EFFECTIVENESS.................................     44

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of October 1, 2000 among IBP, inc., a Delaware corporation (the "COMPANY"), Rawhide Holdings Corporation, a Delaware corporation ("PARENT"), and Rawhide Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER CO.").

                              W I T N E S S E T H:

    WHEREAS, as of the date of execution of this Agreement, all of the outstanding capital stock of Parent is owned, in the aggregate, by DLJ Merchant Banking Partners III, L.P. ("DLJMB");

    WHEREAS, Parent and Merger Co. are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company (the "STOCKHOLDERS") enter into a Voting Agreement and Irrevocable Proxy (the "VOTING AGREEMENT") providing for certain actions relating to certain of the shares of common stock of the Company owned by them; and

    WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined in Section 2.01) and also to prescribe certain conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

    Section 1.1. DEFINITIONS. Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                             SECTION
----                                                             -------
Acquisition Proposal........................................            6.04
Balance Sheet...............................................            4.08
Balance Sheet Date..........................................            4.08
Code........................................................            4.14
Common Stock................................................            4.05
Company Disclosure Documents................................            4.09
Company Proxy Statement.....................................            4.09
Company Stockholder Meeting.................................            6.02
Company Securities..........................................            4.05
Company 10-K                                                            4.07
Company 10-Qs                                                           4.07
Confidentiality Agreement...................................            7.02
Delaware Law................................................            2.01
Dissenting Shares...........................................            2.04
DLJ Bridge Fund.............................................            5.07
DLJ Senior Debt Fund........................................            5.07
DLJMB.......................................................        recitals
DLJSC.......................................................            5.06
Effective Time..............................................            2.01
Exchange Act................................................            4.03
Exchange Agent..............................................            2.03
Employee Plans..............................................            4.14

TERM                                                             SECTION
----                                                             -------
Environmental Laws..........................................            4.19
Environmental Permits.......................................            4.19
ERISA.......................................................            4.14
ERISA Affiliate.............................................            4.14
Exchange Agent..............................................            2.03
Financing...................................................            5.07
Financing Agreements........................................            5.07
Financing Entities..........................................            5.07
Hazardous Substances........................................            4.19
HSR Act.....................................................            4.03
Intellectual Property Right.................................            4.18
International Plan..........................................            4.14
Lien........................................................            4.04
Material Adverse Effect.....................................            4.01
Merger......................................................            2.01
Merger Co. Common Stock.....................................            2.02
Merger Consideration........................................            2.02
Multiemployer Plan..........................................            4.14
Option......................................................            2.05
Parent Disclosure Documents.................................            7.01
Payment Event...............................................            6.04
Permits.....................................................            4.17
Person......................................................   2.03 and 6.04
Pre-Closing Tax Period                                                  4.13
Preferred Stock.............................................            4.05
Representatives.............................................            6.03
Required Amounts............................................            5.07
Returns.....................................................            4.13
SEC.........................................................            4.07
Share.......................................................            2.01
Special Committee...........................................            2.01
Stockholders................................................        recitals
Subsidiary..................................................            4.06
Subsidiary Securities.......................................            4.06
Superior Proposal...........................................            6.04
Surviving Corporation.......................................            2.01
Surviving Corporation Common Stock..........................            2.02
Tax Asset...................................................            4.13
Termination Fee.............................................            6.04
Title IV Plan...............................................            4.14
Transaction Statement.......................................            7.01
Voting Agreement............................................        recitals

                                   ARTICLE 2
                                   THE MERGER

    Section 2.1. THE MERGER. (a) At the Effective Time (as defined below), Merger Co. shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law (as defined below), whereupon the separate existence of Merger Co. shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

    (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Co. will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the "EFFECTIVE TIME").

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under Delaware Law.

    (d) The Company hereby represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised of all of the members of the Board of Directors other than Messrs. Bond, Chalsty, Leman and Peterson (the "SPECIAL COMMITTEE"), has with Messrs. Bond, Leman and Peterson abstaining (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, which approval satisfies in full the requirements of Section 203 of the General Corporation Law of the State of Delaware (the "DELAWARE LAW") with respect to the transactions contemplated hereby, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger to its stockholders. The Company further represents that J.P. Morgan Securities Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Merger is fair to the holders of shares of common stock of the Company, par value $0.05 per share (each, a "SHARE"), from a financial point of view. The Company has been advised that all of its directors and executive officers intend to vote all of their Shares in favor of approval and adoption of this Agreement and the Merger.

    Section 2.2.  CONVERSION OF SHARES.  At the Effective Time:

    (a) each Share held by the Company or any Subsidiary as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

    (b) each share of common stock, par value $0.05 per share, of Merger Co. ("MERGER CO. COMMON STOCK") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.05 per share ("SURVIVING CORPORATION COMMON STOCK"), of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

    (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(a) or as provided in Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive in cash from Merger Co. an amount equal to $22.25 (the "MERGER CONSIDERATION").

    Section 2.3. SURRENDER AND PAYMENT. (a) Prior to the mailing of the Company Proxy Statement (as defined in Section 4.09), Parent shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect appraisal rights with respect to such Shares. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

    (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest will be paid or will accrue on the Merger Consideration.

    (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

    (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

    (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

    Section 2.4. DISSENTING SHARES. Notwithstanding Section 2.02, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("DISSENTING SHARES") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by
Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; PROVIDED, HOWEVER, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any such holder of Dissenting

Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such Shares and each such Share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.02 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 2.5. STOCK OPTIONS. (a) At or immediately prior to the Effective Time, each outstanding employee and director stock option to purchase Shares (each an "OPTION") granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid, subject to any required withholding of taxes, by the Surviving Corporation promptly after the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of $22.25 per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. Notwithstanding the foregoing, the parties hereto may agree prior to the Effective Time that all or a portion of the Options shall not be canceled as provided in the previous sentence, but shall be converted into options to purchase stock of the Surviving Corporation in compliance with the requirements of Section 424 of the Code and the regulations thereunder.

    (b) Prior to the Effective Time, the Company shall take all actions necessary (to the extent permitted) to accomplish the transactions described in
Section 2.05(a), including, to the extent necessary, making any amendments to the terms of any such employee stock option or compensation plan or arrangement of the Company.

    Section 2.6. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent made such deduction and withholding.

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

    Section 3.1. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

    Section 3.2. BYLAWS. The bylaws of Parent in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    Section 3.3. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

    Section 4.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole ("MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

    Section 4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders by a majority vote in connection with the consummation of the Merger, have been duly authorized by all necessary corporate and stockholder action under the Company's constituent documents and the Delaware Law. This Agreement constitutes a valid and binding agreement of the Company.

    Section 4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

    Section 4.4. NON-CONTRAVENTION. Except as set forth in Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in
Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of clauses 4.04(b), 4.04(c) and 4.04(d) for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    Section 4.5. CAPITALIZATION. The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $.05 per share (the "COMMON STOCK") and 25,000,000 shares of preferred stock, par value $1.00 per share (the "PREFERRED STOCK"). As of the close of business on

September 28, 2000, there were outstanding 105,575,778 shares of Common Stock and no shares of Preferred Stock. As of the close of business on September 22, 2000, there were outstanding stock options to purchase an aggregate of 4,986,039 Shares (of which options to purchase an aggregate of 2,541,525 Shares were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4.05 and this Section and except for changes since September 29, 2000 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

    Section 4.6. SUBSIDIARIES. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 4.06.

    (b) Except as set forth in Schedule 4.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

    Section 4.7. SEC FILINGS. (a) The Company has delivered to Parent (i) the Company's annual report on Form 10-K for the year ended December 25, 1999 (the "COMPANY 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ended June 24, 2000 and its quarterly report on Form 10-Q for its fiscal quarter ended March 25, 2000 (together, the "COMPANY 10-QS"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1998, and
(iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1998.

    (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    Section 4.8. FINANCIAL STATEMENTS. The audited consolidated financial statements of the Company included in the Company 10-K and the unaudited consolidated financial statements of the Company included in the Company 10-Qs each fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 25, 1999 set forth in the Company 10-K and "BALANCE SHEET DATE" means December 25, 1999.

    Section 4.9. DISCLOSURE DOCUMENTS. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (the "COMPANY PROXY STATEMENT"), if any, to be filed with the SEC in connection with the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information furnished to the Company by Parent in writing specifically for inclusion in the Company Disclosure Documents.

    (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

    (c) The information with respect to the Company or any Subsidiary that the Company furnishes in writing to Parent specifically for use in the Parent Disclosure Documents (as defined in Section 7.01) will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    Section 4.10.  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Schedule 4.10 hereto, the Company 10-K or the Company 10-Qs, since the Balance Sheet Date, the Company and the

Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

    (b) other than regular quarterly dividends in an amount not in excess of $.025 per share per quarter, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

    (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary that could reasonably be expected to be materially adverse to the Company;

    (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

    (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, that has had or would reasonably be expected to have a Material Adverse Affect, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

    (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

    (j) any (i) grant of any severance or termination pay to any director or executive officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any Subsidiary, (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the case of clauses
(iii) and (iv) in the ordinary course of business consistent with past practice;

    (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which have had or could reasonably be expected to have a Material Adverse Effect; or

    (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

    Section 4.11.  NO UNDISCLOSED MATERIAL LIABILITIES.  Except as set forth in
Schedule 4.11, the Company 10-K or the Company 1O-Qs, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

    (a) liabilities disclosed or provided for in the Balance Sheet;

    (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or as otherwise specifically contemplated by this Agreement;

    (c) liabilities under this Agreement; and

    (d) other liabilities which individually or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.

    Section 4.12. LITIGATION. Except as set forth in Schedule 4.12, the Company 10-K or the Company 10-Qs, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which as of the date hereof in any manner challenges or seeks to prevent enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

    Section 4.13. TAXES. (a) Except as set forth in Schedule 4.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

        (i) all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a) "PRE-CLOSING TAX PERIOD") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "RETURNS"), were filed when due (including any applicable extension periods) in accordance with all applicable laws; as of the time of filing, the Returns were true and complete in all material respects;

        (ii) the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes shown as due and payable on the Returns that have been filed;

        (iii) the charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate to cover such taxes as of the Balance Sheet Date;

        (iv) there is no claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or "tax asset" of the Company or any Subsidiary. For purposes of this
    Section 4.13, the term "TAX ASSET" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could be carried forward or back to reduce taxes;

        (v) there are no Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due; and

        (vi) neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or
    (iii) of the definition of "tax", regardless of whether such tax is imposed on the Company or any Subsidiary.

    (b) For purposes of this Section 4.13, "tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which the Company or any of its Subsidiaries is the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

    Section 4.14. ERISA. (a) Schedule 4.14 contains a correct and complete list identifying each material "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability with respect to any employee or former employee of the Company or any Subsidiary (other than any such plan, contract, policy or arrangement that is an International Plan, as defined below). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report
(Form 5500 including, if applicable, Schedule B thereto) and tax return
(Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this
Section 4.14, "ERISA AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under
Section 414 of the Internal Revenue Code of 1986, as amended (the "CODE").

    (b) Schedule 4.14 separately identifies each Employee Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below) (a "TITLE IV PLAN"). Schedule 4.14 separately identifies each Employee Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA (a) "MULTIEMPLOYER PLAN"). Except as would not reasonably be expected to have a Material Adverse Affect, if a "complete withdrawal" by Seller and all of its ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, to the knowledge of the Company, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any withdrawal liability under Title IV of ERISA.

    (c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such Employee
Plan), and the Company knows of no circumstance giving rise to a material likelihood that such letter could be revoked by the Internal Revenue Service. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code,
other than any excise taxes which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any termination of employment) entitle any employee or independent contractor of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of material compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

    (e) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except for coverage under Section 4980B of the Code or coverage the full cost of which is paid for by the retired, former or current employee.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 25, 1999, except for any such increase which would not reasonably be expected to have a Material Adverse Effect.

    (g) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

    (h) Except for any failures which would not be reasonably expected to have a Material Adverse Effect, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

    (i) Schedule 4.14(i) identifies each International Plan (as defined below) covering 100 employees or more. The Company has furnished to Parent copies of each International Plan. Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, except for any such increase which would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section, "INTERNATIONAL PLAN" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is intended primarily for the benefit of employees or beneficiaries based outside the U.S., (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

    Section 4.15. LABOR MATTERS. Except as set forth in Schedule 4.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no
(i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary,
(ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements arising out of collective bargaining agreements to which the Company or any Subsidiary is a party, (iii) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or
(iv) activities or proceedings of any labor union or employee association to organize any such employees.

    (b) Except to the extent set forth in Schedule 4.15 and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

    (c) Except to the extent set forth in Schedule 4.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended,
(iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or
(iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

    Section 4.16. COMPLIANCE WITH LAWS. Except to the extent set forth in Schedules 4.11, 4.12 and 4.19, neither the Company nor any Subsidiary is in violation of, or has since January 1, 1999 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.17. LICENSES AND PERMITS. Except as set forth on Schedule 4.17 and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries own, hold or possess adequate right to use all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "PERMITS") required in connection with the operation of the business of the Company and its Subsidiaries, (ii) the Permits are valid and in full force and effect,
(iii) neither the Company nor
any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and
(iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

    Section 4.18.  INTELLECTUAL PROPERTY.  Except as set forth in
Schedule 4.18, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, AINTELLECTUAL PROPERTY RIGHT' means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

    Section 4.19. ENVIRONMENTAL MATTERS. (a) Except for such matters, individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect or as set forth in Schedule 4.19, the Company 10-K or the Company 10-Qs:

        (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;

        (ii) there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

        (iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; and

        (iv) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at any property now or previously owned, leased or operated by the Company or any Subsidiary.

    For purposes of this Section 4.19(a), the "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

    (b) Since January 1, 1997, except as set forth in Schedule 4.19, there has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered (to the extent the Company has possession thereof) to Parent at least five days prior to the date hereof.

    (c) Except as set forth in Schedule 4.19, neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has since January 1, 1997 conducted any operations, in New Jersey or Connecticut.

    (d) For purposes of this Section 4.19, the following terms shall have the meanings set forth below:

    "ENVIRONMENTAL LAWS" means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

    "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.

    "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, which in any event is regulated under Environmental Laws.

    Section 4.20. FINDERS' FEES. Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from Parent or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

    Section 4.21. INAPPLICABILITY OF CERTAIN RESTRICTIONS. The Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the Delaware Law. Except to the extent otherwise provided in the condition set forth in Section 9.03(c), the adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to the Company's Certificate of Incorporation or otherwise.

    Section 4.22. RIGHTS PLAN. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company as of the date hereof and as of the Effective Time that:

    Section 5.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, neither Parent nor Merger Co. has engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

    Section 5.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby are within the corporate powers of Parent and Merger Co. and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Co..

    Section 5.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

    Section 5.4. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby do not and will not
(a) contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Co., (b) assuming compliance with the matters referred to in
Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Parent or Merger Co., or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Co. or to a loss of any benefit to which Parent or Merger Co. is entitled under any agreement, contract or other instrument binding upon Parent or Merger Co..

    Section 5.5. DISCLOSURE DOCUMENTS. (a) The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

    (b) The Parent Disclosure Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, PROVIDED, that this representation and warranty will not apply to statements or omissions in the Parent Disclosure Documents based upon information furnished to Parent in writing by the Company specifically for use therein.

    Section 5.6. FINDERS' FEES. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

    Section 5.7. FINANCING. The Company has received copies of (a) a commitment letter dated October 1, 2000 from DLJMB and certain of its affiliated funds and entities, and certain other Persons pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase equity securities and debt securities of Parent for an aggregate amount equal to $1,194.2 million, (b) a letter dated October 1, 2000 from DLJ Bridge Finance Inc. ("DLJ BRIDGE FUND") pursuant to which DLJ Bridge Fund has committed, subject to the terms and conditions set forth therein, to purchase senior unsecured bridge notes of Merger Co. in the aggregate principal amount of up to $500.0 million and senior subordinated bridge notes of Merger Co. in the aggregate principal amount of up to $400.0 million, and (c) a letter dated October 1, 2000 from DLJ Capital Funding, Inc. ("DLJ SENIOR DEBT FUND") pursuant to which DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for senior terms loans to Merger Co. of up to an aggregate of $1,150.0 million and senior revolving loans of up to $500.0 million. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "FINANCING ENTITIES," the commitments referred to above shall be referred to as the "FINANCING AGREEMENTS" and the financing to be provided thereunder shall be referred to as the "FINANCING." The aggregate proceeds of the Financing are in an amount sufficient to consummate the transactions contemplated hereby, including, without limitation, to pay the Merger Consideration, to repay certain existing indebtedness of the Company and its Subsidiaries, together with any interest, premium or penalties payable in connection therewith, but excluding the 7.95% senior notes due 2010, the 7.45% senior notes due 2007, the 6.125% senior notes due 2006, and the 7.125% senior notes due 2026 and certain existing capital leases, to provide a reasonable amount of working capital financing and to pay related fees and expenses (such amounts, the "REQUIRED AMOUNTS"). As of the date hereof, none of the letters relating to the Financing referred to above has been withdrawn and Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the letters relating to the Financing not being satisfied. Parent believes that the Financing will not create any liability to the directors and stockholders of the Company under any federal or state fraudulent conveyance or transfer law. Parent further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, (i) the Surviving Corporation (A) will not be insolvent, (B) will not be left with unreasonably small capital and (C) will not have incurred debts beyond its ability to pay such debts as they mature, and (ii) the capital of the Company will not be impaired.

    Section 5.8. OWNERSHIP OF SHARES. (a) As of the date hereof, neither Parent nor Merger Co. beneficially owns any Shares, other than pursuant to or as a result of (i) the Voting Agreement and (ii) that certain letter agreement dated as of the date hereof by and among DLJ Merchant Banking III, Inc. and the Stockholders, substantially in the form furnished to Parent.

    (b) As of the date hereof, the Stockholders do not beneficially own any Shares except pursuant to, as a result of, or as disclosed in the Voting Agreement (including the schedules thereto).

    Section 5.9. OWNERSHIP OF PARENT STOCK. (a) As of the date of execution of this Agreement, the proposed equity commitment of each proposed shareholder of Parent as of the Effective Time is as set forth in Schedule 5.09(a).

    (b) Except as set forth in Schedule 5.09(b), as of the date hereof, there are no arrangements, understandings or agreements between any of Parent, Merger Co., DLJMB or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

    Section 6.1. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and unless consented to in writing by Parent, the Company will not and will cause its Subsidiaries not to:

    (a) adopt or propose any change in its certificate of incorporation or bylaws;

    (b) except pursuant to existing agreements or arrangements, or as specifically permitted by this Agreement:

        (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof for an amount in excess of

    $20 million in the aggregate, or sell, lease or otherwise dispose of a subsidiary or an amount of assets or securities for an amount in excess of $125 million in the aggregate;

        (ii) make any investment in an amount in excess of $20 million in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $20 million in the aggregate, any property or assets of any other individual or entity;

        (iii) other than in the ordinary course of business consistent with past practice, waive, release, grant, or transfer any rights of material value;

        (iv) other than in the ordinary course of business consistent with past practice, modify or change in any material respect any existing material license, lease, contract, or other document;

        (v) incur, assume or prepay an amount of long-term or short-term debt in excess of $125 million in the aggregate (net of cash and marketable securities);

        (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $10 million in the aggregate;

        (vii) make any loans, advances or capital contributions to, or investments in, any other person which are in excess of $20 million in the aggregate; or

        (viii) authorize any new capital expenditures which, individually or in the aggregate, would cause total capital expenditures for the calendar year 2000 and the first quarter of calendar year 2001 to exceed $565 million.

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except regular quarterly dividends, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or, other than consistent with its past practice of acquiring Shares to meet its obligation to reserve and issue Shares under any stock option or compensation plan or arrangement of the Company, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

    (d) except as specifically permitted by this Agreement, adopt or amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

    (e) except as set forth in Schedule 6.01, pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

    (f) other than in the ordinary course of business consistent with past practice and except as set forth in Schedule 6.01, make or change any material tax election or settle or compromise any material income tax liability;

    (g) except as set forth in Schedule 6.01, approve any new labor agreements;

    (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures;

    (i) agree or commit to do any of the foregoing; or

    (j) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

    Section 6.2. STOCKHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to
Section 6.04, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) subject to Section 6.04, will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
(c) will otherwise comply with all legal requirements applicable to such meeting.

    Section 6.3. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will (a) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the "REPRESENTATIVES") reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries,
(b) provide the Representatives access to and the right to consult with representatives of the Company handling any labor negotiations with any union representing employees of the Company, (c) furnish to Parent and the Representatives such financial and operating data and other information as such Persons may reasonably request in order to complete the transactions contemplated hereby and (d) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the Subsidiaries; PROVIDED that (i) any information provided to Parent or the Representatives pursuant to this Section shall be subject to the Confidentiality Agreement and (ii) Parent shall inform the Representatives receiving such information of the terms of the Confidentiality Agreement and shall be responsible for any breach by such Representatives of such Confidentiality Agreement; and PROVIDED FURTHER that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder.

    Section 6.4. OTHER OFFERS. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (x) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person (as defined below) (other than Parent) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal,
(y) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or (z) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; PROVIDED, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to a confidentiality letter deemed appropriate by the Special Committee (a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a Person who in the judgment of the Special Committee has made a bona fide Acquisition Proposal,
(ii) engaging in discussions or negotiations with such a Person who in the judgment of the Special Committee has made a bona fide Acquisition Proposal,
(iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders,
(iv) following receipt of an Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 6.02 and/or
(v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i), (ii) and (iv) only if (i) the Company has complied with the terms of this Section 6.04, (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Proposal, and (iii) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this
Section 6.04, the term "PERSON" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its affiliates.

    "ACQUISITION PROPOSAL" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 50% of the voting power of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

    "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal which
(i) the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is
(a) more favorable to the Company and its stockholders from a financial point of view than the transaction contemplated hereunder, and (b) reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by the Person making such Acquisition Proposal.

    (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, if pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two business days following such Payment Event, a fee of $59,000,000 (the "TERMINATION FEE").

    "PAYMENT EVENT" means (x) the termination of this Agreement by the Company or Parent pursuant to Sections 10.01 (d) or (e); or (y) the termination of this Agreement pursuant to Section 10.01(b) or (f) if at the time of such termination (or, in the case of a termination pursuant to Section 10.01(f), at the time of the stockholders meeting), there shall have been outstanding an Acquisition Proposal pursuant to which stockholders of the Company would receive cash, securities or other consideration having an aggregate value in excess of $22.25 per Share, and within six months of any such termination described in clause (y) above the Company enters into a definitive agreement for or consummates such Acquisition Proposal or another Acquisition Proposal with a higher per Share value than such Acquisition Proposal.

    (c) Upon the termination of this Agreement pursuant to Sections 10.01(d),
(e) or (f) the Company shall reimburse Parent and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the Financing for the transactions contemplated by this Agreement (including fees payable to the Financing Entities and their respective counsel) subject to a maximum reimbursement amount of $7,500,000.

    (d) The Company acknowledges that the agreements contained in this
Section 6.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Merger Co. would enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.04, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

    (e) This Section 6.04 shall survive any termination of this Agreement, however caused, except a termination pursuant to Section 10.01(a) or (c).

    Section 6.5. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Parent of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

    (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

    Section 6.6. RESIGNATION OF DIRECTORS. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company (except as requested by Parent) effective at the Effective Time.

                                   ARTICLE 7
                              COVENANTS OF PARENT

    Parent agrees that:

    Section 7.1. SEC FILINGS. As soon as practicable after the date of announcement of the execution of the Merger Agreement, Parent shall file (separately, or as part of the Company Proxy Statement) with the SEC, if required, a Rule 13E-3 Transaction Statement (the "TRANSACTION STATEMENT") with respect to the Merger (together with any supplements or amendments thereto, collectively the "PARENT DISCLOSURE DOCUMENTS"). Parent and the Company each agrees to correct any information provided by it for use in the Parent Disclosure Documents if and to the extent that it shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Parent Disclosure Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on each Parent Disclosure Document prior to its being filed with the SEC.

    Section 7.2. CONFIDENTIALITY. The Confidentiality Agreement dated July 5, 2000 between the Company and DLJ Merchant Banking III, Inc. (the
"CONFIDENTIALITY AGREEMENT') shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

    Section 7.3. VOTING OF SHARES. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

    Section 7.4. DIRECTOR AND OFFICER LIABILITY. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company in its last full fiscal year for such insurance, then Parent shall cause the Surviving Corporation to provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

    Section 7.5. EMPLOYEE MATTERS. Parent agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees (other than any stock option or other equity based incentive plan currently provided by the Company); PROVIDED, however, that this Section 7.05 shall not apply to any employees represented for purposes of collective bargaining. Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan.

    Section 7.6. FINANCING. Parent shall use its reasonable best efforts to obtain the Financing. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, Parent will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

    Section 7.7. OTHER ARRANGEMENTS. Parent shall promptly notify the Company of any arrangements, understandings or agreements entered into prior to the Company Stockholder Meeting between Parent, Merger Co., DLJMB or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby

    Section 7.8. OBLIGATIONS OF MERGER CO.. Parent will take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    Section 7.9. AMENDMENTS TO THE VOTING AGREEMENT. Neither Parent nor Merger Co. will agree to any amendment of, or waiver of compliance with, clauses
4(iii) or 15 of the Voting Agreement, without the prior written consent of the Company.

    Section 7.10. ACQUISITIONS OF SHARES. Neither Parent nor Merger Co. will acquire any Shares prior to the Closing or the termination of this Agreement, other than Shares owned beneficially by any Stockholder.

    Section 7.11. NOTICES OF CERTAIN EVENTS. Parent shall promptly notify the Company of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

    (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

    The parties hereto agree that:

    Section 8.1. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to Section 6.04, each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall use its best efforts to eliminate any impediment under any antitrust, competition or trade regulation laws that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable, which, in the case of Parent, shall be construed to include the reallocation of the proposed ownership by stockholders of Parent other than DLJMB and its affiliates so as to address any such impediment.

    Section 8.2. CERTAIN FILINGS. (a) The Company and Parent shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Disclosure Documents and the Parent Disclosure Documents, and (ii) such actions as may be required to have the Company Proxy Statement cleared by the SEC, in each case as promptly as practicable.

    (b) The Company agrees to provide all necessary and reasonable cooperation, in connection with the arrangement of any financing to be consummated contemporaneous with the consummation of the Merger including without limitation, (x) allowing the participation by its officers in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including allowing for a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by Parent; PROVIDED that the Company shall not be liable for any fees or expenses incurred in connection with such activities in the event that the Merger is not consummated.

    (c) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and Parent Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

    Section 8.3. PUBLIC ANNOUNCEMENTS. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    Section 8.4. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

    Section 9.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Co. to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order of decree shall prohibit or restrain the consummation of the Merger; PROVIDED, HOWEVER, that the Company and Parent shall each use its reasonable efforts to have any such judgment, order, decree or injunction vacated; and

    (d) All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement (including the Financing).

    Section 9.2. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER CO.. The obligations of Parent and Merger Co. to consummate the Merger are subject to the satisfaction or waiver by Parent of the following further conditions:

    (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except as affected by actions specifically permitted by this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective

Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date) and (iii) Parent shall have received a certificate signed on behalf of the Company by the President or any Vice President of the Company to the foregoing effect;

    (b) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency or any action or proceeding by any other person that has a reasonable likelihood of success, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of any shares of the Company or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any shares of the Company, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

    (c) Parent shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Parent;

    (d) funds in an amount at least equal to the Required Amounts shall have been made available to Parent and Merger Co. as contemplated in Section 5.07;

    (e) the holders of not more than 5% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law;

    (f) any consent or approval required under the agreements, contracts or other instruments listed on Schedule 9.02 as a result of the execution of this Agreement or the transactions contemplated hereby have been received by the Company, and no such consent or approval shall have been revoked;

    (g) total indebtedness (long and short term), net of cash and marketable securities, of the Company and its Subsidiaries as of the Effective Time shall not exceed $1.5 billion; and

    (h) the Company shall not have revalued any of its assets, including, without limitation, writing down the value of inventory in any manner or writing-off notes or accounts receivable in any manner if the effect of such revaluation would reasonably be expected to be a Material Adverse Effect.

    Section 9.3. CONDITION TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

    (a) (i) Each of Parent and Merger Co. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except as affected by actions specifically permitted by this Agreement, the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the

Effective Time as if made at and as of such time and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date) and (iii) the Company shall have received a certificate signed by the President or any Vice President of Parent to the foregoing effect.

    (b) The Board of Directors of the Company shall have received advice reasonably satisfactory to the Special Committee from an independent advisor (who may also be advisor to the Financing Entities) selected with reasonable care by or on behalf of the Company confirming the belief of Parent set forth in the last sentence of Section 5.07.

    (c) This Agreement shall have been approved by the holders of a majority of the Shares voting (whether in person or by proxy) at the Company Stockholder Meeting other than Shares owned beneficially by any Person identified in
Schedule 9.03(c) or by an affiliate of any such Person (except as to any such affiliate Shares owned in a financing or advisory capacity). This condition shall not be waived by the Company unless (i) it has given written notice of its intention to so waive to the stockholders of the Company at least 10 business days prior to the Company Stockholder Meeting, (ii) such notice is filed with the SEC, if required, and (iii) if such notice is so filed, it complies as to form in all material respects with the applicable requirements of the Exchange Act (except as to any information furnished to the Company by Parent in writing specifically for inclusion in such notice).

                                   ARTICLE 10
                                  TERMINATION

    Section 10.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

    (a) by mutual written consent of the Company and Parent;

    (b) by either the Company or Parent, if the Merger has not been consummated by March 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

    (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

    (d) by Parent if the Board of Directors of the Company shall have withdrawn, or modified or amended in a manner adverse to Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for Shares) or if the Company has failed to call the Company Stockholder Meeting or failed to mail the Company Proxy Statement to its stockholders within 20 days after being cleared by the SEC or failed to include in such statement the recommendation referred to above;

    (e) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing at least three days prior to the proposed effectiveness of such termination that it intends to enter into such an agreement, attaching a description of the material terms and conditions thereof and permits Parent, within such three business day period to submit a new offer, which shall be considered by the Special Committee in good faith (it being understood that the Company shall not enter into any such binding agreement during such three day period) and (ii) the Company prior to such termination pursuant to this clause 10.01(e) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 6.04. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; and

    (f) by either the Company or Parent if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon, the requisite stockholder adoption and approval shall not have been obtained.

    The party desiring to terminate this Agreement pursuant to Sections 10.01(b)-10.01(f) shall give written notice of such termination to the other party in accordance with Section 11.01.

    Section 10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for breach of this Agreement; PROVIDED that, in the event of any such termination, no party shall under any circumstances have any monetary liability to any other party based upon a breach of any representation or warranty contained herein. The agreements contained in Sections 6.04, 7.02, 10.02, 11.04 and 11.06 shall survive the termination hereof.

                                   ARTICLE 11
                                 MISCELLANEOUS

    Section 11.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

    if to Parent or Merger Co., to:

       Thompson Dean
       c/o DLJ Merchant Banking III, Inc.
       277 Park Avenue
       New York, NY 10172
       Telecopy: 212-892-7272

    with a copy to:

       George R. Bason, Jr.
       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Telecopy: 212-450-4800

    if to the Company, to:

       Robert L. Peterson, Chairman of the Board and Chief Executive Officer, and
       JoAnn R. Smith, Chairperson of the Special Committee,
       c/o IBP, inc.
       800 Stevens Port Drive
       Dakota Dunes, South Dakota 57049
       Telecopy: (605) 235-2427

       with a copy to:

       Sheila B. Hagen, Esq.
       c/o IBP, inc.
       800 Stevens Port Drive
       Dakota Dunes, South Dakota 57049
       Telecopy: (605) 235-2427
       and with an additional copy to:

       Richard D. Katcher, Esq.
       Wachtell, Lipton, Rosen & Katz
       51 West 52nd Street
       New York, New York 10019
       Telecopy: 212-403-2222

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    Section 11.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the representations, warranties and agreements set forth in Sections 7.04, 7.05, 11.04 and 11.06.

    Section 11.3. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 11.4. EXPENSES. Except as provided in Section 6.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    Section 11.5. SUCCESSORS AND ASSIGNS; BENEFIT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an assignment to one or more of their affiliates. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the present and former officers and directors of the Company shall have the rights set forth in Section 7.04 hereof.

    Section 11.6. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except that, insofar as the procedures of the Merger that are subject to Delaware Law because the Parent, Merger Co. and the Company are incorporated in Delaware are concerned, the law of the State of Delaware shall apply.

    Section 11.7. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       IBP, INC.

                                                       By:  /s/ ROBERT L. PETERSON
                                                            -----------------------------------------
                                                            Name: Robert L. Peterson
                                                            Title: Chairman & CEO

                                                       IBP, RAWHIDE HOLDINGS CORPORATION

                                                       By:  /s/ ARI BENACERRAF
                                                            -----------------------------------------
                                                            Name: Ari Benacerraf
                                                            Title: President

                                                       RAWHIDE ACQUISITION CORPORATION

                                                       By:  /s/ ARI BENACERRAF
                                                            -----------------------------------------
                                                            Name: Ari Benacerraf
                                                            Title: President

                                                                      APPENDIX B

                                VOTING AGREEMENT

    In consideration of Rawhide Holdings Corporation, a Delaware corporation ("PARENT"), and Rawhide Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("MERGER CO."), entering into on the date hereof an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of the date hereof with IBP, inc., a Delaware corporation (the "COMPANY"), which provides, among other things, that Merger Co., upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "MERGER") and each outstanding share of common stock, $0.05 par value, of the Company (the "COMPANY COMMON STOCK") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, each of the undersigned holders (each, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS") of shares of Company Common Stock agrees with Parent and Merger Co. as follows:

    1. During the period (the "AGREEMENT PERIOD") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date of any substantive amendment to the Merger Agreement (including, without limitation, any amendment that increases the Merger Consideration (as defined in the Merger Agreement)), which has not been approved in writing by the Stockholder and (iii) the date of termination of the Merger Agreement, the Stockholder hereby agrees to vote the shares of Company Common Stock set forth opposite its name in Schedule A hereto (the "SCHEDULE A SECURITIES") to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Parent agrees to notify the Stockholder promptly upon receipt by Parent, Merger Co. or DLJMB (as defined in the Merger Agreement) of any information relating to any Acquisition Proposal (as defined in the Merger Agreement) and to forward immediately to the Stockholder by telecopy any written material delivered to any of them relating to any such Acquisition Proposal.

    2. During the Agreement Period, the Stockholder hereby agrees that it will not vote any of its Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

    3. During the Agreement Period, the Stockholder hereby irrevocably appoints Parent as proxy for and on behalf of such Stockholder to vote (including, without limitation, the taking of action by written consent) such Stockholder's Schedule A Securities, for and in the name, place and stead of such Stockholder for the matters and in the manner contemplated by paragraph 1 above.

    4. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined in the Merger Agreement), (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Person (as defined in the Merger Agreement) that may be considering making, or has made, an Acquisition Proposal or (iii) acquire beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of any shares of the Company Common Stock in addition to those set forth in Schedule A (other than pursuant to or as a result of this Voting Agreement). The Stockholder agrees to promptly notify Parent after receipt of any Acquisition Proposal or any indication from any Person that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request (in each case, to the extent permitted by any confidentiality agreement to which such Stockholder is a party).

    5. The Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any shares of Company Common Stock owned by such Stockholder in connection with the Merger.

    6. The Stockholder hereby represents and warrants to Parent that as of the date hereof:

        (a) The Stockholder (i) owns beneficially all of the shares of Company Common Stock set forth opposite the Stockholder's name in Schedule A hereto, and no other shares of Company Common Stock, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

        (b) This Voting Agreement is the valid and binding agreement of the Stockholder.

        (c) No investment banker, broker or finder is entitled to a commission or fee from the Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

    7. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

    8. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

    9. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

    10. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    11. The Stockholder will, upon request, execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete and effectuate the covenants contained herein.

    12. This Agreement shall terminate upon the termination of the Agreement Period.

    13. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a "TRANSFER") of any Schedule A Securities (whether to an affiliate or otherwise) during the Agreement Period, such Stockholder shall require the transferee of such Schedule A Securities to execute and deliver to Parent, Merger Co. and the Company a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer. Parent, Merger Co. and the Company understand and acknowledge that, subject to the preceding sentence, the Stockholder is free to Transfer any Schedule A Securities at such times and in such manner as it deems appropriate.

    14. All other voting agreements signed with existing shareholders prior to or concurrently herewith are substantially identical to this Agreement.

    15. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that clause 4(iii) of this Agreement shall inure to the benefit of the Company and the Company shall be entitled to enforce such clause to the same extent as if it were a party hereto.

    16. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

    If to Parent or Merger Co., to:

       Thompson Dean
       c/o DLJ Merchant Banking III, Inc.
       277 Park Avenue
       New York, New York 10172
       Telecopy: 212-892-7272

       with a copy to:

       George R. Bason, Jr.
       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Telecopy: 212-450-4800

    If to Booth Creek Partners Limited III, LLLP or Jeffrey J. Joyce, to:

       Booth Creek Partners Limited III, LLLP
       1000 South Frontage Rd., West
       Suite 100
       Vail, Colorado 81657
       Telecopy: 970-476-4030
       Telephone: 970-476-4030

       Jeffrey J. Joyce
       954 New Bedford Court
       Marietta, Georgia 30068
       Telecopy: 770-980-4905
       Telephone: 770-980-4903

       with a copy to:

       Randall Doud
       Skadden, Arps, Slate, Meagher & Flom LLP
       4 Times Square
       New York, New York 10036
       Telecopy: 212-735-2000
       Telephone: 212-735-2524

    If to Archer-Daniels-Midland Company, to:

       David Smith, Esq.
       Archer-Daniels-Midland Company
       4666 Faries Parkway
       P.O. Box 1470
       Decatur, IL 62525
       Telecopy: (217) 424-6196
       Telephone: (217) 424-6183

       with a copy to:

       James E. Nicholson
       Faegre & Benson LLP
       2200 Wells Fargo Center
       90 South Seventh Street
       Minneapolis, MN 55402
       Telecopy: (612) 336-3026
       Telephone: (612) 336-3203

or such other address or telecopy or telephone number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the 1st day of October, 2000.

                                                       RAWHIDE HOLDINGS CORPORATION

                                                       By:  /s/ ARI BENACERRAF
                                                            -----------------------------------------
                                                            Name: Ari Benacerraf
                                                            Title: President

                                                       RAWHIDE ACQUISITION CORPORATION

                                                       By:  /s/ ARI BENACERRAF
                                                            -----------------------------------------
                                                            Name: Ari Benacerraf
                                                            Title: President

                                                       BOOTH CREEK PARTNERS
                                                       LIMITED III, LLLP

                                                       By:  /s/ JEFFREY JOYCE
                                                            -----------------------------------------
                                                            Name: Jeffrey Joyce
                                                            Title: Executive Vice President

                                                       JEFFREY J. JOYCE

                                                       By:  /s/ JEFFREY JOYCE
                                                            -----------------------------------------

                                                       ARCHER-DANIELS-MIDLAND COMPANY

                                                       By:  /s/ D.J. SMITH
                                                            -----------------------------------------
                                                            Name: D.J. Smith
                                                            Title: Vice President, Secretary and
                                                            General Counsel

                                   SCHEDULE A

                                                              SHARES OF COMPANY
STOCKHOLDER                                                     COMMON STOCK
-----------                                                   -----------------
Booth Creek Partners Limited III, LLLP......................      3,644,923
Jeffrey J. Joyce............................................        643,030
Archer-Daniels-Midland Company..............................     12,951,400

                                                                      APPENDIX C

                FAIRNESS OPINION OF J.P. MORGAN SECURITIES INC.

                                              October 1, 2000

Special Committee of the Board of Directors
IBP, Inc.
800 Stevens Port Drive
Dakota Dunes, SD 57049

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of IBP, inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with a subsidiary of Rawhide Holdings Corporation ("Parent"), a Delaware corporation of which all of the outstanding capital stock is owned, by DLJ Merchant Banking Partners III, L.P. (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of October 1, 2000 (the "Agreement"), among the Company, Parent and Rawhide Acquisition Corporation, a subsidiary of Parent ("Acquisition Corp."), Acquisition Corp. shall be merged with and into the Company whereupon the Company will become a wholly owned subsidiary of Parent and the stockholders of the Company immediately prior to the Merger will receive for each share of Common Stock, par value $0.05 per share, of the Company held by them cash consideration equal to $22.25 per share.

    In arriving at our opinion, we have reviewed (i) the Agreement and the Voting Agreement (as defined in the Agreement); (ii) certain publicly available information concerning the business of the Company and of certain other companies in meat processing and branded foods sector and the reported market prices for such other companies' securities; (iii) publicly available terms of certain transactions involving companies in the meat processing and branded foods sector and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1999, and the unaudited financial statements of the Company for the period ended
June 30, 2000; (vi) certain internal financial analyses and forecasts prepared by the Company and its management; and (vii) the terms of other business combinations that we deemed relevant.

    In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

    In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

    We have acted as financial advisor to the Special Committee of the Board of Directors of the Company with respect to the proposed Merger and will receive a fee from the Company. Please be advised that we have no other financial advisory or other relationships with the Company or the Buyer. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

    This letter is provided to the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.

                  /s/ J.P. MORGAN
     -----------------------------------------
By:

                                                                      APPENDIX D

                     SECTION 262 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

SECTION 262--APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96, eff. 7-1-96).

                                [INSERT IBP LOGO]

                                   IBP, INC.

                        SPECIAL MEETING OF STOCKHOLDERS

                          [DAY OF WEEK], [     ], 2000
                            [     ] A.M. [LOCAL TIME]

                                   [LOCATION]


                                    IBP, INC.

[LOGO]                                                                     PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS     2000

I appoint Robert L. Peterson and Sheila B. Hagen, together and separately, as proxies to vote all shares of common stock which I have power to vote at the
special meeting of stockholders to be held on [       ], 2000 at [location], and
at any adjournment thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.

            (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                     ---------------------------
                                                     COMPANY #
                                                     CONTROL #
                                                     ---------------------------

                    THERE ARE THREE WAYS TO VOTE YOUR PROXY


        VOTE BY PHONE                    VOTE VIA INTERNET
        1-800-[        ]                 http://www.[      ]                VOTE BY MAIL

Use any touch-tone telephone to     Use the Internet to vote your     Mark, sign and date your proxy
vote your proxy 24 hours a day,     proxy 24 hours a day, 7 days a    card and return it in the postage-
7 days a week. Have your proxy      week. Have your proxy card in     paid envelope we have provided.
card in hand when you call. You     hand when you access the web
will be prompted to enter your 3-   site. You will be prompted to
digit company number and a 7-digit  enter your 3-digit company number
control number, which are located   and a 7-digit control number,
above, and then follow the simple   which are located above, to create
instructions.                       an electronic ballot.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. The deadline for telephone or Internet voting is noon EDT, [day of week],
[               ], 2000.

      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

--------------------------------------------------------------------------------

                  THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

1.   Approve and adopt the Agreement and Plan       /_/ For    /_/ Against     /_/ Abstain
     of Merger dated October 1, 2000, among IBP,
     Inc., Rawhide Holdings Corporation and
     Rawhide Acquisition Corporation.

2. Transact such other business as may properly come before the special meeting or any adjournment.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEM 1.

Address Change? Mark Box /_/  Dated
                                   ---------------------------------------------

Indicate changes below:

                                   ---------------------------------------------




                                   ---------------------------------------------
                                   Signature(s) of Stockholder(s) in Box

                                   PLEASE SIGN exactly as name appears at left.
                                   Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.